      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 16, 1996


                                                       REGISTRATION NO. 333-3576
- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 4

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                             HARVEYS CASINO RESORTS
             (Exact name of registrant as specified in its charter)

             NEVADA                            7993                      88-0066882
(State or other Jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)     Identification Number)

     HIGHWAY 50 & STATELINE AVENUE, P.O. BOX 128, LAKE TAHOE, NEVADA 89449
                                 (702) 588-2411
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------
                     HARVEYS C.C. MANAGEMENT COMPANY, INC.
             (Exact name of registrant as specified in its charter)

             NEVADA                            7993                      88-0307948
(State or other Jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)     Identification Number)

     HIGHWAY 50 & STATELINE AVENUE, P.O. BOX 128, LAKE TAHOE, NEVADA 89449
                                 (702) 588-2411
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------
              HARVEYS WAGON WHEEL CASINO LIMITED LIABILITY COMPANY
             (Exact name of registrant as specified in its charter)

            COLORADO                           7993                      88-0308321
(State or other Jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)     Identification Number)

     HIGHWAY 50 & STATELINE AVENUE, P.O. BOX 128, LAKE TAHOE, NEVADA 89449
                                 (702) 588-2411
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------
                     HARVEYS IOWA MANAGEMENT COMPANY, INC.
             (Exact name of registrant as specified in its charter)

             NEVADA                            7993                      88-0321071
(State or other Jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)     Identification Number)

     HIGHWAY 50 & STATELINE AVENUE, P.O. BOX 128, LAKE TAHOE, NEVADA 89449
                                 (702) 588-2411
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------
                     HARVEYS L.V. MANAGEMENT COMPANY, INC.
             (Exact name of registrant as specified in its charter)

             NEVADA                            7993                      88-0308319
(State or other Jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)     Identification Number)

     HIGHWAY 50 & STATELINE AVENUE, P.O. BOX 128, LAKE TAHOE, NEVADA 89449
                                 (702) 588-2411
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                               JOHN J. MCLAUGHLIN
          SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER
                         HIGHWAY 50 & STATELINE AVENUE
                                  P.O. BOX 128
                            LAKE TAHOE, NEVADA 89449
                                 (702) 588-2411
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

           IT IS REQUESTED THAT COPIES OF COMMUNICATIONS BE SENT TO:

        Peter P. Wallace, Esq.                     James D. Phyfe, Esq.
   Milbank, Tweed, Hadley & McCloy                Davis Polk & Wardwell
601 South Figueroa Street, 30th Floor              450 Lexington Avenue
    Los Angeles, California 90017                New York, New York 10017
            (213) 892-4000                            (212) 450-4000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this registration statement.
                           --------------------------

    If any of the Securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. / / ________________.

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________.

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                             HARVEYS CASINO RESORTS

                             CROSS REFERENCE SHEET

  PURSUANT TO RULE 404(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, AND ITEM
                            501(B) OF REGULATION S-K

ITEM NO. AND CAPTION IN FORM S-1            CAPTION OR LOCATION IN PROSPECTUS
- - -----------------------------------------  ------------------------------------
 1.  Forepart of the Registration
      Statement and Outside Front Cover
      Page of Prospectus.................  Facing Page of Registration
                                           Statement; Outside Front Cover Page
                                            of Prospectus

 2.  Inside Front and Outside Back Cover
      Pages of Prospectus................  Inside Front and Outside Back Cover
                                           Pages of Prospectus

 3.  Summary Information, Risk Factors
      and Ratio of Earnings to Fixed
      Charges............................  Prospectus Summary; Risk Factors

 4.  Use of Proceeds.....................  Use of Proceeds

 5.  Determination of Offering Price.....  Outside Front Cover Page of
                                           Prospectus; Underwriting

 6.  Dilution............................  Not Applicable

 7.  Selling Security Holders............  Not Applicable

 8.  Plan of Distribution................  Outside Front Cover Page of
                                           Prospectus; Underwriting

 9.  Description of Securities to be
      Registered.........................  Description of the Notes

10.  Interests of Named Experts and
      Counsel............................  Experts; Legal Matters

11.  Information with Respect to the
      Registrant.........................  Prospectus Summary; Business;
                                           Selected Financial Data;
                                            Management's Discussion and
                                            Analysis of Financial Condition and
                                            Results of Operations; Management;
                                            Principal Stockholders; Certain
                                            Transactions

12.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities........................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 16, 1996

PROSPECTUS
            , 1996
                                                                          [LOGO]
                                  $150,000,000

                             HARVEYS CASINO RESORTS

                       % SENIOR SUBORDINATED NOTES DUE 2006

    The % Senior Subordinated Notes Due 2006 (the "Notes") are being issued by Harveys Casino Resorts, a Nevada corporation (the "Company"), and are fully and unconditionally guaranteed (the "Guarantees") jointly and severally by the Company's Restricted Subsidiaries (as defined herein). Interest on the Notes is
payable semiannually on each                  and                  ,  commencing
             , 1996. The Notes will mature on              , 2006. The Notes are
redeemable  at the  option of  the Company,  in whole  or in  part, on  or after
             , 2001, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. Upon a Change of Control (as defined herein), each holder of the Notes will have the right to require the Company to repurchase such holder's Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption. See "Risk Factors" and "Description of the Notes".

    The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt (as defined herein) of the Company. Each Guarantee will be a general unsecured obligation of the guaranteeing Restricted Subsidiary (each a "Guarantor" and collectively the "Guarantors"), subordinated in right of payment to all existing and future Senior Debt of such Guarantor. As of February 29, 1996, on a PRO FORMA basis after giving effect to the Exchange Offer (as defined herein) and the offering of the Notes made hereby and application of the net proceeds therefrom, the Company and its subsidiaries would have had approximately $14.0 million of indebtedness that would have constituted Senior Debt and approximately $28.8 million of trade payables and other accrued liabilities. The indenture pursuant to which the Notes will be issued will permit the Company and its subsidiaries to incur additional indebtedness, including Senior Debt, subject to certain limitations. See "Description of the Notes -- Certain Covenants".

    There has been no public market for the Notes and there can be no assurance that an active market for the Notes will develop.

    SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE NOTES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
   EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION  NOR  HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE  ACCURACY OR ADEQUACY  OF THIS PROSPECTUS.  ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NONE OF THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD,
    THE  IOWA  RACING  AND  GAMING  COMMISSION  OR  THE  COLORADO  GAMING
       COMMISSION HAS PASSED  UPON THE  ACCURACY OR  ADEQUACY OF  THIS
          PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS
                                   UNLAWFUL.

                                                     PRICE          UNDERWRITING        PROCEEDS
                                                     TO THE        DISCOUNTS AND         TO THE
                                                   PUBLIC(1)       COMMISSIONS(2)      COMPANY(3)
Per Note......................................         %                 %                 %
Total.........................................         $                 $                 $

(1)  PLUS ACCRUED  INTEREST, IF  ANY, FROM               ,  1996 TO  THE DATE OF
    DELIVERY.
(2) THE COMPANY AND ITS SUBSIDIARIES HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITING".
(3)  BEFORE  DEDUCTING  EXPENSES  PAYABLE  BY  THE  COMPANY,  ESTIMATED  TO   BE
    $600,000.00.

    The Notes are offered by the Underwriters, subject to prior sale, when as and if delivered to and accepted by the Underwriters and subject to various other conditions, including their right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made in New York, New York, through the facilities of The
Depository Trust Company, on or about             , 1996.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

SALOMON BROTHERS INC                                    BEAR, STEARNS & CO. INC.

[Logo]                      Harveys Casino Resorts

Photograph
of Tahoe                                Harveys
Facility                                Resort Hotel/Casino - Lake Tahoe

Photograph of                           Harveys Wagon Wheel Hotel Casino
Central City                            Central City, CO
Facility

Photograph of                           Harveys Casino - Hotel
Council Bluffs                          Council Bluffs, Iowa
Facility

Photographs of                          Save the Planet
Hard Rock Hotel                         Hard Rock Hotel
                                          Las Vegas
                                        Affiliated property
                                        in which Harveys
                                        holds a 40 percent
                                        equity interest, and
                                        Peter Morton, majority
                                        shareholder, holds a
                                        60 percent equity interest

[Logo]                      Las Vegas, Nevada

Photograph of                           Save the Planet
Hard Rock Hotel                         Hard Rock Hotel
                                        Las Vegas

Map of Las Vegas                        In March 1995, Harveys Casino
area                                    Resorts joined Peter Morton, founder
                                        and chairman of Hard Rock America,
                                        in officially opening the world's first
                                        Hard Rock/Casino. Located on
                                        approximately 16 acres and only 5
                                        minutes from the Las Vegas
                                        International Airport, the 330-room
                                        hotel houses a 28,000-square-foot
                                        casino, featuring more than 800 slot
                                        machines, 30 table games and a sports
                                        and race book.
                                        Overall awareness of the property has
                                        grown steadily since opening in
                                        March 1995 and is gaming significant
                                        momentum.

[Logo]                      Counsel Bluffs, Iowa

                                        Harveys Casino - Hotel
                                        Council Bluffs, Iowa

Photographs of                          Harveys Casino Resorts ushered in
Council Bluffs                          1996 with the much awarded grand
Facility and                            opening of the riverboat casino at
Riverboat Casino                        Harveys Casino/Hotel-the
                                        company's newest business
Map of                                  enterprise. Located directly across
Omaha/Council Bluffs                    the Missouri River from Omaha.
area                                    Nebraska and the 650,000 residents
                                        of the greater Omaha Metropolitan
                                        area. Harveys Casino/Hotel is
                                        poised to become one of the
                                        Midwest's premier gaming
                                        resorts. The opening of the Hotel-
                                        with 231 rooms including 11
                                        suites - and the 21,000 square foot
                                        convention center area is expected
                                        to take place in mid-1996.

[Logo]                      Lake Tahoe, Nevada

                                        Harveys Resort Hotel/Casino
                                        Lake Tahoe

                                        Harveys Resort Hotel/Casino, located
                                        200 miles northeast of San Francisco
Photographs of                          and 100 miles east of Sacramento on
Lake Tahoe Facility                     U.S. Highway 50, is Lake Tahoe's
                                        largest and most modern casino resort.
Map of                                  The resort features 740 rooms-36 of
Lake Tahoe area                         which are luxury suites-eight great
                                        restaurants, and a spacious casino
                                        with more than 2,100 slot machines,
                                        105 table games, the area's largest
                                        poker room, a race and sports book,
                                        and a keno lounge.

                            Central City, Colorado

                                        Harveys Wagon Wheel Hotel Casino
                                        Central City

                                        Harveys Wagon Wheel Hotel/Casino
                                        in Central City, Colorado-35 miles
                                        west of Denver off U.S. Interstate 70
Photographs of                          -takes the atmosphere of an old
Central City Facility                   western mining town and brings it
                                        into the present. Situated on an
Map of                                  approximately one-acre site.
Denver area                             Harveys Wagon Wheel offers the
                                        largest casino in the Colorado
                                        market (40,000 square feet).
                                        Lodging accommodations consist
                                        of 118 rooms, making the Wagon
                                        Wheel Central City's only
                                        "stay and play" destination.


                  More than 50 years of growth and success

                      Photographs of Harveys properties


Harveys Casino Resorts is in the business of owning, operating and developing high quality hotel/casino facilities in markets where it can attain a prominent or niche position. Founded in 1944, Harveys Casino Resorts operates Harveys Resort Hotel/Casino, a Mobil Four Star and AAA Four Diamond full-service resort at Lake Tahoe; Harveys Wagon Wheel Hotel/Casino in Central City, Colorado; Harveys Casino/Hotel in Council Bluffs, Iowa; and in partnership with Peter Morton, founder and chairman of Hard Rock America, the Hard Rock Hotel and Casino in Las Vegas, in which Morton is the majority shareholder.


                                    [Logo]

                             SUMMARY OF PROSPECTUS

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS INTENDED ONLY TO HIGHLIGHT CERTAIN INFORMATION CONTAINED IN THIS PROSPECTUS. IT IS NOT INTENDED TO BE COMPLETE IN ITSELF, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. FOR A DISCUSSION OF CERTAIN RISK FACTORS IN CONNECTION WITH THE OFFERING, SEE "RISK FACTORS".

                                  THE COMPANY

    Harveys Casino Resorts ("Harveys" or the "Company") is an established owner, operator and developer of high-quality hotel/casinos in the state of Nevada and new gaming jurisdictions. The Company owns and operates Harveys Resort Hotel/Casino ("Harveys Resort"), the Lake Tahoe area's largest hotel/casino. Harveys Resort, in operation since 1944, is situated on the south shore of scenic Lake Tahoe on the Nevada/ California state line. The Company owns and operates Harveys Wagon Wheel Hotel/Casino in Central City, Colorado ("Harveys Wagon Wheel"), which opened in December 1994 as the first major hotel/casino serving the greater Denver area. Harveys owns and operates a riverboat casino and is in the process of constructing a hotel/convention center, scheduled to open in mid-1996, in Council Bluffs, Iowa ("Harveys Casino/Hotel") across the Missouri River from Omaha, Nebraska. The Harveys Casino/Hotel riverboat casino opened on January 1, 1996 and is one of only three operators in the Omaha/Council Bluffs gaming market, which also includes one other riverboat casino and a slot machine operator at the local dogtrack. In addition, through a joint venture between Harveys and the Hard Rock Cafe co-founder Peter A. Morton, Harveys owns 40% of and manages the Hard Rock Hotel and Casino in Las Vegas, Nevada (the "Hard Rock Hotel"), which opened in March 1995. For the twelve months ended February 29, 1996, Harveys generated net revenues and earnings before interest, taxes, depreciation and amortization ("EBITDA") of $184.3 million and $38.5 million, respectively. See note 3 of "Summary Financial Data".

                               BUSINESS STRATEGY

    The Company's business strategy is to develop premium hotel/casino facilities in markets in which the Company believes it can establish and maintain a prominent or niche position. Each of Harveys' properties offers casino gaming and a full array of amenities in a friendly atmosphere that caters to middle- and upper-middle income customers. The Company's strategy focuses on five key components: high-quality facilities and superior customer service, strategic locations, a targeted customer base, effective marketing and an emphasis on slot play.

    Harveys' properties are strategically located on highly visible sites or near regional population centers. The Company seeks to attract customers with higher disposable incomes by offering well-appointed rooms, quality food and beverages, and an array of gaming and non-gaming amenities. The Company also has established extensive customer databases and uses sophisticated player-tracking systems to develop and monitor playing habits of its customers. In response to customer preferences at certain of the Company's properties, the Company has changed its mix of games at such properties to increase the number of slot machines. Compared to table games, slot machines are less labor-intensive, require less square footage and generate higher profit margins. The Company monitors payment percentages closely and ensures that its slot machine payouts are competitive. Each of Harveys' properties is aggressively promoted through advertising campaigns tailored to its targeted customer base in each market. The Company promotes each property through various combinations of newspaper and broadcast advertisements, billboards, regular promotions and sweepstakes, as well as point-of-sale material in nearby hotels, restaurants and visitor attractions. As part of its commitment to ensuring a high level of customer satisfaction, Harveys is dedicated to ensuring customer loyalty by providing attentive customer service in a friendly environment.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                 HARVEYS RESORT

    Harveys Resort, the largest hotel/casino in the Lake Tahoe area, is located on approximately 19.8 acres on U.S. Highway 50, the main route through South Lake Tahoe. The hotel/casino, situated on the south shore of Lake Tahoe with a panoramic view of the lake and surrounding mountains, is among Lake Tahoe's most modern facilities. The main structure is an all-glass 17-story tower which was completed in 1991, connected to a 12-story tower which was completely re-built in 1982. Harveys Resort features 740 rooms, 36 of which are luxury suites, and an 88,000 square foot casino containing approximately 2,100 slot machines, 105 table games, a 15-table poker area, a race and sports book and a keno lounge. Other amenities include 23,000 square feet of convention space, 2,967 parking spaces, the 280-seat Emerald Theater and Cabaret, a wedding chapel, restaurants, retail shops, a pool, a health club and a video arcade. Harveys Resort's eight restaurants offer a wide variety of high quality food and consist of a coffee shop, a Mexican restaurant, a seafood and pasta restaurant, a pizzeria, a premier steakhouse, a buffet, a burger emporium and Llewellyn's, Harveys
Resort's award-winning restaurant that features top quality food and a spectacular view of Lake Tahoe. In recognition of the outstanding quality of the facility and its excellent service, Harveys Resort has received both the Mobil Four Star and AAA Four Diamond Awards every year for the last 15 years. Management has allocated a total of $20.0 million for capital improvements to be made to Harveys Resort through 1997 to increase the Company's market share and to position the Company to benefit from the ongoing South Lake Tahoe Redevelopment Project.

    The South Lake Tahoe gaming market generated approximately $320 million in gaming revenues in each of the last three years. The Lake Tahoe area is a unique gaming location because of its natural surroundings and variety of year-round outdoor recreational activities, including skiing, boating, fishing and golfing. The South Lake Tahoe area draws tourists primarily from nearby Reno and Northern California. There are four major casinos in this market to serve the approximately 2 million annual visitors. Existing environmental regulations prevent the addition of new gaming facilities or the expansion of existing hotel/ casinos.

    Management seeks to attract middle- to upper-middle income customers to Harveys Resort by offering well-appointed rooms and a "party" atmosphere for those seeking nightlife and entertainment. The Company has increased its share of gaming revenues in South Lake Tahoe to approximately 27% in 1995 from approximately 24% in 1989 due largely to its effective marketing campaigns. Management believes that by continuing to focus its efforts on the maintenance of customer relationships and the Harveys image, it will increase its share of higher-income customers in the South Lake Tahoe market. In response to the increased popularity of slot machines over the past several years, Harveys Resort has shifted its gaming mix toward slot machines. Harveys Resort now includes a greater percentage of $1 and higher denominated machines to appeal to the higher-income gaming clientele of Harveys Resort, including $5, $25 and $100 slot machines offered within a premium player section. This increase in higher denominated machines increased win per unit at Harveys Resort by approximately 19% between 1988 and 1994.

                              HARVEYS WAGON WHEEL

    Through Harveys Wagon Wheel, which opened in December 1994, the Company established the first major hotel/casino serving the greater Denver area. Harveys Wagon Wheel is located on a highly visible site in Central City, Colorado, a picturesque mountain town approximately 35 miles west of Denver. Unlike most existing gaming facilities in the Central City area, which offer no overnight accommodations, scarce on-site parking and few non-gaming amenities, Harveys Wagon Wheel includes approximately 40,000 square feet of casino space, 850 slot machines (approximately 250 more than are currently offered by any other gaming facility in the area), 18 table games, a nine-table poker area, a 118-room hotel and 195 on-site parking spaces. Other amenities include a 220-seat coffee shop/buffet, a snack bar, an entertainment lounge and a children's arcade. No other casino in Central City/Black Hawk currently offers all of these amenities. In 1995, the Central City/Black Hawk market hosted approximately 3 million visitors and generated gaming revenues of more than $290.7 million, an increase of 18.7% over gaming revenues of $244.9 million in 1994.

    Harveys Wagon Wheel targets middle- to upper-income customers from the greater Denver area who seek a quality gaming experience, convenient parking and overnight accommodations. By offering a facility with overnight accommodations and more amenities than are offered by other casinos in the Central City/ Black Hawk market, Harveys Wagon Wheel has been successfully building a loyal customer base. The

Company attracts customers to Harveys Wagon Wheel by aggressively promoting the facility's hotel rooms, on-site parking, quality dining facilities and varied entertainment activities in a market in which such amenities are a distinct competitive advantage.

    On April 30, 1996, the Company exchanged 382,500 shares of the Company's common stock, par value $.01 per share ("Common Stock"), for (i) 30% of the equity interests of Harveys Wagon Wheel Casino Limited Liability Company ("HWW"), an entity in which the Company held a 70% equity interest prior to the consummation of the acquisition and which owns Harveys Wagon Wheel, (ii) the rights to an approximately $3.0 million priority return from HWW and (iii) an option to acquire an additional 5% of the equity interests of HWW (the "Minority Interest"). Upon consummation of the acquisition, HWW and Harveys Wagon Wheel became wholly-owned by the Company. In addition, on such date the Company exchanged $8.0 million in principal amount of the Company's Subordinated Notes due December 31, 2000 (the "Subordinated Notes") and $6.0 million cash for $11.9 million in aggregate principal amount of HWW 12% Senior Notes due 1997 (the "HWW Notes"), constituting all of the outstanding HWW Notes, and $1.9 million of unpaid interest accrued thereon. A portion of the proceeds of the Offering will be used to redeem the Subordinated Notes.

                              HARVEYS CASINO/HOTEL

    On January 1, 1996, the Company opened, as the first phase of Harveys Casino/Hotel, a 1,700-passenger riverboat casino berthed on the Missouri River directly across from Omaha, Nebraska in Council Bluffs, Iowa. The riverboat casino has more than 23,500 square feet of casino space on two decks and contains 883 slot machines and 51 table games. Land-based amenities at Harveys Casino/Hotel include surface parking for approximately 1,100 cars, and will include a 14-story, 251-room hotel with a 21,000 square foot convention center by mid-1996 and additional surface parking for approximately 500 cars. Harveys Casino/Hotel is within a ten-minute drive from the Omaha/Council Bluffs regional airport and is located directly off of Interstate 29, Interstate 80 and Interstate 480.

    Harveys Casino/Hotel is located on a 60-acre parcel of land which the Company acquired from the City of Council Bluffs. Approximately 20 acres of the site are occupied by a municipal nine-hole golf course, which is leased to the City of Council Bluffs for a nominal fee. This arrangement allows Harveys the option of using this land for future expansion needs. In addition, the Company has acquired an adjacent 44-acre site to accommodate future expansion or support facilities.

    Harveys Casino/Hotel's target market is the approximately 650,000 residents in the greater Omaha metropolitan area and the nearly 3 million adults within a three-hour drive of the facility. In addition, the casino, hotel and convention facilities will be marketed to the estimated 2.5 million visitors and tourists who visit the Omaha metropolitan area annually. Harveys Casino/Hotel markets itself as "The Preferred Place to Play" in the Omaha/Council Bluffs market through the extensive use of television and newspaper advertisement, billboards, regular promotions and sweepstakes as well as point-of-sale materials located in local hotels, restaurants and other visitor attractions. Harveys Casino/Hotel targets frequent, mid-level players from Omaha, Council Bluffs and the surrounding areas. The Company anticipates that the hotel and convention facilities that are currently under construction and are scheduled to open in mid-1996 will attract new players by capturing overnight guests and meeting and small convention business. In addition, by positioning the property as the "Preferred Place to Play", management believes that Harveys Casino/Hotel will attract a large percentage of the gaming revenues generated by the Omaha/Council Bluffs regional population and visitors to the Omaha/Council Bluffs area.

                           HARD ROCK HOTEL AND CASINO

    The Company, through a joint venture with Peter A. Morton, co-founder of the Hard Rock Cafes, developed the Hard Rock Hotel, which opened in March 1995 in Las Vegas, Nevada. The Company owns a 40% equity interest in and manages this unique first-class facility which is modeled after the highly successful Hard Rock Cafe concept and targets younger and higher-income gaming patrons. Under the terms of a management agreement relating to the Hard Rock Hotel, the Company receives a management fee equal to 4% of the adjusted gross revenues derived from the Hard Rock Hotel plus additional incentive compensation of up to 2% of adjusted gross revenues if certain performance targets are achieved by the Hard Rock

Hotel. Located three blocks from the Las Vegas Strip and five minutes from McCarran International Airport, the 339-room hotel and casino houses 28,000 square feet of casino space containing 802 slot machines, 39 table games and a sports and race book.

    The Hard Rock Hotel features the Hard Rock Beach Club offering lush landscaping, whirlpools, luxury cabanas and a sandy beach, and "The Joint", a live music venue with a 1,400-person capacity. Additional amenities include a health club, retail store, and two restaurants, a 24-hour casual dining coffee shop and Mortoni's, an Italian fine dining room, with a view of the Hard Rock Beach Club, offering indoor and garden patio dining. The hotel/casino also provides parking spaces for approximately 1,285 cars.

    The Hard Rock Hotel is located adjacent to the Hard Rock Cafe on approximately 16 acres of land with 1,200 feet of frontage near the intersection of Paradise Road and Harmon Avenue. The site is conveniently located at one of the busiest intersections in Las Vegas and is a short distance from the Las Vegas Convention Center, three non-gaming full service hotels with a combined total of approximately 850 rooms and the New Four Corners, which includes major casinos such as the MGM Grand Casino Hotel and Theme Park. The Hard Rock Hotel hosts special events such as award presentations to rock stars and other celebrities, film premiere parties and fundraising and other charitable activities, as well as frequently-scheduled live entertainment, in order to attract its target customers, who tend to be younger and have higher disposable incomes than the average Las Vegas visitor. The Company believes that the Hard Rock Hotel appeals to higher income patrons because of the Hard Rock theme, upscale hotel facilities and the wide variety of special events designed to maintain the image of the facility in the mind of the Hard Rock Hotel customer base.

                                  THE OFFERING

Notes.........................  $150,000,000  principal amount  of      % Senior
                                Subordinated Notes Due 2006 (the "Notes").
Maturity Date.................  , 2006.
Interest Payment Dates........  and          , commencing          , 1996.
Guarantees....................  The Notes  will  be  fully  and  unconditionally
                                guaranteed   (the   "Guarantees")   jointly  and
                                 severally   by    the   Company's    Restricted
                                 Subsidiaries (as defined herein).
Optional Redemption...........  The  Notes are  redeemable at the  option of the
                                Company, in whole or in part, at any time on  or
                                 after           , 2001 at the redemption prices
                                 set forth herein, plus accrued interest to  the
                                 date  of  redemption. See  "Description  of the
                                 Notes -- Optional Redemption".
Special Redemption............  The Notes are subject to redemption requirements imposed by gaming  laws and  regulations of  the
                                 state  of Nevada. See "Description of the Notes
                                 -- Optional Redemption".
Subordination.................  The Notes are  general unsecured obligations  of the Company, subordinated in right of payment to
                                 all existing and future Senior Debt (as defined
                                 herein)  of the Company. Each Guarantee will be
                                 a   general   unsecured   obligation   of   the
                                 guaranteeing   Restricted  Subsidiary  (each  a
                                 "Guarantor" and collectively the "Guarantors"),
                                 subordinated  in  right   of  payment  to   all
                                 existing   and  future  Senior   Debt  of  such
                                 Guarantor. As of  February 29, 1996,  on a  PRO
                                 FORMA basis after giving effect to the Exchange
                                 Offer and the offering of the Notes made hereby
                                 (the  "Offering")  and application  of  the net
                                 proceeds  therefrom,   the  Company   and   its
                                 subsidiaries   would  have   had  approximately

                                 $14 million  of indebtedness  outstanding  that
                                 would   have   constituted   Senior   Debt  and
                                 approximately $28.8 million  of trade  payables
                                 and accrued liabilities.
Change of Control.............  Upon  a Change  of Control  (as defined herein), each holder of the Notes will have the right  to
                                 require the Company to repurchase such holder's
                                 Notes  at 101% of the principal amount thereof,
                                 plus accrued interest  to the repurchase  date.
                                 The Company's ability to make such a repurchase
                                 may  be limited  by its  financial condition at
                                 the time, covenants in Senior Debt documents or
                                 its inability  to  finance such  a  repurchase.
                                 Such  a  repurchase  may  cause  cross defaults
                                 under existing or future indebtedness and would
                                 make a takeover of  the Company more  expensive
                                 to  a  potential acquirer  and  accordingly may
                                 make such a takeover less likely. In any event,
                                 the Company  must  comply with  all  applicable
                                 laws, including Section 14(e) of the Securities
                                 Exchange Act of 1934, as amended, and the rules
                                 thereunder, in the event that it is required to
                                 offer  to repurchase any Notes upon a Change of
                                 Control. See "Risk Factors" and "Description of
                                 the  Notes  --  Repurchase  at  the  Option  of
                                 Holders".
Certain Covenants.............  The   indenture   governing   the   Notes   (the
                                "Indenture")  contains  certain  covenants  that
                                 impose  limitations on, among other things, (i)
                                 the incurrence  of additional  indebtedness  by
                                 the  Company or  any Restricted  Subsidiary (as
                                 defined herein), (ii) the payment of dividends,
                                 (iii) the repurchase of  capital stock and  the
                                 making of certain other Restricted Payments and
                                 Restricted Investments (each as defined herein)
                                 by  the Company  or any  Restricted Subsidiary,
                                 (iv)  mergers,  consolidations  and  sales   of
                                 assets   by  the  Company   or  any  Restricted
                                 Subsidiary, (v) the  creation or incurrence  of
                                 liens  on  the  assets of  the  Company  or any
                                 Restricted Subsidiary and (vi) transactions  by
                                 the  Company  or any  of its  subsidiaries with
                                 Affiliates   (as    defined   herein).    These
                                 limitations   are  subject   to  a   number  of
                                 important qualifications  and  exceptions.  See
                                 "Description of the Notes".
Use of Proceeds...............  The  net proceeds of  the Offering, estimated to be approximately $144.5 million, will be used by
                                 the Company to  repay (i) approximately  $107.1
                                 million  of  indebtedness  incurred  under  the
                                 Company's reducing  revolving  credit  facility
                                 (the  "Credit Facility"); (ii)  $7.8 million to
                                 redeem the entire $8.0 million principal amount
                                 outstanding of the Subordinated Notes; (iii)  a
                                 $10.0   million   promissory   note  evidencing
                                 indebtedness incurred  by the  Company to  fund
                                 construction  of a  parking garage  adjacent to
                                 Harveys Wagon  Wheel (the  "Promissory  Note");
                                 and   (iv)   approximately  $19.6   million  of
                                 indebtedness incurred to  finance the  purchase
                                 of  the  riverboat  casino  at  Harveys Casino/
                                 Hotel (the "Iowa Loan"). See "Use of Proceeds".

                             SUMMARY FINANCIAL DATA

    The following table sets forth selected summary financial data of the Company for the years ended November 30, 1991 through November 30, 1995 and the three months ended February 28, 1995 and February 29, 1996. The income statement and balance sheet data for the years ended November 30, 1991 through November 30, 1995 are derived from the Company's audited consolidated financial statements for such periods which, except for 1991 and 1992, are included elsewhere in this Prospectus. The Summary Financial Data are not necessarily indicative of the Company's future results of operations or financial condition, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company, including the notes thereto, and the other financial and statistical information appearing elsewhere in this Prospectus. The Summary Financial Data presented below as of and for the three months ended February 28, 1995 and February 29, 1996 are derived from unaudited consolidated financial statements of the Company; however, in the opinion of the Company, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the Company's financial position and result of operations for such periods have been included. Operating results for the three months ended February 28, 1995 and February 29, 1996 are not necessarily indicative of the results that may be expected for future periods, including the entire year ending November 30, 1996. The Summary Financial Data include operating results for Harveys Wagon Wheel from its opening on December 2, 1994, for the Hard Rock Hotel from its opening on March 9, 1995 and for Harveys Casino/Hotel from the opening of the riverboat casino on January 1, 1996.

                                                                                                  THREE MONTHS ENDED
                                                  FISCAL YEARS ENDED NOVEMBER 30,           -------------------------------
                                          ------------------------------------------------   FEBRUARY 28,     FEBRUARY 29,
                                            1991      1992      1993      1994      1995         1995             1996
                                          --------  --------  --------  --------  --------  --------------   --------------
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)              (UNAUDITED)
CONSOLIDATED STATEMENT OF INCOME DATA:
Net revenues............................  $127,517  $132,482  $132,259  $128,286  $173,200       $ 38,337         $ 49,474
Depreciation and amortization...........    11,027    10,786    10,300     9,704    12,333          3,015            3,561
Pre-opening expense.....................     --        --        --        --        2,147          2,147            3,590
Operating income (loss).................    11,247    14,754    12,193    10,382    18,354           (528)             895
Interest expense, net (1)...............    (6,091)   (5,084)   (4,256)   (2,886)   (7,960)        (1,725)          (1,954)
Net income (loss) (2)...................  $  3,197  $  7,612  $  4,809  $  5,138  $  9,345       $ (1,117)        $   (576)
                                          --------  --------  --------  --------  --------  --------------   --------------
                                          --------  --------  --------  --------  --------  --------------   --------------
OTHER OPERATING DATA:
EBITDA (3)..............................  $ 22,274  $ 25,540  $ 24,327  $ 20,458  $ 35,080       $  4,634         $  8,046
Net cash provided by (used in):
  Operating activities..................    18,878    25,656    15,563    14,106    14,270          6,225           10,917
  Investing activities (4)..............    (8,518)  (15,585)  (25,592)  (33,505)  (74,244)       (13,532)         (29,488)
  Financing activities..................    (5,618)   (3,938)     (730)   15,506    63,021         14,393           23,156
Capital expenditures (5)................     8,690    10,034    10,648    35,593    70,709          9,549           29,655

PRO FORMA DATA (6):
Interest expense, net (1).......................................................  $ 12,460            N/A         $  2,720
EBITDA/Interest expense, net (1)................................................       2.8x           N/A              3.0x

                                            AT FEBRUARY 29, 1996
                                          -------------------------
                                           ACTUAL   AS ADJUSTED (7)
                                          --------  ---------------
                                                 (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...............  $ 15,078     $ 15,078
Total assets............................   346,855      352,164
Long-term debt..........................   147,362      161,461
Stockholders' equity....................   131,780      138,680

- - ------------------------------
(1) Net of amounts capitalized and interest income.

(2) For fiscal 1992, net income includes approximately $1.6 million of nonrecurring income items (approximately $1.1 million net of tax).

(3) EBITDA (operating income (loss) plus depreciation and amortization) should not be construed as an indicator of the Company's operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity. The Company has presented EBITDA solely as supplemental disclosure because the Company believes that it enhances the understanding of the financial performance of companies with substantial depreciation and amortization. For fiscal 1993, EBITDA excludes approximately $1.8 million of nonrecurring compensation charges, for fiscal 1995, EBITDA excludes approximately $2.1 million of pre-opening expenses, and for fiscal 1994 and 1995, EBITDA includes approximately $371,000 and $2.2 million, respectively, of life insurance benefits.

(4) Net cash used in investing activities includes amounts expended by the Company for capital expenditures.

(5) Of amounts shown, approximately $3.6 million in fiscal 1991, $2.8 million in fiscal 1992, $6.5 million in fiscal 1993, $4.4 million in fiscal 1994, $4.6 million in fiscal 1995, $1.3 million for the three months ended February 28, 1995 and $0.9 million for the three months ended February 29, 1996 related to recurring capital expenditures for maintenance of the current facilities.

(6) The PRO FORMA data gives effect to (i) the Exchange Offer, (ii) the incurrence of indebtedness under the Iowa Loan, (iii) the incurrence of indebtedness under the Promissory Note and (iv) the Offering and the application of the proceeds therefrom to repay certain indebtedness, in each case as if such transaction had occurred or such indebtedness had been incurred on the first day of the period presented.

(7) Adjusted to give effect to the Exchange Offer and the Offering and the application of the proceeds therefrom to repay certain indebtedness, in each case as if such transaction had occurred as of February 29, 1996.

                                  RISK FACTORS

    THIS  PROSPECTUS CONTAINS  FORWARD-LOOKING STATEMENTS WITHIN  THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED. DISCUSSIONS CONTAINING SUCH FORWARD-LOOKING STATEMENTS MAY BE FOUND IN THE MATERIAL SET FORTH UNDER "PROSPECTUS SUMMARY", "USE OF PROCEEDS", "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- LIQUIDITY AND CAPITAL RESOURCES", "BUSINESS", AND "DESCRIPTION OF NOTES", AS WELL AS WITHIN THE PROSPECTUS GENERALLY. ALSO, DOCUMENTS SUBSEQUENTLY FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION WILL CONTAIN FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS SET FORTH BELOW AND THE MATTERS SET FORTH OR INCORPORATED IN THE PROSPECTUS GENERALLY. THE COMPANY CAUTIONS THE READER, HOWEVER, THAT THIS LIST OF FACTORS MAY NOT BE EXHAUSTIVE, PARTICULARLY WITH RESPECT TO FUTURE FILINGS. THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING THE NOTES OFFERED HEREBY.

LEVERAGE AND DEBT SERVICE

    Upon the closing of the Offering, the Company will have significant interest expense and principal repayment obligations under the Notes and the Company's other indebtedness. Under the terms of the Notes, the Company may continue to incur additional indebtedness. The amount of indebtedness which may be incurred is limited by certain covenants in the Indenture. See "Description of Notes -- Certain Covenants -- Incurrence of Indebtedness". At February 29, 1996, after giving effect to the Offering and the application of the net proceeds therefrom, the Company's PRO FORMA total consolidated long-term debt (excluding current portion) would have been approximately $161.5 million consisting of $8.4 million outstanding under the Company's $150.0 million reducing revolving credit facility, $150.0 million outstanding under the Notes and approximately $3.1 million of other long-term debt. The Credit Facility specifies annual maximum year end principal balances and requires the Company to make periodic principal payments in an amount sufficient to reduce the outstanding principal balance to predetermined maximum principal balances. See "Selected Financial Data -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources". The entire advanced principal balance under the Credit Facility is due and payable on August 16, 2000. See "Selected Financial Data -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 11 to the Company's financial statements contained elsewhere in this Prospectus.

    The Company's ability to service its debt will be dependent on its future performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. Accordingly, no assurance can be given that the Company will maintain a level of operating cash flow that will permit it to service its obligations and to satisfy the financial covenants in its credit agreements. If the Company is unable to generate sufficient cash flow or is unable to refinance or extend its outstanding indebtedness, it will have to adopt one or more alternatives, such as reducing or delaying future expansion and capital expenditures, selling assets, restructuring debt or obtaining additional equity capital. There is no assurance that any of these strategies could be effected on satisfactory terms. The terms and financial covenants contained in certain of the Company's debt instruments restrict the ability of the Company to incur additional indebtedness and may have the effect of limiting the Company's ability to compete effectively in the gaming market by effectively preventing expansion of the Company's facilities or other competitively advantageous capital expenditures. See "Selected Financial Data -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

SUBSIDIARY OPERATIONS; SUBORDINATION

    The Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt. The Notes will be fully and unconditionally guaranteed jointly and severally by the Guarantors. Each Guarantee will be a general unsecured obligation of the applicable Guarantor, subordinated in right of payment to all Senior Debt of such Guarantor. Upon payment or distribution of assets of the Company or a Guarantor upon a total or partial liquidation, dissolution, reorganization or similar proceeding, the holders of Senior Debt will be entitled to receive payment in full before the holders of the Notes and the Guarantees are entitled to receive payment thereon. In addition, if any non-payment default occurs that would permit acceleration of any Guarantor Senior Debt, the holders of such Senior Debt may prohibit the Company or the Guarantors from making any such payment in respect of the Notes or the Guarantees, respectively, for a period of up to 179 days. The Indenture provides that the Company and the Guarantors shall not incur any additional Indebtedness that is both subordinate in right of payment to any Senior Debt and senior in right of payment to the Notes or the Guarantees. Additional Senior Debt may be incurred by the Company from time to time subject to certain restrictions. See "Description of the Notes -- Subordination".

    Further, the subordination provisions of the Indenture will provide that the Company may not pay any principal of, premium for, if any, or interest on, the Notes, or defease, repurchase, redeem or otherwise acquire or retire Notes during the continuance of a payment default with respect to certain Senior Debt (which will include all borrowings under the Credit Facility and, after the repayment of the Credit Facility, any other Senior Debt permitted under the Indenture), other than certain payments in the form of subordinated securities or from a defeasance trust. Upon any liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company, holders of Senior Debt will be entitled to receive payment in full prior to any payment to the holders of the Notes (other than certain payments in the form of subordinated securities or from a defeasance trust). See "Description of the Notes -- Subordination".

ENFORCEABILITY OF THE GUARANTEES; FRAUDULENT CONVEYANCE CONSIDERATIONS

    The Guarantors will guarantee the Company's obligations under the Notes. Initially, the Guarantors will consist of certain subsidiaries of the Company. See "Description of the Notes -- Subsidiary Guarantees". Under applicable provisions of the federal bankruptcy law or comparable provisions of state law, if any Guarantor is insolvent at the time it incurs its Guarantee, such Guarantee could be voided, or claims in respect of such Guarantee could be subordinated to all other debts of such Guarantor. The measures of insolvency will vary depending upon the law applied in any such proceeding. Generally, however, the Guarantors may be considered insolvent if the sum of their debts, including contingent liabilities, is greater than the fair market value of all of their assets at a fair valuation or if the present fair market value of their assets is less than the amount that would be required to pay their probable liability on their existing debts, including contingent liabilities, as they become absolute and mature. See "Description of the Notes -- Subordination".

    The incurrence by the Company or the Guarantors of indebtedness such as the Notes may be subject to review under relevant U.S. federal and state fraudulent conveyance laws if a bankruptcy case or a lawsuit (including in circumstances where bankruptcy is not involved) is commenced by or on behalf of unpaid creditors of the Company or the Guarantors. Under these laws, if a court were to find that, at the time the Notes were issued, either (a) any of the Company or the Guarantors incurred debt represented by the Notes with the intent of hindering, delaying or defrauding creditors or (b) any of the Company or the Guarantors received less than reasonably equivalent value or consideration for incurring the indebtedness represented by the Notes and (i) was insolvent or was rendered insolvent by reason of such transaction, (ii) was engaged in a business or transaction for which the assets remaining with such entity constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court may subordinate the Notes to presently existing and future indebtedness of such entity, void the issuance of the Notes or any Guarantee or direct the repayment of any amounts paid thereunder to such entity, void the issuance of the Notes or any Guarantee or direct the repayment of any amounts paid thereunder to such entity or to a fund for the benefit of such entity's creditors or take other action detrimental to the holders of the Notes.

    The Company believes that it will receive equivalent value at the time the indebtedness represented by the Notes is incurred. In addition, the Company does not believe that it, as a result of the issuance of the Notes, (i) will be insolvent or rendered insolvent under the foregoing standards, (ii) will be engaged in a business or transaction for which its remaining assets constitute unreasonably small capital or (iii) intends to incur, or believes that it will incur, debts beyond its ability to pay such debts as they mature. These beliefs are based on the Company's and the Guarantors' operating history and net worth and management's analysis of internal cash flow projections and estimated values of assets and liabilities of each such entity at the time of the Offering. There can be no assurance, however, that a court passing on these issues would make the same determination.

RISKS RELATING TO A CHANGE OF CONTROL

    In the event of a Change of Control, each holder of the Notes will have the right, at the holder's option, to require the Company to purchase all or a portion of the holder's Notes in accordance with the terms of the Indenture. The Company's ability to pay cash to the holders of the Notes upon any such event, and the ability of the Guarantors to pay pursuant to the terms of the Guarantees upon the failure of the Company to purchase the Notes upon any such event, may be limited by the Company's and Guarantors' respective financial condition at the time of such event or by financial covenants that may be contained in the Senior Debt. The right to require the Company to purchase the Notes or the Guarantors to pay pursuant to the Guarantees upon such failure of the Company to purchase the Notes could create an event of default under the Senior Debt as a result of which any required purchase or payment pursuant to the Notes or the Guarantees, respectively, could, absent a waiver, be blocked by the subordination provision of the Notes and the Guarantees, respectively. See "Description of the Notes -- Repurchase at the Option of Holders".

COMPETITION

    The Company competes for customers primarily on the basis of location, range and pricing of amenities and overall atmosphere. The Company's hotel/casinos compete with numerous gaming operations in their respective markets, many of which have substantially greater name recognition and financial and marketing resources.

    Harveys Resort's principal competitors in South Lake Tahoe are Harrah's Lake Tahoe, Caesars Tahoe and the Horizon Casino Resort. These four major hotel/casinos compete intensely. To a lesser extent, Harveys Resort also competes with hotel/casino operations located in Reno, Las Vegas and Laughlin, Nevada. A substantial number of customers travel to both Reno and Lake Tahoe during their visits; consequently, the Company believes that the success of Harveys Resort is influenced to some degree by the success of the Reno market. While the Company does not believe that there will be a decline in the popularity of either Lake Tahoe or Reno as tourist destination areas or in the success of Lake Tahoe's or Reno's other casinos in the foreseeable future, any such decline could adversely affect the Company's operations.

    Harveys Wagon Wheel competes primarily with the five casinos with the largest number of gaming devices in Central City and Black Hawk, which, together with Harveys Wagon Wheel, currently control more than 43% of all gaming devices in the Central City/Black Hawk area. The Company is currently aware of planned expansion of parking facilities by certain of its competitors in Central City and Black Hawk and planned construction by a competitor of a Black Hawk site that may include casino and hotel facilities. The completion of any such facilities could improve the relative market position of the Company's competitors. The Company is not aware of any pending legislation, regulation or referendums that would legalize gaming closer to Denver, the major population center of Colorado. Any such legislation, regulation or referendum would likely have a material adverse effect on the Company's operation in Central City.

    The Hard Rock Hotel competes with other high-quality Las Vegas resorts and other Las Vegas hotel/ casinos, including those located on the Las Vegas Strip, along the Boulder Highway and in downtown Las Vegas. Currently, there are approximately 22 major gaming properties located on or near the Las Vegas Strip, 20 licensed locations in the downtown area and several located in other areas of Las Vegas. In 1996, it is anticipated that three major new properties will open on or near the Las Vegas Strip and other existing Las Vegas properties will expand. These new or expanded properties will increase the number of hotel and motel rooms in the Las Vegas area by approximately 10,800 rooms, or 12%, to a total of approximately 100,500 rooms. Each of these facilities has a theme and attractions which, together with recently completed improvements to the downtown area, such as the Fremont Street Experience, are expected to draw a significant number of visitors. While the Las Vegas gaming market has historically absorbed the addition of new and expanded gaming properties and these new facilities could have a positive effect on the Hard Rock

Hotel if more visitors are drawn to Las Vegas generally, competition from the casino and hotel facilities, as well as competition from any other major additions, expansions or enhancements of existing properties, could have a material adverse effect on the business of the Hard Rock Hotel.

    Harveys Casino/Hotel competes with one other riverboat casino which opened in Council Bluffs on January 19, 1996, slot machines installed at the dogtrack in the Council Bluffs area and other amusement attractions. As Harveys Casino/Hotel represents the first experience of casino gaming in the Council
Bluffs area, there can be no assurance that the casino can be operated profitably. While the Company is not aware of any pending legislation that would legalize gaming in Nebraska, should casino-style gaming be legalized in Nebraska, and should gaming facilities be opened in Omaha, Nebraska, the Company's Iowa property could be materially, adversely impacted.

    Since the 1980's, legalized gaming opportunities have proliferated throughout the United States. Riverboat, dockside or land-based gaming is currently legal in nine states, full-scale gaming on Indian-owned land is legal in at least 23 states and at least 40 states, including California (from which Harveys Resort draws approximately 75% of its customers) now sponsor lotteries. In addition, California allows other non-casino style gaming, including pari-mutuel wagering, card parlors, bingo and off-track betting. Several California-based Indian tribes have established limited casino gaming on Indian-owned land throughout the state as a result of recent judicial decisions and federal legislation which require all states, including California, to negotiate with Indian tribes regarding certain casino gaming privileges. While the Company believes that the continued spread of legalized gaming may in the future present the Company with additional opportunities for expansion, increased legalized gaming in other states, particularly in areas close to Nevada, such as California, could adversely affect the Company's operations. See "Business -- Competition".

DEPENDENCE ON KEY MARKET

    The Lake Tahoe and Las Vegas gaming markets rely primarily on visitors from California. The Lake Tahoe market also relies on visitors from Oregon and Washington. A loss of gaming customers travelling to Lake Tahoe or Las Vegas for any reason, including increased competition from other gaming markets, could have a material adverse effect on the Company's results of operations. See "Business -- Competition".

SEASONALITY

    The Company's operations in Lake Tahoe, Nevada are highly seasonal. In fiscal 1994 and 1995, 97.6% and 83.5%, respectively, of the Company's operating income was generated in the third and fourth quarters, with the summer months being the strongest period. The winter months, which primarily cover the Company's first quarter, are the slowest period for Harveys Resort. While the Company's EBITDA of approximately $4.6 million and approximately $8.0 million during the first three months of fiscal 1995 and 1996, respectively, was positive, the Company has historically experienced net losses in the first quarter of its fiscal year and may in the future experience net losses for such periods. The Company experienced a net loss of $576,000 in the first quarter of 1996 due primarily to the expenses associated with pre-opening costs relating to the opening of Harveys Casino/Hotel. Severe winter storms, such as those which occurred during the first quarter of fiscal 1993, may result in a significant loss of revenues and EBITDA during the quarters in which they occur. The Company expects that its recently-opened operations in Las Vegas and Council Bluffs may mitigate the effects of seasonal operations of the Company's Lake Tahoe facilities. There has not, however, been sufficient operating history of the Company's facilities in Las Vegas and Council Bluffs to determine whether the Company's operations in such areas will have a mitigating effect. See "Selected Financial Data -- Management's Discussion and Analysis of Financial Condition and Results of Operations".

ENVIRONMENTAL RISKS

    Harveys Wagon Wheel is close to the Central City/Clear Creek Superfund Site (the "Superfund Site") as designated by the Environmental Protection Agency ("EPA") pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"). The Superfund Site includes numerous specifically identified areas of mine tailings and other waste piles from former gold mine operations that are the subject of ongoing investigation and cleanup by the EPA and the State of Colorado. CERCLA requires cleanup of sites from which there has been a release or threatened release of hazardous substances and authorizes the EPA to take any necessary response actions at Superfund sites, including ordering potentially responsible parties ("PRPs") to clean up or contribute to the cleanup of a Superfund site. PRPs are broadly defined under CERCLA, and include past and present owners and operators of a site. Courts have interpreted CERCLA to impose strict, joint and several liability upon all persons liable for response costs.

    In the course of beginning to develop Harveys Wagon Wheel, investigations at the site were conducted in accordance with requirements of the governmental authorities as a prerequisite to obtaining certain necessary development permits. The investigations have been completed and the requisite permits issued. Nonetheless, there is the potential that the EPA or other governmental authorities could broaden their investigations and identify additional areas in close proximity to the Superfund Site, including the Harveys Wagon Wheel site, for cleanup. If the Harveys Wagon Wheel site were included in the EPA's investigation and designated as an additional area within the Superfund Site, the Company may be identified as a PRP and any liability related thereto could have a material adverse effect on the Company.

GAMING REGULATION

    The ownership and operation of casino gaming facilities are subject to extensive state and local regulation. The states of Nevada, Iowa and Colorado and the applicable local authorities require various licenses, findings of suitability, registrations, permits and approvals to be held by the Company and its subsidiaries. The Nevada Gaming Authorities, the Colorado Commission and the Iowa Commission (as such terms are hereinafter defined) may, among other things, limit, condition, suspend or revoke a license to operate in such jurisdictions for any cause deemed reasonable by such licensing authority. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied against the Company, the Company's subsidiaries and the persons involved. The suspension or revocation of any of the Company's licenses or the levy on the Company of substantial fines or forfeiture of assets would have a material adverse effect on the business of the Company.

    To date, the Company has obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for the operation of its currently operating gaming activities. However, gaming licenses and related approvals are deemed to be privileges under Nevada, Iowa and Colorado law, and no assurances can be given that any new licenses, permits and approvals that may be required in the future will be given or that existing ones will not be revoked. In particular, any expansion of the Company's gaming operations into new jurisdictions will require various licenses, findings of suitability, registrations, permits and approvals of the gaming authorities, which approval process can be time consuming and costly and has no assurance of success.

    Certain of the Company's operations are subject to taxes imposed upon gaming operators by state gaming authorities and municipalities. Taxes currently levied on the Company's operations include taxes on gross gaming proceeds in Colorado and Iowa, admission fees for Harveys Casino/Hotel and annual gaming device fees in Colorado. Such taxes and fees are subject to revision from time to time and may cause the Company's operations in such jurisdictions to be unprofitable or may otherwise have a material adverse effect on the Company.

    If a record or beneficial owner of a Note is required by any Gaming Authority (as defined in the Indenture) to be found suitable, such owner will be required to apply for a finding of suitability within 30 days after request of such Gaming Authority. The applicant for a finding of suitability must pay all costs of the investigation for such finding of suitability. If a record or beneficial owner is required to be found suitable and is not found suitable by such Gaming Authority, such owner may be required pursuant to the terms of the Notes or law to dispose of the Notes. See "Business -- Regulatory Matters".

NO MARKET FOR NOTES

    There currently is no public market for the Notes, and there can be no assurance that an active trading market for the Notes will develop or, if such market develops, as to the liquidity or sustainability of such market. Accordingly, there can be no assurance that a holder of the Notes will be able to sell such securities in the future or as to the price at which any sale may occur. It is not anticipated that the Notes will be listed on any securities exchange or quotation system.

NO SINKING FUND

    There will be no sinking fund for the retirement of the Notes. Therefore, the Company will be required to repay the entire principal amount of the Notes
when they mature on          , 2006, unless  the Notes are previously  redeemed.
There can be no assurances that the Company will have available funds or will be able to raise funds for the repayment of the Notes at maturity.

MANAGEMENT OF GROWTH

    Since December 1994, the Company has opened expansion projects in Las Vegas, Nevada, Central City, Colorado and Council Bluffs, Iowa. The Company's recent entry into such new markets will require it to develop new marketing strategies, add and train personnel, continuously evaluate its management structure, expand its management information systems and control its operating expenses. If these actions do not successfully address the Company's increased management needs or the Company otherwise is unable to manage growth effectively, including the Company's ongoing construction and capital improvements programs, the Company's operating results could be materially adversely affected. Moreover, the success of the Company is dependent upon the services of its senior officers, the loss of whose services could have a material adverse effect on the Company and its business.

                                USE OF PROCEEDS

    The net proceeds of the Offering, estimated to be approximately $144.5 million, will be used by the Company to repay (i) approximately $107.1 million of indebtedness incurred under the Credit Facility, which indebtedness bears interest at a floating rate based, at the option of the Company, upon the London Inter-Bank Offering Rate or the prime rate of the lender under the Credit Facility, plus an applicable margin, and matures on August 16, 2000; (ii) $7.8 million to redeem the entire outstanding $8.0 million principal amount of the Subordinated Notes which currently bear interest at a rate of 12% per annum and mature on December 31, 2000; (iii) the $10.0 million obligation evidenced by the Promissory Note, which bears interest at a rate of 12% per annum and matures on February 9, 2000; and (iv) approximately $19.6 million outstanding under the Iowa Loan, which bears interest at a rate of 8.42% per annum and matures on December 31, 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" for further discussion of the terms of certain of the indebtedness to be repaid with the net proceeds of the Offering. Pending use of net proceeds as set forth above, the Company intends to invest such proceeds in short-term, investment-grade, interest-bearing securities.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company at February 29, 1996, PRO FORMA data and as adjusted to reflect the issuance and sale of the Notes by the Company. See "Use of Proceeds".

                                                                        AT FEBRUARY 29, 1996
                                                              -----------------------------------------
                                                                                           PRO FORMA
                                                               ACTUAL   PRO FORMA (1)   AS ADJUSTED (2)
                                                              --------  -------------   ---------------
                                                                       (DOLLARS IN THOUSANDS)
CURRENT PORTION OF LONG-TERM DEBT...........................  $  9,277    $  5,309         $  2,576
                                                              --------  -------------   ---------------
                                                              --------  -------------   ---------------
LONG-TERM DEBT, LESS CURRENT PORTION:
  Credit Facility (3).......................................  $109,500    $115,500         $  8,382
      % Senior Subordinated Notes, due 2006.................     --         --              150,000
  Other long-term debt......................................    37,862      37,728            3,079
                                                              --------  -------------   ---------------
    Total...................................................  $147,362    $153,228         $161,461
TOTAL STOCKHOLDERS' EQUITY..................................  $131,780    $138,680         $138,680
                                                              --------  -------------   ---------------
TOTAL CAPITALIZATION........................................  $279,142    $291,908         $300,141
                                                              --------  -------------   ---------------
                                                              --------  -------------   ---------------

- - ------------------------
(1) Pro forma data gives effect to the Exchange Offer as if such transaction had occurred on February 29, 1996.

(2) Pro forma as adjusted data gives effect to the Exchange Offer and the Offering and the application of the proceeds therefrom to repay certain indebtedness, in each case as if such transaction had occurred on February 29, 1996. See "Use of Proceeds".

(3) For discussion of the Company's $150.0 million Credit Facility see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected financial data of the Company for the years ended November 30, 1991 through November 30, 1995 and for the three months ended February 28, 1995 and February 29, 1996. The income statement and balance sheet data for the years ended November 30, 1991 through November 30, 1995 are derived from the Company's audited consolidated financial statements for such periods, which, except for 1991 and 1992, are included elsewhere in this Prospectus. The Selected Consolidated Financial Data are not necessarily indicative of the Company's future results of operations or financial condition, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements, including the notes thereto, and the other financial and statistical information appearing elsewhere in this Prospectus. The Selected Consolidated Financial Data presented below as of and for the three months ended February 28, 1995 and February 29, 1996 are derived from unaudited consolidated financial statements of the Company; however, in the opinion of the Company, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the Company's financial position and results of operations for such periods have been included. Operating results for the three months ended February 28, 1995 and February 29, 1996 are not necessarily indicative of the results that may be expected for future periods, including the entire year ending November 30, 1996. The Selected Consolidated Financial Data include operating results for Harveys Wagon Wheel from its opening on December 2, 1994, for the Hard Rock Hotel from its opening on March 9, 1995 and for Harveys Casino/Hotel from the opening of the riverboat casino on January 1, 1996. Certain of the figures contained in the table below do not total due to rounding of numbers comprising such figures.

                                                                                                          THREE MONTHS ENDED
                                                       FISCAL YEARS ENDED NOVEMBER 30,                ---------------------------
                                          ----------------------------------------------------------  FEBRUARY 28,   FEBRUARY 29,
                                             1991        1992        1993        1994        1995         1995           1996
                                          ----------  ----------  ----------  ----------  ----------  ------------   ------------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                 (UNAUDITED)
CONSOLIDATED STATEMENT OF INCOME DATA:
Revenues:
  Casino................................  $   85,510  $   89,036  $   87,523  $   83,991  $  121,369   $   26,827     $   36,935
  Lodging...............................      21,621      21,957      22,292      21,870      25,499        5,726          6,065
  Food and beverage.....................      31,358      31,358      31,011      29,768      33,970        7,865          8,428
  Management fees and joint venture.....      --          --          --          --           1,669      --               1,060
  Other.................................       3,514       4,591       5,866       5,599       6,287        1,533          1,541
  Less casino promotional allowances....     (14,486)    (14,460)    (14,433)    (12,943)    (15,594)      (3,615)        (4,556)
                                          ----------  ----------  ----------  ----------  ----------  ------------   ------------
      Net revenues......................     127,517     132,482     132,259     128,286     173,200       38,337         49,474
Costs and expenses:
  Casino................................      45,075      44,648      43,235      40,991      57,380       13,469         19,763
  Lodging...............................       6,333       6,404       6,534       6,737       9,073        2,077          2,289
  Food and beverage.....................      17,202      16,799      17,271      17,408      20,256        4,985          4,346
  Other.................................       1,538       2,290       2,733       2,557       2,844          674            645
  Selling, general and administrative...      35,095      36,801      38,159      40,506      50,814       12,497         14,385
  Depreciation and amortization.........      11,027      10,786      10,300       9,704      12,333        3,015          3,561
  Nonrecurring compensation charges.....      --          --           1,834      --          --          --             --
  Pre-opening expenses..................      --          --          --          --           2,147        2,147          3,590
                                          ----------  ----------  ----------  ----------  ----------  ------------   ------------
      Total costs and expenses..........     116,270     117,728     120,066     117,903     154,846       38,865         48,579
                                          ----------  ----------  ----------  ----------  ----------  ------------   ------------
Operating income (loss).................      11,247      14,754      12,193      10,382      18,354         (528)           895
Interest expense, net (1)...............      (6,091)     (5,084)     (4,256)     (2,886)     (7,960)      (1,725)        (1,954)
Life insurance benefits.................      --          --          --             371       2,246      --             --
Other income (expense), net.............        (106)      1,442        (134)       (230)        606          506            163
                                          ----------  ----------  ----------  ----------  ----------  ------------   ------------
Income (loss) before income taxes.......       5,050      11,112       7,803       7,638      13,245       (1,747)          (896)
Income tax provision....................      (1,853)     (3,500)     (2,994)     (2,500)     (3,900)         630            320
                                          ----------  ----------  ----------  ----------  ----------  ------------   ------------
Net income (loss) (2)...................  $    3,197  $    7,612  $    4,809  $    5,138  $    9,345   $   (1,117)    $     (576)
                                          ----------  ----------  ----------  ----------  ----------  ------------   ------------
                                          ----------  ----------  ----------  ----------  ----------  ------------   ------------
Net income (loss) per share (3).........  $     0.42  $     1.04  $     0.67  $     0.58  $     0.99   $    (0.12)    $    (0.06)
                                          ----------  ----------  ----------  ----------  ----------  ------------   ------------
                                          ----------  ----------  ----------  ----------  ----------  ------------   ------------
Dividends per share (3).................  $   --      $     0.05  $     0.11  $     0.13  $     0.16   $     0.04     $     0.04
                                          ----------  ----------  ----------  ----------  ----------  ------------   ------------
                                          ----------  ----------  ----------  ----------  ----------  ------------   ------------
Weighted average common shares
 outstanding (3)........................   7,612,977   7,340,985   7,181,730   8,885,525   9,456,051    9,360,095      9,483,449
Other Data:
EBITDA (4)..............................  $   22,274  $   25,540  $   24,327  $   20,458  $   35,080   $    4,634     $    8,046
Net cash provided by (used in):
  Operating activities..................      18,878      25,656      15,563      14,106      14,270        6,225         10,917
  Investing activities (5)..............      (8,518)    (15,585)    (25,592)    (33,505)    (74,244)     (13,532)       (29,488)
  Financing activities..................      (5,618)     (3,938)       (730)     15,506      63,021       14,393         23,156
Capital expenditures (6)................       8,690      10,034      10,648      35,593      70,709        9,549         29,655
Ratio of earnings to fixed charges (7)..        1.6x        2.7x        2.3x        1.9x        2.0x          N/A           0.4x

                                                                                           THREE MONTHS ENDED
                                                              FISCAL YEAR ENDED   ------------------------------------
                                                              NOVEMBER 30, 1995   FEBRUARY 28, 1995  FEBRUARY 29, 1996
                                                              -----------------   -----------------  -----------------
                                                                                              (UNAUDITED)
PRO FORMA DATA (8):
  Interest expense, net (1).................................     $   12,460              N/A              $2,720
  EBITDA/Interest expense, net (1)..........................            2.8x             N/A                 3.0x
  Ratio of earnings to fixed charges (7)....................            1.3x             N/A                 0.3x

                                                                                               AT FEBRUARY 29, 1996
                                                          AT NOVEMBER 30,                   --------------------------
                                          ------------------------------------------------                     AS
                                            1991      1992      1993      1994      1995     ACTUAL       ADJUSTED (9)
                                          --------  --------  --------  --------  --------  --------      ------------
                                                                                                   (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents.............  $ 15,964  $ 22,098  $ 11,338  $  7,446  $ 10,493  $ 15,078      $  15,078
  Total assets..........................   182,818   190,785   213,463   238,544   313,244   346,855        352,164
  Long-term debt........................    66,956    66,139    80,203    64,896   126,676   147,362        161,461
  Stockholders' equity..................    81,302    87,270    90,008   123,611   132,301   131,780        138,680

- - ------------------------------
(1) Net of amounts capitalized and interest income.

(2) For fiscal 1992, net income includes approximately $1.6 million of nonrecurring income items (approximately $1.1 million net of tax).

(3) Figures give effect to the 2,385-for-one split of the Common Stock that occurred in connection with the initial public offering in February 1994 and the grant of 196,633 shares under certain of the Company's benefit plans.

(4) EBITDA (operating income (loss) plus depreciation and amortization) should not be construed as an indicator of the Company's operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity. The Company has presented EBITDA solely as supplemental disclosure because the Company believes that it enhances the understanding of the financial performance of companies with substantial depreciation and amortization. For fiscal 1993, EBITDA excludes approximately $1.8 million of nonrecurring compensation charges, for fiscal 1995, EBITDA excludes approximately $2.1 million of pre-opening expenses, and for fiscal 1994 and 1995, EBITDA includes approximately $371,000 and $2.2 million, respectively, of life insurance benefits.

(5) Net cash used in investing activities includes amounts expended by the Company for capital expenditures.

(6) Of amounts shown, approximately $3.6 million in fiscal 1991, $2.8 million in fiscal 1992, $6.5 million in fiscal 1993, $4.4 million in fiscal 1994, $4.6 million for fiscal 1995, $1.3 million for the three months ended February 28, 1995 and $0.9 million for the three months ended February 29, 1996 related to recurring capital expenditures for maintenance of the current facilities.

(7) The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and minority interest plus fixed charges (excluding capitalized interest) by fixed charges. Fixed charges consist of interest and other finance expenses, the estimated interest component of rentals and capitalized interest. For the quarter ended February 29, 1996, earnings were inadequate to cover fixed charges by a coverage deficiency of approximately $2.1 million, which earnings reflect $3.6 million in pre-opening expenses incurred in the first quarter of 1996.

(8) The PRO FORMA data gives effect to (i) the Exchange Offer, (ii) the incurrence of indebtedness under the Iowa Loan, (iii) the incurrence of indebtedness under the Promissory Note and (iv) the Offering and the application of the net proceeds therefrom to repay certain indebtedness, in each case as if such transaction had occurred or such indebtedness had been incurred on the first day of the period presented.

(9) Adjusted to give effect to the Exchange Offer and the Offering and the application of the net proceeds therefrom to repay certain indebtedness, in each case as if such transaction has occurred as of February 29, 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Prior to fiscal 1995 the Company's operations were substantially limited to those of Harveys Resort on the south shore of Lake Tahoe, Nevada. During fiscal 1993, the Company began investing in expansion projects designed to expand the Company's operations into new and diverse markets. On December 2, 1994, the first of the expansion projects, Harveys Wagon Wheel opened in Central City, Colorado. On March 9, 1995, the Hard Rock Hotel opened in Las Vegas, Nevada and on January 1, 1996 the riverboat casino portion of Harveys Casino Hotel in Council Bluffs, Iowa opened for business.

    On April 30, 1996, the Company acquired the Minority Interests and Harveys Wagon Wheel and HWW became wholly-owned by the Company. The operations of Harveys Wagon Wheel are managed by Harveys C.C. Management Company, Inc. ("HCCMC"), a wholly-owned subsidiary of the Company, and HCCMC receives a fee for management services provided by HCCMC. The accounts of HWW are consolidated with those of the Company. All significant intercompany transactions and accounts are eliminated in consolidation, including the elimination of the management fee.

    The Hard Rock Hotel is owned by Hard Rock Hotel, Inc., a Nevada Corporation ("HRHC"), of which the Company, through its wholly owned subsidiary, Harveys L.V. Management Company, Inc., a Nevada corporation ("HLVMC"), owns 40% of the equity interest. HLVMC manages the operations of the Hard Rock Hotel pursuant to a management agreement between the Company and HRHC (the "HRHC Management Agreement") and receives management fees that are included in the Company's consolidated revenues. The investment in HRHC is accounted for on the equity method.

    Harveys Casino/Hotel project is wholly-owned and, since its opening in 1996, operated by the Company's wholly-owned subsidiary, Harveys Iowa Management Company, Inc., a Nevada corporation ("HIMC"). The accounts of HIMC are consolidated with those of the Company. All significant intercompany transactions and accounts are eliminated in consolidation.

    The changes in the operating results for the first quarter of fiscal 1996 as compared to the first quarter of fiscal 1995 and for fiscal 1995 as compared to fiscal 1994 were primarily the result of the opening of the Company's expansion projects in fiscal 1996 and fiscal 1995. The changes in the Company's financial condition, liquidity, and capital resources, as discussed below, were primarily attributable to the Company's expansion efforts.

RESULTS OF OPERATIONS

                                                                                                THREE MONTHS ENDED
                                                                YEARS ENDED NOVEMBER 30,    ---------------------------
                                                              ----------------------------  FEBRUARY 28,   FEBRUARY 29,
                                                                1993      1994      1995        1995           1996
                                                              --------  --------  --------  ------------   ------------
                                                                               (DOLLARS IN THOUSANDS)
NET REVENUES:
  Harveys Resort............................................  $132,259  $128,286  $130,616    $28,117        $27,858
  Harveys Wagon Wheel.......................................     --        --       40,911     10,220          9,684
  Harveys Casino/Hotel(1)...................................     --        --        --        --             10,872
  Harveys Las Vegas Management Company(2)...................     --        --        1,669     --              1,060
  Corporate and Development(3)..............................     --        --            5     --             --
                                                              --------  --------  --------  ------------   ------------
      Total Net Revenues....................................  $132,259  $128,286  $173,200    $38,337        $49,474
OPERATING INCOME (LOSS):
  Harveys Resort(3).........................................  $ 16,320  $ 18,570  $ 21,575    $ 1,902        $ 2,386
  Harveys Wagon Wheel(4)....................................       (12)     (156)    5,031        (51)         1,303
  Harveys Casino/Hotel(1)...................................     --        --        --        --             (1,232)
  Harveys Las Vegas Management Company(2)...................     --        --        1,469     --              1,003
  Corporate and Development(3)(5)...........................    (4,115)   (8,032)   (9,721)    (2,379)        (2,565)
                                                              --------  --------  --------  ------------   ------------
      Total Operating Income                                  $ 12,193  $ 10,382  $ 18,354    $  (528)       $   895
EBITDA (6):
  Harveys Resort............................................  $ 26,615  $ 28,616  $ 30,886    $ 4,137        $ 4,605
  Harveys Wagon Wheel.......................................        (5)     (126)   10,305      2,877          2,074
  Harveys Casino/Hotel(1)...................................     --        --        --        --              2,874
  Harveys Las Vegas Management Company......................     --        --        1,635     --              1,058
  Corporate and Development(3)..............................    (2,283)   (8,032)   (7,746)    (2,379)        (2,565)
                                                              --------  --------  --------  ------------   ------------
      Total EBITDA..........................................  $ 24,327  $ 20,458  $ 35,080    $ 4,634        $ 8,046

- - ------------------------
(1) The riverboat casino portion of Harveys Casino/Hotel commenced casino operations on January 1, 1996, one month into the first quarter of 1996. The operating loss for the three months ended February 29, 1996 includes approximately $3.6 million of pre-opening expenses.

(2) Net revenues and operating income for HLVMC, the wholly-owned subsidiary of the Company that provides management services to the Hard Rock Hotel, consist of fees earned by such entity pursuant to the terms of the HRHC Management Agreement and the 40% equity interest in the income or loss of the Hard Rock Hotel.

(3) Harveys Resort is a revenue-generating asset owned by the Company. The operating results relative to corporate and development expenses have been excluded from those of Harveys Resort and presented under "Corporate and Development" in the table above. The Company believes the above presentation may be useful to potential investors in evaluating the financial performance of Harveys Resort.

(4) For fiscal 1995 and for the three months ended February 28, 1995, includes approximately $2.1 million of pre-opening expenses.

(5) For fiscal 1993, includes approximately $1.8 million of nonrecurring compensation charges.

(6) EBITDA (operating income plus depreciation and amortization) should not be construed as an indicator of the Company's operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity. The Company has presented EBITDA solely as supplemental disclosure because the Company believes that it enhances the understanding of the financial performance of companies with substantial depreciation and amortization. For fiscal 1993, EBITDA for Corporate and

    Development excludes approximately $1.8 million of nonrecurring compensation charges. For fiscal 1994 and 1995, Harveys Resort's EBITDA includes approximately $371,000 and $271,000, respectively, of life insurance benefits. For fiscal 1995 and for the three months ended February 28, 1995, Harveys Wagon Wheel's EBITDA excludes approximately $2.1 million of pre-opening expenses. For fiscal 1995, EBITDA for Corporate and Development includes approximately $2.0 million of life insurance benefits. For the three months ended February 29, 1996, Harveys Casino/Hotel's EBITDA excludes approximately $3.6 million of pre-opening expenses.

    Certain of the figures contained in the table above do not total due to rounding of numbers comprising such figures.

THREE MONTHS ENDED FEBRUARY 29, 1996 COMPARED TO THREE MONTHS ENDED FEBRUARY 28, 1995

    The Company's consolidated net revenues for the first quarter of fiscal 1996 amounted to approximately $49.5 million, a record for the Company's first quarter and an increase of $11.1 million or 29.1% over net revenues recorded in the first quarter of fiscal 1995. The increase was attributable to the $10.9 million of net revenues produced in the first two months of operations of the riverboat casino portion of Harveys Casino/Hotel. Net revenues generated during the current year's first quarter at Harveys Resort remained constant with net revenues from that property for the prior year's first quarter. Harveys Wagon Wheel experienced a 5.2% decline in net revenues during the first quarter of 1996 as compared to net revenues generated at the Central City, Colorado property's inaugural first quarter of operations in fiscal 1995. The Hard Rock Hotel, which had not opened as of the end of the first quarter in fiscal 1995, contributed nearly $1.1 million to the Company's net revenues in the first quarter of fiscal 1996 by way of management fees and the Company's equity in the income of the joint venture.

    Fiscal 1996 first quarter casino revenues, enhanced by the operations of the riverboat casino portion of Harveys Casino/Hotel, amounted to approximately $36.9 million, an increase of $10.1 million over the prior year's comparable quarter. The initial two months of gaming activity at Harveys Casino/Hotel produced approximately $10.5 million of casino revenue, accounting for all of the quarter-over-quarter increase. Casino costs and expenses also increased for the comparable quarterly periods, up $6.3 million to $19.8 million for the current year's period. Harveys Casino/Hotel accounted for $4.7 million of the increase while Harveys Resort and Harveys Wagon Wheel accounted for approximately $716,000 and $818,000 of the increase, respectively, due to increases in casino complimentaries and promotions at both properties.

    Lodging revenues for the fiscal 1996 first quarter increased by approximately $339,000 over the prior year's first quarter to $6.1 million due primarily to increases in the occupancy rate at both Harveys Resort and Harveys Wagon Wheel. The hotel portion of Harveys Casino/Hotel was under construction at quarter-end and, consequently, provided none of the lodging revenues. However, included in lodging costs and expenses for the current year quarter were certain hotel department expenses associated with the land-based facilities at Harveys Casino/Hotel. Excluding those costs and expenses, lodging profit margins also improved for the quarter-to-quarter comparison with improvements recognized at both Harveys Resort and Harveys Wagon Wheel.

    Food and  beverage revenues  for  the fiscal  1996 first  quarter  increased
$563,000 over the prior fiscal year's first quarter to $8.4 million. The beverage and limited food service aboard the Harveys Casino/Hotel riverboat casino provided $536,000 of the increase. Expanded food and beverage offerings will be available at the Council Bluffs land-based facilities when completed in mid-1996. Food and beverage costs declined by $639,000, or 12.8%, in the quarter-to-quarter comparison, due to improvements in cost-of-sales and labor costs at both Harveys Resort and Harveys Wagon Wheel.

    Other revenues for the fiscal 1996 first quarter remained flat compared to those from the prior fiscal year's first quarter. The contribution from the Company's management fees and 40% equity interest in the Hard Rock Hotel amounted to approximately $1.1 million. The Hard Rock Hotel was not open during the first quarter of fiscal 1995.

    Selling, general and administrative expenses increased by approximately $1.9 million, or 15.1%, to $14.4 million for the current fiscal year first quarter. The first two months of operations of the riverboat portion of

Harveys Casino/Hotel resulted in approximately $2.9 million of such expenses, excluding the recognition of pre-opening expenses. Harveys Resort recognized a decrease in overall selling, general and administrative expenses of approximately $1.0 million in the first quarter of fiscal 1996 compared to the prior year's first quarter, while these expenses remained constant at Harveys Wagon Wheel. Depreciation and amortization expenses increased by $546,000. Nearly all of the increase in depreciation and amortization was associated with the opening and operation of the riverboat portion of Harveys Casino/Hotel beginning in January 1996. Net interest expense increased by $229,000, or 13.3%, to approximately $2.0 million for the first quarter of fiscal 1996. The increase in interest expense was recognized as a result of the financing of Harveys Casino/ Hotel.

    With the opening of the riverboat casino facilities of Harveys Casino/Hotel in the first quarter of fiscal 1996, the Company recognized approximately $3.6 million of pre-opening expenses. In the first quarter of the prior fiscal year the Company opened Harveys Wagon Wheel and recognized approximately $2.1 million of pre-opening expenses. Such expenses had previously been incurred in connection with the development of Harveys Wagon Wheel and Harveys Casino/Hotel and deferred until such properties commenced operations.

    The net loss for the fiscal 1996 first quarter amounted to $576,000 compared to a loss of $1.1 million for the prior year's first quarter. Excluding pre-opening expenses (net of taxes) from both periods, the Company would have generated net income of $1.7 million for the current fiscal year's first quarter (a record first quarter for the Company) and a net loss of $156,000 for the prior fiscal year's first quarter.

FISCAL YEAR ENDED NOVEMBER 30, 1995 COMPARED TO FISCAL YEAR ENDED NOVEMBER 30, 1994

    The Company's net revenues for fiscal 1995 were $173.2 million, an increase of $44.9 million or 35.0% from the $128.3 million recorded in fiscal 1994. Of the increase, $40.9 million, or 91.1% of the total increase, was attributable to the first year of operations of Harveys Wagon Wheel, which opened in Central City, Colorado on December 2, 1994. Approximately $1.7 million of the revenue increase was attributable to management fees earned for the management of the Hard Rock Hotel, net of the Company's $0.7 million share of the loss incurred by the Hard Rock Hotel in fiscal 1995. The Hard Rock Hotel opened in Las Vegas on March 9, 1995. The balance of the increase in revenues was provided by Harveys Resort.

    CASINO. Fiscal 1995 casino revenues increased $37.4 million, up 44.5% from fiscal 1994 casino revenues of $84.0 million, to $121.4 million. The first year operations of Harveys Wagon Wheel provided $35.6 million of the increase. Harveys Resort accounted for $85.8 million, or 70.7% of consolidated casino revenues. The contribution from the Company's casino operations in this mature Nevada market improved by $1.8 million, or 2.1%, over the prior year. Casino costs and expenses increased with the opening of Harveys Wagon Wheel. While Harveys Wagon Wheel accounted for 95.3% of the casino revenue growth, it also accounted for 94.6% of the growth in casino costs and expenses, up from $41.0 million in fiscal 1994 to $57.4 million in fiscal 1995.

    LODGING. Lodging revenues of $25.5 million for fiscal 1995 were up $3.6 million, 16.6%, from fiscal 1994. Revenues from the 118-room Harveys Wagon Wheel hotel operation provided nearly $2.5 million of the increase with an occupancy rate of 82.0%. The 740-room hotel at the Lake Tahoe facility provided the balance of the lodging revenue increase due to an increase in occupancy from 71.8% in fiscal 1994 to 76.9% in fiscal 1995. Total lodging costs and expenses increased at a higher rate than lodging revenue growth. Harveys Resort operates at a greater economy of scale than the 118-room Harveys Wagon Wheel and commands a higher average daily rate while spreading necessary costs over a more extensive room base. In addition, the unique parking situation at Harveys Wagon Wheel (100% on-site valet parking) requires a proportionately larger hotel valet parking staff. All of these factors contributed to a decline in lodging profits as a percentage of lodging revenues, from 69.2% in fiscal 1994 to 64.4% in fiscal 1995.

    FOOD AND BEVERAGE. Food and beverage revenues improved by 14.1%, up $4.2 million to $34.0 million. Just over $3.9 million of the increase was provided by Harveys Wagon Wheel. Harveys Resort was basically flat in the number of meals served but did recognize a slight increase in the average guest check to account for the balance of the revenue increase. Food and beverage profit margins declined slightly due to lower pricing and attendant higher cost of goods sold percentage experienced at Harveys Wagon Wheel.

    OTHER REVENUES. Other revenues amounted to $6.3 million in fiscal 1995. Other revenues in fiscal 1994, solely attributable to Harveys Resort, amounted to $5.6 million. Other expenses remained relatively flat in absolute dollars, up just $287,000.

    SG&A, DEPRECIATION AND AMORTIZATION, NET INTEREST EXPENSE. Consolidated selling, general and administrative expenses increased 25.4%, up $10.3 million to $50.8 million for fiscal 1995. Approximately $9.6 million of the increase was attributable to Harveys Wagon Wheel. The remaining increase of $728,000 represented a 1.8% increase over comparable expenses in fiscal 1994. Depreciation and amortization increased $2.6 million from fiscal 1994 to fiscal 1995. The 1995 changes associated with Harveys Wagon Wheel amounted to $3.1 million. All other operations recorded a decrease of nearly $498,000 as a result of the value of fully depreciated and retired assets in fiscal 1995 exceeding the value of depreciable assets acquired. Interest expense, net of interest capitalized, increased $5.3 million, or 150% from fiscal 1994 to fiscal 1995. This increase was attributable to Harveys Wagon Wheel financing, including equipment financing, higher consolidated debt levels and higher interest rates. In fiscal 1994, $1.9 million of interest was capitalized, primarily in conjunction with the construction of Harveys Wagon Wheel. In fiscal 1995, $1.1 million was capitalized in conjunction with the construction of Harveys Casino/Hotel.

    PRE-OPENING EXPENSES. As a result of the opening of Harveys Wagon Wheel in fiscal 1995, the Company recognized $2.1 million of pre-opening expenses. These charges had previously been incurred in connection with the development of that property and deferred until the facility opened. Additionally, included in management fees and joint venture revenue is the Company's equity interest in the net results of the Hard Rock Hotel's partial year of operations including the Company's net share of approximately $4.5 million in pre-opening expenses. In fiscal 1996, the Company will recognize pre-opening expenses in connection with the opening of Harveys Casino/Hotel. Approximately $2.1 million of such costs have been deferred through fiscal 1995 year end.

    LIFE INSURANCE BENEFITS. The Company maintains life insurance policies on key employees and had owned a life insurance policy on the life of Beverlee A. Ledbetter, who, until her death in September of 1995, was the holder of the largest block of the Company's common stock. In fiscal 1994, the Company recognized approximately $371,000 in proceeds from one of the key employee policies and, in fiscal 1995, recognized an additional $271,000 from another such policy. Upon Beverlee A. Ledbetter's death in fiscal 1995, the Company recognized approximately $2.0 million in life insurance benefits.

    INCOME  TAX  PROVISION.    The  income tax  provision  for  fiscal  1995 was
favorably affected by the non-taxable life insurance benefits.

    As a result of the above, net income for fiscal 1995 improved to $9.3 million from $5.1 million in fiscal 1994.

FISCAL YEAR ENDED NOVEMBER 30, 1994 COMPARED TO FISCAL YEAR ENDED NOVEMBER 30, 1993

    The Company's net revenues for fiscal 1994 were $128.3 million, down $4.0 million or 3.0% from fiscal 1993. A substantial portion of the revenue decline, $3.0 million, or 74.9% of the total, was experienced in the fourth quarter. Through the first three quarters of fiscal 1994, net revenues trailed those of fiscal 1993 by $1.0 million, or 1%, primarily due to adverse weather experienced in the second quarter of fiscal 1994 and the impact of new or expanded competition from the Las Vegas market. The decrease in net revenues was predominantly attributable to a decline in casino revenue.

    CASINO. Casino revenues of $84.0 million decreased $3.5 million, or 4.0%, from casino revenues in fiscal 1993. The shortfall represented 88.9% of the Company's net revenue decline. During the first nine months of fiscal 1994, casino revenues varied unfavorably from the prior year period by $0.8 million. This small decline was attributable to management's decision to reduce its emphasis on the higher wagering, but more expensive, represented players, and the effects of an aggressive Las Vegas marketing campaign in the

Company's major feeder markets promoting the new megaresorts in Las Vegas. A significant decline in casino volume for the fourth quarter, coupled with a lower hold percentage, was responsible for $2.7 million of the decrease in casino revenues. The fourth quarter decline in casino revenues was due to the continuation of the shift away from represented players and the result of early and severe winter weather in the month of November. The inclement weather resulted in 11 days of road controls or closures restricting access to the Lake Tahoe market compared to three days of road controls in November 1993. The weather had a particularly negative effect on the Thanksgiving week business. Casino costs and expenses of $41.0 million for fiscal 1994 were 5.2% lower than the previous year. Lower casino expenses were a direct result of management's cost containment measures in reaction to lower casino volume and revenue, and management's decision to concentrate on a quality, mid-level player. Costs associated with providing promotional complimentaries are absorbed by the casino. By way of the Company's 10.3% year-to-year decrease in promotional allowances, cost of such complimentaries had a smaller impact on casino expenses than the previous year.

    LODGING. Lodging revenues of $21.9 million decreased 1.9% in fiscal 1994 from fiscal 1993, partially due to a 6.9% decrease in complimentary lodging revenue. The remaining shortfall was a result of a 6.0% decrease in occupied room nights, somewhat offset by a 4.1% increase in average room rate. Lodging expenses of $6.7 million increased 3.1% over the prior year. As a result of efforts to better control complimentaries, a decreased amount of hotel operating expenses were absorbed by the casino.

    FOOD AND BEVERAGE. Food and beverage revenues of $29.8 million for fiscal 1994 declined 4.0% in comparison to fiscal 1993. Meals served decreased in the year-to-year comparison by 12.4%, but the revenue impact was lessened by a 7.5% increase in the average check amount. A primary factor in the revenue reduction was management's decision to discontinue the free buffet breakfast program for each hotel guest. Food and beverage expenses remained relatively flat compared to fiscal 1993, despite the decline in transferred complimentary costs normally absorbed by the casino.

    OTHER.   Other  revenues amounted  to $5.6  million in  fiscal 1994,  a 4.6%
decrease from fiscal 1993. The decline was due, in part, to lower gift shop revenues. Other expenses were 6.4% lower in the year-to-year comparison.

    SG&A, DEPRECIATION AND AMORTIZATION, NET INTEREST EXPENSE. The Company's selling, general and administrative expenses increased $2.3 million, or 6.2% in fiscal 1994 compared to fiscal 1993. The increase was attributable to additional costs and expenses associated with changes in the vesting and benefits of supplemental executive retirement plans, which will have a continuing effect, and the increase in the cost of directors and officers liability insurance as a result of the Company becoming publicly traded. Depreciation and amortization decreased 5.8% in fiscal 1994, and was a result of the value of assets reaching full depreciation and retirement exceeding the value of depreciable assets acquired. Additional construction in progress, associated with Harveys Wagon Wheel, became depreciable upon that property's opening, in December 1994. Net interest expense decreased 21.8% in fiscal 1994 from fiscal 1993, despite increased interest rates in 1994. The reduction was attributable to a temporary pay down of the Company's revolving term loan with initial public offering proceeds, and the capitalization of interest associated with the construction of Harveys Wagon Wheel.

    NONRECURRING COMPENSATION CHARGES. In fiscal 1993, the Company recognized nonrecurring charges to operating income related to one-time payments of $650,000 each to the Company's Chairman of the Board and Vice Chairman of the Board in connection with renegotiation of their employment contracts. In addition, in connection with the resignation of a former officer and director and termination of her employment contract, the Company paid her $218,500. In 1993, the Company also recognized approximately $315,000 of compensation expense in connection with a one-time grant of Common Stock to employees who have been employed by the Company for at least one year. These one-time compensation charges had the effect of reducing operating income for fiscal 1993 by $1.8 million.

    SUBSIDIARIES AND AFFILIATES. The Company recognized a $207,000 loss in connection with joint ventures. The loss is primarily attributable to the Company's investment in the Hard Rock Hotel. The loss was due to abandonment of design fees in connection with the design, development and construction of the Hard Rock Hotel.

    INCOME  TAX  PROVISION.    The  income tax  provision  for  fiscal  1994 was
favorably  affected  by  nontaxable  proceeds   from  life  insurance  and   the
utilization of tax credits.

    As a result of the above, net income of $5.1 million in fiscal 1994 improved 6.8% compared to fiscal 1993.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's primary sources of liquidity and capital resources to date have been cash flow from operations, borrowings under the various credit arrangements, and, in fiscal 1994, the net proceeds of approximately $27.8 million from the Company's initial public offering.

    At February 29, 1996, the Company had $15.1 million of cash and cash equivalents and $38.3 million available under the Credit Facility. Cash flow from operations for the first quarter of fiscal 1996 was $10.9 million, compared to $6.2 for the first quarter of fiscal 1995, and for fiscal 1995 was $14.3 million.

    During the first quarter of fiscal 1996, the Company continued to fund the development and construction of the Council Bluffs project with cash expenditures of $28.2 million. Additionally, the Company made cash payments for dividends of approximately $376,000 during the quarter and incurred additional cash expenditures of approximately $1.3 million in connection with capital improvements at Harveys Resort.

    During fiscal 1995, the Company's principal uses of funds were (i) advances and investments of approximately $49.6 million to fund the development and construction of Harveys Casino/Hotel, (ii) investing an additional $4.0 million in the Hard Rock Hotel, (iii) advances of an additional $7.3 million to complete the funding for the construction of Harveys Wagon Wheel, (iv) dividend payments of $1.5 million and (v) pursuing additional expansion opportunities.

    During fiscal 1994, the Company's principal uses of funds were (i) advancing $23.5 million to fund the development and construction of Harveys Wagon Wheel,
(ii) net pay down on long term debt of $11.3 million, (iii) dividend payments of $1.4 million, (iv) investing an additional $806,000 in the Hard Rock Hotel, (v) expanding and renovating the Lake Tahoe facility and (vi) pursuing additional expansion opportunities.

    During fiscal 1993, the Company's principal uses of funds were (i) investing $10.0 million in cash as equity in the Hard Rock Hotel, (ii) purchasing for $5.4 million a mortgage note with a face value of $5.8 million in connection with Harveys Wagon Wheel, (iii) contributing $4.0 million in cash as equity in Harveys Wagon Wheel, (iv) expanding and renovating Harveys Resort and (v) pursuing additional expansion opportunities through the purchase of certain parcels of land.

    The Company expects that its primary capital needs for the remainder of fiscal 1996 and the first quarter of fiscal 1997 will include (i) approximately $20.0 million for the completion of construction and opening of the hotel and convention center portion of Harveys Casino/Hotel, (ii) approximately $7.4 million for capital improvements and replacements at Harveys Resort to increase market share and to position the Company to benefit from ongoing regional redevelopment activity in the South Lake Tahoe market, (iii) construction of a parking garage adjacent to Harveys Wagon Wheel and (iv) recurring capital expenditures for maintenance of the Company's current facilities.

    The maximum available principal balance under the Credit Facility is reduced by outstanding borrowings and letter of credit exposure. At February 29, 1996, the outstanding borrowings under the Credit Facility amounted to $109.5 million and letters of credit exposure amounted to approximately $2.2 million, leaving $38.3 million available.

    The Company is using the available proceeds from the Credit Facility to fund completion of Harveys Casino/Hotel. The cost of the project is estimated to be approximately $104 million (excluding pre-opening expenses). As of February 29, 1996, the amount expended or incurred was $84.4 million (excluding pre-opening expenses).

    As an additional source of financing for the construction of Harveys Casino/Hotel, HIMC entered into the $20.0 million Iowa Loan on December 26, 1995. As security for the obligation under the Iowa Loan, HIMC granted the lender a first preferred ship mortgage on the riverboat casino vessel known as the Harveys Kanesville Queen, and a first priority security interest in all personalty, earnings and insurance from the riverboat only, excluding personalty, earnings and insurance derived from casino gaming operations. The obligation under the Iowa Loan is guaranteed by the Company. Monthly installment payments under the Iowa Loan commenced in January 1996 and the entire unpaid principal balance is due and payable on December 31, 2000. The initial installment payment was $348,667 and the final payment, due in December 2000, will be $412,013.

    Harveys Wagon Wheel opened on December 2, 1994. Those sources of capital for the project included the equity investments of the Company and the former 30% owner, $11.9 million of HWW Notes and a $28.0 million loan from the Company. An additional advance from the Company of $2.8 million and $2.9 million from operating cash flow of Harveys Wagon Wheel were used to pay design, development and construction costs of the project. Additionally, HWW entered into an equipment financing agreement.

    The equipment financing agreement entered into by HWW allowed for the financing of up to $7.5 million of gaming and associated equipment. Under the terms of the agreement, repayments of principal and interest are due in 36 monthly installments. The equipment financing agreement is secured by all of the gaming and associated equipment financed under the agreement. The obligation under the financing agreement is guaranteed by the Company. HWW is current in its payments under the terms of the financing agreement.

    On April 30, 1996, the Company paid the holders of the HWW Notes an aggregate of $6.0 million in cash and an aggregate of $8.0 million of the Subordinated Notes in exchange for all of the outstanding HWW Notes and unpaid interest accrued thereon. On such date, the Company also exchanged 382,500 shares of the Company's Common Stock for (i) 30% of the equity interests of HWW,
(ii)  the rights to an  approximately $3.0 million priority  return from HWW and
(iii) an option to acquire an additional 5% of the equity interests in HWW. The Subordinated Notes bear interest at 12% per annum from the date of issuance until December 31, 1996. On January 1, 1997 and each January 1 thereafter until the Subordinated Notes mature, the interest rate applicable to the Subordinated Notes will increase 1% per annum. The Subordinated Notes will mature December 31, 2000, but may be redeemed at the Company's option at 97.5% or 99.0% of face value if redeemed before December 31, 1996 or December 31, 1997, respectively, or at par thereafter.

    The Company has also entered into the $10.0 million Promissory Note to finance the construction of a parking garage on land owned by the Company adjacent to Harveys Wagon Wheel. The Promissory Note is secured by a deed of trust on the real property upon which the garage will be constructed. The loan bears interest at 12% per annum, payable monthly, and requires equal principal payments of $2.5 million on May 1, August 1 and November 1, 2000 and February 1, 2001.

    Equity contributions by HRHC's joint venture shareholders, including the Company's $4.0 million equity investment made during fiscal 1995, HRHC's $66.0 million of debt financing and $7.0 million from the operating cash flow of the Hard Rock Hotel were sufficient to fund all of that project's costs. The Company believes that operating cash flow from the Hard Rock Hotel will be adequate to service its debt and satisfy working capital needs on an ongoing basis.

    The Company and HRHC entered into a $66.0 million reducing revolving credit facility (the "Hard Rock Bank Facility") with First Interstate Bank of Nevada, N.A. ("FIBN") to finance the development of the Hard Rock Hotel. The Hard Rock Bank Facility was initially guaranteed by the Company. The Company's guarantee was terminated in May 1996.

    In March 1995, the Company sold its interest in the HWW $28.0 million note to FIBN for $27.7 million, net of a transaction fee. The purpose of the refinancing was to provide an immediate source of funds to partially finance the construction and development costs of Harveys Casino/Hotel, until an additional financing source could be identified.

    Until August 16, 1995, the Company's primary source of debt financing was its Loan Agreement with a consortium of banks. On that date the outstanding balance on the Loan Agreement was $59.0 million out of a maximum available of $68.2 million. On August 14, 1995, the Company entered into its $150.0 million Credit Facility and on August 16, 1995 drew $89.0 million against that facility to repay the outstanding balance of the Loan Agreement, repurchase the $28.0 million loan to HWW and pay fees related to the Credit Facility.

    The maximum available principal balance under the Credit Facility of $150.0 million is reduced by outstanding borrowings and letter of credit exposure. At November 30, 1995, the outstanding borrowings under the Credit Facility amounted to $115.0 million and letters of credit exposure amounted to approximately $1.7 million leaving $33.3 million available. At February 29, 1996, the outstanding borrowings under the Credit Facility amounted to $109.5 million, the letters of credit exposure had increased to $2.2 million and the amount available was approximately $38.3 million.

    The Credit Facility matures on August 16, 2000. There are no required repayments of principal under the Credit Facility in 1996. In 1997, required repayments of principal, assuming maximum principal amounts are outstanding, total approximately $15.0 million. The year-end maximum principal balance outstanding under the Credit Facility reduces to $135.0 million in 1997, $120.0 million in 1998 and $97.5 million in 1999. The Company is required to make payments reducing the principal balance outstanding under the Credit Facility to the applicable maximum permitted principal balance on February 1 of each of 1997, 1998, 1999 and 2000. The Credit Facility is secured by all of the real and personal property of Harveys Resort, including a pledge of the stock of all its subsidiaries, as well as all of the contracts the Company has entered into in connection with its ownership and operation of Harveys Resort. Interest on borrowings outstanding under the Credit Facility is payable, at the Company's option, at either the London Inter-Bank Offering Rate ("LIBOR") or the prime rate of FIBN, in each case plus an applicable margin. The applicable margin is determined with reference to the Company's funded debt to EBITDA ratio. The applicable margins as of May 1, 1996 are 2.0%, with respect to the LIBOR based interest rate, and 0.5%, with respect to the FIBN prime rate based interest rate.

    The Credit Facility contains certain financial and other covenants. The financial covenants prevent the Company from making any investments in or advances to affiliates without the prior written consent of the lenders under the Credit Facility. The covenants allow the declaration and payment of dividends without the prior written consent of the lenders if certain fixed charge coverage ratios are maintained. The covenants require the Company to maintain certain set standards with respect to (i) minimum tangible net worth,
(ii) fixed charge coverage ratios and (iii) minimum annual capital expenditures. The financial covenants also limit the Company's ability to incur additional indebtedness.

    The Company pays FIBN an annual agency fee of $100,000 for its services as agent of the lenders under the Credit Facility and an annual "non-usage fee" of 3/8 or 1/2 of 1% of the average daily amount of the unused portions of funds committed under the Credit Facility, depending upon the applicable interest rate margin.

    As a result of the foregoing debt transactions, and the $11.9 million of HWW Notes that were outstanding on February 29, 1996 and acquired by the Company on April 30, 1996, the Company's long-term debt at February 29, 1996 amounted to $156.6 million (including the current portion of $9.3 million) compared to $133.1 million at November 30, 1995 (including the current portion of $6.5 million), an increase of $23.5 million or 17.7%.

    It is the Company's intention to use proceeds from the Offering, expected to be approximately $144.5 million, to repay (i) approximately $107.1 million outstanding under the Credit Facility;

(ii) $7.8 million to redeem $8.0 million in principal amount of Subordinated Notes; (iii) the $10.0 million obligation under the Promissory Note; and (iv) approximately $19.6 million outstanding under the Iowa Loan.

IMPACT OF INFLATION

    Absent changes in competitive and economic conditions or in specific prices affecting the industry, management does not expect that inflation will have a significant impact on the Company's operations. Changes in specific prices (such as fuel and transportation prices) relative to the general rate of inflation may have a material effect on the hotel-casino industry.

                                    BUSINESS

    The Company is an established owner, operator and developer of high-quality hotel/casinos in Nevada and new gaming jurisdictions. The Company owns and operates Harveys Resort, the Lake Tahoe area's largest hotel/casino. Harveys Resort, in operation since 1944, is situated on the south shore of scenic Lake Tahoe on the Nevada/California state line. The Company owns and operates Harveys Wagon Wheel in Central City, Colorado, which opened in December 1994 as the first major hotel/casino serving the greater Denver area. Harveys owns and operates a riverboat casino and is in the process of constructing a hotel/ convention center, scheduled to open in mid-1996, in Council Bluffs, Iowa across the Missouri River from Omaha, Nebraska. The Harveys Casino/Hotel riverboat casino opened on January 1, 1996 and is one of only three operators in the Omaha/Council Bluffs gaming market, which also includes one other riverboat casino and a slot machine operator at the local dogtrack. In addition, through a joint venture between Harveys and the Hard Rock Cafe co-founder Peter A. Morton, Harveys owns 40% of and manages the Hard Rock Hotel in Las Vegas, Nevada, which opened in March 1995. See "-- Harveys Wagon Wheel", "-- Hard Rock Hotel" and "-- Harveys Casino/Hotel" below. For the twelve months ended February 29, 1996, Harveys generated net revenues and EBITDA of $184.3 million and $38.5 million, respectively.

    Harveys Resort was originally founded on the south shore of Lake Tahoe by Harvey and Llewellyn Gross in 1944 as a one room saloon, cafe and casino. Major additions to the property were made in 1955 and 1963, and since 1979 the Company has pursued a master plan through which it has developed the property into a major hotel/casino consisting of 740 hotel rooms, an 88,000-square foot casino, 23,000 square feet of convention space, 2,967 parking spaces, the 280-seat Emerald Theater and Cabaret, a wedding chapel, restaurants and retail shops, a pool, a health club and a video arcade. Mr. Gross ran Harveys Resort until the early 1980's at which time he transferred responsibilities to an experienced casino management team. Today, Harveys Resort offers its customers high quality hotel rooms, excellent dining facilities, an exciting location, entertaining events and a lively gaming atmosphere.

    Through Harveys Wagon Wheel, which opened in December 1994, the Company established the first major hotel/casino serving the greater Denver area, Colorado's major population center of more than 2 million people. Unlike existing gaming facilities in the Central City area, which offer no overnight accommodations, scarce on-site parking and few non-gaming amenities, Harveys Wagon Wheel includes 850 slot machines, 18 table games and a nine-table poker area, a 118-room hotel and 195 on-site parking spaces. Other amenities include a 220-seat coffee shop/buffet, a snack bar, an entertainment lounge and a children's arcade.

    The Hard Rock Hotel is located three blocks east of the Las Vegas Strip at the intersection of Paradise Road and Harmon Avenue on approximately 16 acres and consists of an 11-story, 339-room hotel that houses a 28,000-square foot casino containing 802 slot machines, 39 table games and a sports and race book. The interior and exterior decor of the facility resembles that of Hard Rock Cafes and incorporates authentic rock'n'roll and entertainment collectibles such as electric guitars and gold records. Mr. Morton is Chairman of the Hard Rock Hotel and receives a supervisory fee for supervising certain aspects of its development and operations.

    The Harveys Casino/Hotel riverboat casino accommodates 1,700 passengers and is berthed on the Missouri River directly across from Omaha, Nebraska in Council Bluffs, Iowa. The riverboat casino has more than 23,500 square feet of casino space on two decks and contains 883 slot machines and 51 table games. Harveys Casino/Hotel's land-based amenities include surface parking for approximately 1,100 cars, and will include a 14-story, 251-room hotel with a 21,000 square foot convention center, scheduled to open in mid-1996, and additional surface parking for approximately 500 cars.

BUSINESS STRATEGY

    The Company's business strategy is to develop premium hotel/casino facilities in markets in which the Company believes it can establish and maintain a prominent or niche position. Each of the Company's properties offers casino gaming and a full range of amenities in a friendly atmosphere that caters to middle-and upper-middle income customers. This strategy emphasizes the following elements:

    HIGH-QUALITY FACILITIES AND SUPERIOR CUSTOMER SERVICE

    As part of its commitment to providing a quality entertainment experience for its patrons, the Company is dedicated to ensuring a high level of customer satisfaction and loyalty by providing distinctive and modern accommodations and attentive customer service in a friendly atmosphere. Management recognizes that consistent quality and a comfortable atmosphere can differentiate its facilities from the competition in all of its markets. The Company strives to meet customer demand by furnishing each of its properties with a variety of restaurants and non-gaming amenities. To foster a high level of customer satisfaction through attentive customer service, management plays an active role in the training of all of its employees at all levels. In particular, management conducts annual training sessions with all employees at which it stresses the importance of customer contact and encourages employees to look at, smile at, talk to and thank each customer with whom they interact. The Company has implemented attractive employee benefit programs at all of its facilities to recruit and retain friendly, professional employees.

    STRATEGIC LOCATIONS

    Management believes that location is the key to attracting customers. South Lake Tahoe, which draws approximately 2 million visitors per year, is a unique gaming location because of its natural surroundings and variety of outdoor attractions and activities. Harveys Resort is strategically placed on a site adjacent to the California border in close proximity to more than 6,500 hotel and motel rooms in non-gaming facilities. Harveys Wagon Wheel is located in a highly visible site in Central City, Colorado, a picturesque mountain town, approximately 35 miles west of Denver, serving the greater Denver area with its population of over 2 million people. The Hard Rock Hotel is conveniently located at one of the busiest intersections in Las Vegas and is a short distance from the Las Vegas Convention Center, three non-gaming full service hotels with approximately 850 rooms and the New Four Corners, which includes major casinos such as the MGM Grand Casino Hotel and Theme Park. Harveys Casino/Hotel is within a ten-minute drive of the Omaha/ Council Bluffs metropolitan regional airport and is located directly off of Interstate 29, Interstate 80 and Interstate 480.

    TARGETED CUSTOMER BASE

    The Company targets middle- to upper-middle income customers who tend to have more disposable income for gaming and entertainment. Harveys Resort seeks to attract these customers by offering well-appointed rooms and a "party" atmosphere for those seeking nightlife and entertainment. The Company also has established extensive customer databases and uses sophisticated player tracking systems to award promotional allowances, such as complimentary rooms, food, beverage and entertainment, when gaming play warrants. Management believes that by continuing to focus its efforts on the maintenance of customer relationships and the Harveys image, it will increase its share of higher-income customers in the South Lake Tahoe market. Harveys Wagon Wheel targets middle- to upper-middle income customers from the greater Denver area who seek a quality gaming experience, convenient parking and overnight accommodations. By offering a facility with overnight accommodations and more amenities than are offered by other casinos in the Central City/Black Hawk market, Harveys Wagon Wheel has been successfully building a loyal customer base. Harveys Casino/Hotel targets frequent, mid-level players from Omaha, Council Bluffs and the surrounding areas. The Company anticipates that the Harveys Casino/Hotel hotel and convention facilities, currently under construction and scheduled to open in mid-1996, will attract new players by capturing overnight guests and meeting and small convention business. In addition, by positioning itself as the "Preferred Place to Play", management believes that Harveys Casino/Hotel will attract a large percentage of the gaming revenues generated by the Omaha/Council Bluffs regional population and visitors to the Omaha/ Council Bluffs area. The Hard Rock Hotel appeals to younger and higher-income gaming patrons because of the Hard Rock theme, upscale hotel facilities and the wide variety of special events designed to maintain the image of the facility in the mind of the Hard Rock Hotel customer base.

    EFFECTIVE MARKETING

    Since 1989, the Company has aggressively promoted Harveys Resort and a lively image through television, radio, billboard and print advertising. The slogan of Harveys Resort, "The Party's at Harveys," has become a well-known advertising trailer in Lake Tahoe's key Northern California feeder markets. Since 1989, the Company has increased its share of gaming revenues in South Lake Tahoe from approximately 24% to approximately 27% in 1995, due largely to its targeted marketing strategy. The Company attracts customers to Harveys Wagon Wheel by aggressively promoting the facility's hotel rooms, on-site parking, quality dining facilities and varied entertainment activities in a market in which such amenities are a distinct competitive advantage. The Hard Rock Hotel maintains and capitalizes on its well-known and popular "Hard Rock" name recognition by hosting special events such as award presentations to rock music stars, film premiere parties, fundraising and other charitable activities, as well as frequently-scheduled live entertainment. Harveys Casino/Hotel is marketed as "The Preferred Place to Play" in the Omaha/Council Bluffs market through the extensive use of television and newspaper advertisement, billboards, regular promotions and sweepstakes as well as point-of-sale materials located in local hotels, restaurants and other visitor attractions.

    EMPHASIS ON SLOT PLAY

    Responding to the increased popularity of slot machines over the past several years, Harveys Resort has shifted its gaming mix toward slot machines. The mix of slot machines is closely matched to the demand of the customer base at each property. Harveys Resort, for instance, now includes a greater percentage of $1 and higher denominated machines to appeal to the higher-income gaming clientele of Harveys Resort, including $5, $25 and $100 slot machines offered within a premium player section. This increase in higher denominated machines increased win per unit at Harveys Resort by approximately 19% between 1988 and 1994. Harveys Wagon Wheel offers 850 slot machines, approximately 250 more machines than are currently offered by any other gaming facility in the area. Similarly, the Hard Rock Hotel offers 802 slot machines and Harveys Casino/Hotel offers 883 slot machines. Slot machines, which are less labor intensive and require less square footage than table games, also generate higher profit margins compared to table games. The Company monitors payout percentages closely and ensures that its slot machine payouts are competitive.

THE PROPERTIES

    HARVEYS RESORT

    Harveys Resort, the largest hotel/casino in the Lake Tahoe area, is located on approximately 19.8 acres on U.S. Highway 50, the main route through South Lake Tahoe. The hotel/casino, situated on the south shore of Lake Tahoe with a panoramic view of the lake and surrounding mountains, is among Lake Tahoe's most modern facilities. The main structure is an all-glass 17-story tower which was completed in 1991, connected to a 12-story tower which was completely re-built in 1982. Harveys Resort features 740 rooms, 36 of which are luxury suites, and an 88,000 square foot casino containing approximately 2,100 slot machines, 105 table games, a 15-table poker area, a race and sports book and a keno lounge. Other amenities include 23,000 square feet of convention space, 2,967 parking spaces, the 280-seat Emerald Theater and Cabaret, a wedding chapel, restaurants, retail shops, a pool, a health club and a video arcade. Harveys Resort's eight restaurants offer a wide variety of high quality food and consist of a coffee shop, a Mexican restaurant, a seafood and pasta restaurant, a pizzeria, a premier steakhouse, a buffet, a burger emporium and Llewellyn's, Harveys
Resort's award-winning restaurant that features top quality food and a spectacular view of Lake Tahoe. In recognition of the outstanding quality of the facility and its excellent service, Harveys Resort has received both the Mobil Four Star and AAA Four Diamond Awards every year for the last 15 years. Management has allocated a total of $20.0 million for capital improvements to be made to Harveys Resort through 1997 to increase the Company's market share and to position the Company to benefit from the ongoing South Lake Tahoe Redevelopment Project. In 1984, the City of South Lake Tahoe, California, adopted a redevelopment plan and created the South Tahoe Redevelopment Agency. The redevelopment plan has resulted in the removal of numerous older motel and retail properties along Highway 50 through the City of South Lake Tahoe. The properties were demolished, creating a scenic open space corridor containing public facilities including drainage ponds and wetlands. The redevelopment plan resulted in a 400-room Embassy Suites hotel on the California-Nevada state line, completed in 1991. It is anticipated that

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
the next phase of redevelopment, set to commence in the fall of 1996, will involve the condemnation of certain older motels and retail establishments located within one mile of Harveys Resort and the replacement thereof with a regional transit center including an aerial tram to the Heavenly Valley ski area, parking facilities, a theater complex, retail space, hotels and vacation interval units. It is anticipated that the third phase, also to be located immediately adjacent to the California-Nevada state line, will result in a regional convention facility, hotel, retail space, regional parking facilities and various public amenities.

    The South Lake Tahoe gaming market generated approximately $320.0 million in gaming revenues in each of the last three years. The Lake Tahoe area is a unique gaming location because of its natural surroundings and variety of year-round outdoor recreational activities, including skiing, boating, fishing and golfing. The South Lake Tahoe area draws tourists primarily from nearby Reno and Northern California. There are four major casinos in this market to serve the approximately 2 million annual visitors. Existing environmental regulations prevent the addition of new gaming facilities or the expansion of existing hotel/ casinos.

    HARVEYS WAGON WHEEL

    Through Harveys Wagon Wheel, which opened in December 1994, the Company established the first major hotel/casino serving the greater Denver area. Harveys Wagon Wheel is located on a highly visible site in Central City, Colorado, a picturesque mountain town approximately 35 miles west of Denver. Unlike most existing gaming facilities in the Central City area, which offer no overnight accommodations, scarce on-site parking and few non-gaming amenities, Harveys Wagon Wheel includes approximately 40,000 square feet of casino space, 850 slot machines, 18 table games, a nine-table poker area, a 118-room hotel and 195 on-site parking spaces. Other amenities include a 220-seat coffee shop/buffet, a snack bar, an entertainment lounge and a children's arcade. No other casino in Central City/Black Hawk currently offers all of these amenities. In 1995, the Central City/Black Hawk market hosted approximately 3 million visitors and generated gaming revenues of more than $290.7 million, an increase of 18.7% over gaming revenues of $244.9 million in 1994.

    On April 30, 1996, the Company exchanged 382,500 shares of Common Stock for the Minority Interests. Upon consummation of such acquisition, HWW and Harveys Wagon Wheel became wholly-owned by the Company. In addition, on such date the Company exchanged $8.0 million in principal amount of the Subordinated Notes and $6.0 million cash for all of the outstanding HWW Notes and $1.9 million of unpaid interest accrued thereon. A portion of the proceeds of the Offering will be used to redeem the Subordinated Notes.

    HCCMC, a wholly-owned subsidiary of the Company, owns approximately 48 acres of undeveloped land adjacent to the Harveys Wagon Wheel facility. HCCMC has entered into an Agreement of Purchase and Sale, subject to several conditions, to sell 40 of such acres to a group seeking to develop a non-gaming hotel and other facilities. The Company intends to use the remaining eight acres to construct a parking garage for the Harveys Wagon Wheel facility. Numerous permits and approvals which have not been obtained are necessary for both transactions. No assurances can be given, however, that either transaction will be consummated or consummated on the terms described above.

    HARD ROCK HOTEL

    The Company, through a joint venture with Peter A. Morton, co-founder of the Hard Rock Cafes, developed the Hard Rock Hotel, which opened in March 1995 in Las Vegas, Nevada. The Company owns a 40% equity interest in and manages this unique first-class facility which is modeled after the highly successful Hard Rock Cafe concept and targets younger and higher-income gaming patrons. Located three blocks from the Las Vegas Strip and five minutes from McCarran International Airport, the 339-room hotel and casino houses 28,000 square feet of casino space containing 802 slot machines, 39 table games and a sports and race book.

    The Hard Rock Hotel features the Hard Rock Beach Club offering lush landscaping, whirlpool, luxury cabanas and a sandy beach, and "The Joint", a live music venue with a 1,400-person capacity. Additional

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
amenities include a health club, retail store, and two restaurants, a 24-hour casual dining coffee shop and Mortoni's, an Italian fine dining room, with a view of the Hard Rock Beach Club, offering indoor and garden patio dining. The hotel/casino also provides parking spaces for approximately 1,285 cars.

    The Hard Rock Hotel is located adjacent to the Hard Rock Cafe on approximately 16 acres of land with 1,200 feet of frontage near the intersection of Paradise Road and Harmon Avenue. The site is conveniently located at one of the busiest intersections in Las Vegas and is a short distance from the Las Vegas Convention Center, three non-gaming full service hotels with a combined total of approximately 850 rooms and the New Four Corners, which includes major casinos such as the MGM Grand Casino Hotel and Theme Park. The Hard Rock Hotel hosts special events such as award presentations to rock stars and other celebrities, film premiere parties and fundraising and other charitable activities, as well as frequently-scheduled live entertainment, in order to attract its target customers, who tend to be younger and have higher disposable incomes than the average Las Vegas visitor.

    OWNERSHIP OF THE HARD ROCK HOTEL. The Company owns 40% of the Hard Rock Hotel. Peter A. Morton, the co-founder of Hard Rock Cafes and Chairman of Hard Rock America, through Lily Pond Investments, Inc. ("Lily Pond"), owns substantially all of the remaining interests in the Hard Rock Hotel. The ownership and control of the Hard Rock Hotel is governed by, among other things, the Stockholders Agreement. Substantially all of the equity interests of Lily Pond are owned by Peter A. Morton who owns the exclusive rights to use the name, mark and logo "Hard Rock Hotel" in the western half of the United States. Mr. Morton and Lily Pond have entered into a sublicense agreement (the "Sublicense Agreement") which gives Lily Pond the right to use the "Hard Rock Hotel" mark.

    Pursuant to the Stockholders Agreement, the Company initially made a capital contribution of $10 million in cash for a 40% equity interest in HRHC. Lily Pond transferred to HRHC a portion of the property on which the Hard Rock Hotel was developed and assigned the Sublicense Agreement in return for a 60% equity interest in HRHC. The Company and Lily Pond have made additional capital contributions, on a pro rata basis, of approximately $12.0 million in return for additional common stock.

    The Stockholders Agreement also sets forth the Company's and Lily Pond's rights with respect to, among other things, designation of HRHC's board of directors, preemptive rights and participation in future projects. The Stockholders Agreement places certain restrictions on the transfer of HRHC stock and also grants Lily Pond the right to decide whether HRHC may engage in a public offering of its stock.

    Pursuant to the Stockholders Agreement, the Company entered into a management agreement (the "HRHC Management Agreement") with HRHC under which the Company was designated manager (the "Manager") of the Hard Rock Hotel and HRHC and Mr. Morton entered into a supervisory agreement (the "Supervisory Agreement") regarding certain supervisory and oversight rights and duties with respect thereto.

    Under the HRHC Management Agreement, the Company has certain responsibilities with respect to, among other things, the design, development and operation of the Hard Rock Hotel, marketing and sales strategies, employee matters, maintenance, capital expenditure plans and accounting matters. In addition, the Company was required to obtain all liquor and gaming licenses and permits for the Hard Rock Hotel. As compensation for its services as Manager, the Company receives a base fee equal to 4% of adjusted gross revenues derived from the Hard Rock Hotel. In addition, the Company will be entitled to an incentive fee of up to 2% of adjusted gross revenues if the Hard Rock Hotel achieves certain performance targets.

    Either party has the right to terminate the HRHC Management Agreement if certain performance levels are not achieved at specified times. In addition, HRHC may also terminate the HRHC Management Agreement if (i) the Company reduces its equity interest in HRHC to below 20%, (ii) certain stockholders of the Company cease to own at least 40% of the voting power of the Company or (iii) the Company ceases to own or maintain gaming operations elsewhere. The term of the HRHC Management Agreement commenced on the date of its execution and will continue until the year 2018. The Company has the option to renew the HRHC Management Agreement for two consecutive 15-year terms.

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
    The Supervisory Agreement delineates Mr. Morton's right to supervise the Hard Rock Hotel with respect to development, improvement, operation and maintenance. Mr. Morton is responsible for ensuring that the Hard Rock Hotel's concept, design, image, operational standards, service levels, theme, music and entertainment are similar to those of existing Hard Rock Cafes. Mr. Morton's fee under the Supervisory Agreement will be equal to 2% of adjusted gross revenues of the Hard Rock Hotel. The term of the Supervisory Agreement is the same as that of the HRHC Management Agreement.

    HARVEYS CASINO/HOTEL

    On January 1, 1996, the Company opened, as the first phase of Harveys Casino/Hotel, a 1,700-passenger riverboat casino berthed on the Missouri River directly across from Omaha, Nebraska in Council Bluffs, Iowa. The riverboat casino has more than 23,500 square feet of casino space on two decks and contains 883 slot machines and 51 table games. Land-based amenities at Harveys Casino/Hotel include surface parking for approximately 1,100 cars, and will include a 14-story, 251-room hotel with a 21,000 square foot convention center by mid-1996 and additional surface parking for approximately 500 cars. Harveys Casino/Hotel is within a ten-minute drive of the Omaha/Council Bluffs regional airport and is located directly off of Interstate 29, Interstate 80 and Interstate 480.

    Harveys Casino/Hotel is located on a 60-acre parcel of land which the Company acquired from the City of Council Bluffs. Approximately 20 acres of the site are occupied by a municipal nine-hole golf course, which is leased to the City of Council Bluffs for a nominal fee. This arrangement allows Harveys the option of using this land for future expansion needs. In addition, the Company has acquired an adjacent 44-acre site to accommodate future expansion or support facilities.

    Harveys Casino/Hotel's target market is the approximately 650,000 residents in the greater Omaha metropolitan area and the nearly 3 million adults within a three-hour drive of the facility. In addition, the casino, hotel and convention facilities will be marketed to the estimated 2.5 million visitors and tourists who visit the Omaha metropolitan area annually. Harveys Casino/Hotel markets itself as "The Preferred Place to Play" in the Omaha/Council Bluffs market through the extensive use of television and newspaper advertisement, billboards, regular promotions and sweepstakes as well as point-of-sale materials located in local hotels, restaurants and other visitor attractions. Harveys Casino/Hotel targets frequent, mid-level players from Omaha, Council Bluffs and the surrounding areas. The Company anticipates that the hotel and convention facilities that are currently under construction and scheduled to open in mid-1996 will attract new players by capturing overnight guests and meeting and small convention business. In addition, by positioning the property as the "Preferred Place to Play", management believes that Harveys Casino/Hotel will attract a large percentage of the gaming revenues generated by the Omaha/Council Bluffs regional population and visitors to the Omaha/Council Bluffs area.

COMPETITION

    LAKE TAHOE

    The Company competes for customers primarily on the basis of location, range and pricing of amenities and overall atmosphere. Several of the competitors of Harveys Resort have substantially greater name recognition and financial and marketing resources. Harveys Resort competes with a number of other hotel/ casinos in Lake Tahoe and, to a lesser extent, with hotel/casino operations located in Reno, Las Vegas and Laughlin, Nevada. In South Lake Tahoe, Harveys Resort competes primarily with three other major casino operations: Harrah's Lake Tahoe, Caesars Tahoe and the Horizon Casino Resort.

    In 1987, the Tahoe Regional Planning Agency, an entity established under a bi-state compact reached between the states of California and Nevada, placed restrictions on additional commercial, residential and tourist accommodation construction in Lake Tahoe in an effort to curb development and to preserve the local environment. Under the bi-state compact and community plan constraints, future tourist accommodation units added to the market will be required to mitigate environmental impacts from expansion. Such measures may include replacing an imposed multiple of older tourist accommodation units. The limited number of rooms available in Lake Tahoe, however, allows Lake Tahoe hotel/casino operators there to achieve much higher nightly room rates than those in most of the gaming industry. The occupancy rate for the 2,250 upscale rooms in the four major south Lake Tahoe casinos has historically been between 80% and 85%, while the occupancy rate in the motels is typically between 40% and 50%. It is estimated that the average day room rate for the Lake Tahoe hotel/casinos is approximately $100, compared to average estimated rates of $28-$62 for Las Vegas, Reno and Laughlin. The Tahoe Regional Planning Agency has imposed significant restrictions on construction as well as on expansion of gaming facilities. These restrictions prohibit existing casinos from expanding cubic volume of structures housing gaming and limit expansion of the gaming areas within such structures. The Company believes that because of such restrictions, it is unlikely that any new hotel/casinos will commence operations in Lake Tahoe or that any of the smaller existing casinos will expand to a size that could make them competitive with the four major casinos; however, the Company expects that the four major hotel/casinos will continue to compete intensely.

    CENTRAL CITY/BLACK HAWK

    Harveys Wagon Wheel competes primarily with the five casinos with the largest numbers of gaming devices in Central City and Black Hawk as well as the 26 other smaller gaming establishments in operation in Central City and Black Hawk as of December 31, 1995. The top five casinos, together with Harveys Wagon Wheel, currently control more than 43% of all gaming devices in the Central City/Black Hawk area. See "-- Harveys Wagon Wheel" above. In addition, as of December 1995, there were approximately 24 other gaming establishments operating within Cripple Creek, the third city in the state of Colorado where gaming is legal, and two establishments located on two Native American reservations in southwest Colorado. The contiguous cities of Central City and Black Hawk form Colorado's primary gaming market and in Colorado the majority of the gaming establishments lack on-site parking, over-night accommodations and non-gaming amenities. Currently, limited stakes gaming in Colorado is legal in Central City, Black Hawk, Cripple Creek and two Native American reservations in southwest Colorado. However, there can be no assurances that gaming will not be approved in other Colorado communities in the future. The legalization of gaming closer to Denver, the major population center of Colorado, would likely have a material adverse effect on the Company's operation in Central City.

    LAS VEGAS

    The Hard Rock Hotel provides a "themed" product and targets a "niche" market consisting of individuals who are younger and have a higher income than the average Las Vegas visitor. The Hard Rock Hotel competes with other highly-themed Las Vegas resorts, such as The Mirage, Excalibur, Luxor and Treasure Island and MGM Grand Casino Hotel and Theme Park. The Company believes that the Hard Rock Hotel also competes with other Las Vegas hotel/casinos, including those located on the Las Vegas Strip, and, to a lesser extent those along the Boulder Highway and in downtown Las Vegas. Currently, there are approximately 22 major gaming properties located on or near the Las Vegas Strip, 20 licensed locations in the downtown area and several located in other areas of Las Vegas. Several highly-themed new facilities on the Las Vegas Strip are expected to draw significant numbers of visitors when they open. Although these new facilities could have a positive effect on the Hard Rock Hotel if more visitors are drawn to Las Vegas generally, these facilities as well as any other major additions, expansions or enhancements of existing properties by competitors, could have a material adverse effect on the business of the Hard Rock Hotel. In addition, the Company believes that the Hard Rock Hotel will benefit from the recent and anticipated future growth of Las Vegas and the overall popularity of gaming in Las Vegas. A decline or leveling off of growth or popularity of gaming in Las Vegas could adversely affect the Company's operations in Las Vegas.

    OMAHA/COUNCIL BLUFFS

    Harveys Casino/Hotel, with its riverboat casino that opened on January 1, 1996 and the adjacent 251-room hotel and 21,000 square foot convention center that are currently under construction and are expected to open in mid-1996, will provide that city's first major hotel product. The Company's target markets are the residential population base (approximately 650,000) of the greater Omaha, Nebraska metropolitan area, and the nearly 3 million adults within a three-hour drive of the facility. Additionally, the Company's hotel and convention facilities will be marketed to an estimated 2.5 million visitors and tourists who visit to the Omaha metropolitan area annually, which now offers approximately 7,000 hotel and motel units and is home to major tourist attractions such as zoos, museums, pari-mutuel tracks, and historic monuments. The Company's casino competes with Ameristar Casino Inc.'s riverboat casino in Council

Bluffs, which opened on January 19, 1996, as well as with the slot machines installed at a dogtrack in the Council Bluffs area and other amusement attractions. As the Company's casino represents the first experience of casino gaming in the Omaha/Council Bluffs area, there can be no assurance that the operation can be operated profitably. Should casino-style gaming be legalized in Nebraska, and should gaming facilities be opened in Omaha, Nebraska, Harveys Casino/Hotel could be materially, adversely affected.

    GENERAL

    Since the 1980s, legalized gaming opportunities have proliferated throughout the United States. Casinos, including riverboat, dockside, land-based or Class II Indian gaming facilities are currently legal in 23 states and approximately 40 states, including California, now sponsor lotteries. In addition, California allows other non-casino style gaming, including pari-mutuel wagering, card parlors, bingo and off-track betting. Several California-based Indian tribes have established limited casino gaming on Indian-owned land throughout the state as a result of recent judicial decisions and federal legislation which require all states, including California to negotiate with Indian tribes regarding certain casino gaming privileges. While the Company believes that the continued spread of legalized gaming may in the future allow the Company additional opportunities for expansion, increased legalized gaming in other states, particularly in areas close to Nevada, such as California, could adversely affect the Company's operations.

EMPLOYEES

    As of May 10, 1996, the Company had approximately 4,960 employees. Management believes that employee relations are good. The Company has entered into a collective bargaining agreement that covers approximately ten employees. This agreement relates to stage-hand employees who provide support to entertainment facilities at Harveys Resort. None of the Company's other employees are represented by labor unions.

REGULATORY MATTERS

    NEVADA GAMING LAWS AND REGULATIONS

    The ownership and operation of casino gaming facilities in Nevada are subject to (i) the Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, "Nevada Act"); and (ii) various local regulations. The Company's gaming operations are subject to the licensing and regulatory control of the Nevada State Gaming Control Board (the "Nevada Board"), the Nevada Gaming Commission (the "Nevada Commission"), the Douglas County Liquor Board and the Clark County Liquor and Gaming Licensing Board ("CCLGLB", and together with the Nevada Board and the Nevada Commission, the "Nevada Gaming Authorities").

    The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) to provide a source of state and local revenues through taxation and licensing fees. Change in such laws, regulations and procedures could have an adverse effect on the Company's gaming operations.

    Any company that operates a Nevada gaming casino is required to be licensed by the Nevada Gaming Authorities. The gaming license requires the periodic payment of fees and taxes and is not transferable. The Company is registered by the Nevada Commission as a publicly traded corporation ("Registered Corporation") and as such, it is required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. The Company has obtained from the Nevada Gaming Authorities the various registrations, approvals, permits and licenses required in order to engage in gaming activities in Nevada.

    The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, the Company in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of the Company must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

    If  the Nevada Gaming Authorities  were to find an  officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with the Company, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require the Company to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

    The Company is required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by the Company must be reported to, or approved by, the Nevada Commission.

    If it were determined that the Nevada Act was violated by the Company, the gaming licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, the Company, and the persons involved, could be subject to substantial fines of up to $250,000 for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate the Company's gaming properties and, under certain circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of the Company's gaming properties) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect the Company's gaming operations.

    Any beneficial holder of the Company's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his suitability as a beneficial holder of the Company's voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

    The Nevada Act requires any person who acquires more than 5% of the Company's voting securities to report the acquisition to the Nevada Commission and may be required to be found suitable. The Nevada Act requires that beneficial owners of more than 10% of the Company's voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor", as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of the Company's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Company, any change in the Company's corporate charter, bylaws, management, policies or operations of the Company, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the Company's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

    Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a Registered Corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. The Company is subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with the Company, the Company
(i) pays that person any dividend or interest upon voting securities of the Company, (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pays remuneration in any form to that person for services rendered or otherwise, or (iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities for cash at fair market value. Additionally, the CCLGLB has taken the position that it has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license.

    The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Corporation to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

    The Company is required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. The Company is also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require the Company's stock certificates to bear a legend indicating that the securities are subject to the Nevada Act. However, to date, the Nevada Commission has not imposed such a requirement on the Company.

    The Company may not make a public offering of its securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. Such approval, if given, does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities. Any representation to the contrary is unlawful.

    Changes in control of the Company through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and Nevada Commission in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction.

    The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming operators and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before the Company can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Company's Board of Directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purposes of acquiring control of the Registered Corporation.

    License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the selling of food or refreshments. Nevada licensees that hold a license as an operator of a slot route, or a manufacturer's or distributor's license, also pay certain fees and taxes to the State of Nevada.

    Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if it knowingly violates any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fails to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engages in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employs a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

    COLORADO GAMING LAWS AND REGULATIONS

    The State of Colorado created the Division of Gaming (the "Division") within the Department of Revenue to license, implement, regulate and supervise the conduct of limited gaming under the Colorado Limited Gaming Act. The Director of the Division, under the supervision of a five-member Colorado Limited Gaming Control Commission (the "Colorado Commission"), has been granted broad power to ensure compliance with the Colorado gaming regulations (the "Colorado Regulations"). The Director may inspect, without notice, impound or remove any gaming device. He may examine and copy any licensee's records, may investigate the background and conduct of licensees and their employees, and may bring disciplinary actions against licensees and their employees. He also may conduct detailed background investigations of persons who loan money to the Company.

    The Colorado Commission is empowered to issue five types of gaming and gaming-related-licenses. The licenses are revocable and non-transferrable. The failure or inability of the Company, HCCMC, Harveys Wagon Wheel or others associated with Harveys Wagon Wheel to maintain necessary gaming licenses will have a material adverse effect on the operations of the Company. All persons employed by the Company, HCCMC or Harveys Wagon Wheel and involved, directly or indirectly, in gaming operations in Colorado also are required to obtain a Colorado gaming license. All licenses must be renewed annually.

    As a general rule, under the Colorado Regulations, it is a criminal violation for any person to have a legal, beneficial, voting or equitable interest, or right to receive profits, in more than three retail gaming licenses in Colorado. The Commission has ruled that a person does not have an interest in a licensee for purposes of the multiple-license prohibition if: (i) such person has less than a five percent (5%) interest in an institutional investor which has an interest in a publicly traded licensee or publicly traded company affiliated with a licensee (such as the Company); (ii) a person has a five percent (5%) or more financial interest in an institutional investor, but the institutional investor has less than a five percent (5%) interest in a publicly traded licensee or publicly traded company affiliated with a licensee; (iii) an institutional investor has less than a five percent (5%) financial interest in a publicly traded licensee or publicly traded company affiliated with a licensee;
(iv) an institutional investor possesses securities in a fiduciary capacity for another person, and does not exercise voting control over five percent (5%) or more of the outstanding voting securities of a publicly traded licensee or of a publicly traded company affiliated with a licensee; (v) a registered broker or dealer retains possession of securities of a publicly traded licensee or of a publicly traded company affiliated with a licensee for its customers in street name or otherwise, and exercises voting rights for less than five percent (5%) of the publicly traded licensee's voting securities or of a publicly traded company affiliated with a licensee; (vi) a registered broker or dealer acts as a market maker for the stock of a publicly traded licensee or of a publicly traded company affiliated with a licensee and possesses a voting interest in less than five percent (5%) of the stock of the publicly traded licensee or of a publicly traded company affiliated with a licensee; (vii) an underwriter is holding securities of a publicly traded licensee or of a publicly traded company affiliated with a licensee as part of an underwriting for no more than 90 days if it exercises voting rights of less than five percent (5%) of the outstanding securities of a publicly traded licensee or of a publicly traded company affiliated with a licensee; (viii) a stock clearinghouse holds voting securities for third parties, if it exercises voting rights with respect to less than five percent (5%) of the outstanding securities of a publicly traded licensee or of a publicly traded company affiliated with a licensee; or (ix) a person owns less than five percent (5%) of the voting securities of the publicly traded licensee or publicly traded company affiliated with a licensee. Hence, the Company's and its stockholders' business opportunities in Colorado are limited to such interests that comply with the statute and Commission's rule.

    Although attorneys for the Colorado legislature initially expressed concern that the promulgation of the above-described regulation was beyond the Colorado Commission's statutory delegated authority, they appear to have retreated from this position. Therefore, unless the Colorado legislature repeals the regulation, it is likely that it will continue in effect.

    In addition, pursuant to the Colorado Regulations, no manufacturer or distributor of slot machines may have an interest in any casino operator, allow any of its officers to have such an interest, employ any person if such person is employed by a casino operator, or allow any casino operator or person with a substantial interest therein to have an interest in a manufacturer's or distributor's business. The Commission has ruled that a person does not have a "substantial interest" if it directly or indirectly has less than five percent (5%) of such voting securities of a licensee.

    Under the Colorado Regulations, any person or entity having any direct or indirect interest in a gaming licensee or an applicant for a gaming license, including, but not limited to, the Company and stockholders of the Company, may be required to supply the Colorado Commission with substantial information, including, but not limited to, background information, source of funding information, a sworn statement that such person or entity is not holding his interest for any other party, and fingerprints. Such information, investigation and licensing as an "associated person" automatically will be required of all persons (other than certain institutional investors discussed below) which directly or indirectly own ten percent (10%) or more of a direct or indirect legal, beneficial or voting interest in Harveys Wagon Wheel, through their ownership in the Company. Such persons must report their interest and file appropriate applications within 45 days after acquiring such interest. Persons directly or indirectly having a five percent (5%) or more interest (but less than 10%) in Harveys Wagon Wheel, through their ownership in the Company, must report their interest to the Colorado Commission within ten (10) days after acquiring such interest and may be required to provide additional information and to be found suitable. If certain institutional investors provide certain information to the Colorado Commission, such investors, at the Colorado Commission's discretion, may be permitted to own up to 14.99% of Harveys Wagon Wheel, through their ownership in the Company, before being required to be found suitable. All licensing and investigation fees will have to be paid for by the person in question. The associated person investigation fee currently is $48 per hour.

    The Colorado Commission also has the right to request information from any person directly or indirectly interested in, or employed by, a licensee, and to investigate the moral character, honesty, integrity, prior activities, criminal record, reputation, habits and associations of (i) all persons licensed pursuant to the Colorado Limited Gaming Act, (ii) all officers, directors and stockholders of a licensed privately held corporation, (iii) all officers, directors and stockholders holding either a five percent (5%) or greater interest or a controlling interest in a licensed publicly traded corporation,
(iv) all general partners  and all limited partners  of a licensed  partnership,
(v) all persons which have a relationship similar to that of an officer, director or stockholder of a corporation (such as members and managers of a limited liability company), (vi) all persons supplying financing or loaning money to any licensee (such as the holders of the Notes) connected with the establishment or operation of limited gaming, and (vii) all persons having a contract, lease or ongoing financial or business arrangement with any licensee, where such contract, lease or arrangement relates to limited gaming operations, equipment, devices or premises.

    In addition, under the Colorado Regulations, every person who is a party to a "gaming contract" with an applicant for a license, or with a licensee, upon the request of the Colorado Commission or the Director, promptly must provide to the Colorado Commission or Director all information which may be requested concerning financial history, financial holdings, real and personal property ownership, interests in other companies, criminal history, personal history and associations, character, reputation in the community, and all other information which might be relevant to a determination whether a person would be suitable to be licensed by the Colorado Commission. Failure to provide all information requested constitutes sufficient grounds for the Director or the Colorado Commission to require a licensee or applicant to terminate its "gaming contract" (as defined below) with any person who failed to provide the information requested. In addition, the Director or the Colorado Commission may require changes in "gaming contracts" before an application is approved or participation in the contract is allowed. A "gaming contract" is defined as an agreement in which a person does business with or on the premises of a licensed entity. Holders of the Notes will be considered parties to a gaming contract and will be subject to potential review by the Colorado Commission or the Director.

    An application for licensure or suitability may be denied for any cause deemed reasonable by the Colorado Commission or the Director, as appropriate. Specifically, the Colorado Commission and the Director must deny a license to any applicant who (i) fails to prove by clear and convincing evidence that the applicant is qualified; (ii) fails to provide information and documentation requested; (iii) fails to reveal any fact material to qualification, or supplies information which is untrue or misleading as to a material fact pertaining to qualification; (iv) has been, or has any director, officer, general partner, stockholder, limited partner or other person who has a financial or equity interest in the applicant who has been, convicted of certain crimes, including the service of a sentence upon conviction of a felony in a correctional facility, city or county jail, or community correctional facility or under the state board of parole or any probation department within ten years prior to the date of the application, gambling-related offenses, theft by deception or crimes involving fraud or misrepresentation, is under current prosecution for such crimes (during the pendency of which license determination may be deferred), is a career offender or a member or associate of a career offender cartel, or is a professional gambler; or (v) has refused to cooperate with any state or federal body investigating organized crime, official corruption or gaming offenses.

    If the Colorado Commission determines that a person or entity is unsuitable to own interests in the Company, then the Company, HCCMC or Harveys Wagon Wheel may be sanctioned, which may include the loss by the Company, HCCMC or Harveys Wagon Wheel of their respective approvals and licenses.

    The Colorado Commission does not need to approve in advance a public offering of securities, but rather requires a filing of notice and additional documents with regard to such public offering prior to such public offering. Under the regulations, the Colorado Commission may, in its discretion, require additional information and prior approval of such public offering.

    In addition, the Colorado Regulations prohibit a licensee or affiliated company thereof, such as the Company, from paying dividends, interest or other remuneration to any unsuitable person, or recognizing the exercise of any voting rights by any unsuitable person. Further, the Company may repurchase the shares of anyone found unsuitable at the lesser of the cash equivalent to the original investment in the Company or the current market price. Further, the regulations require anyone with a material involvement with a licensee, including a director or officer of a holding company, such as the Company, to file for a finding of suitability if required by the Colorado Commission.

    In addition to its authority to deny an application for a license or suitability, the Colorado Commission has jurisdiction to disapprove a change in corporate position of a licensee and may have such authority with respect to any entity which is required to be found suitable by the Colorado Commission. The Colorado Commission has the power to require the Company, HCCMC and Harveys Wagon Wheel to suspend or dismiss managers, officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the authorities find unsuitable to act in such capacities, and may have such power with respect to any entity which is required to be found suitable.

    A person or entity may not sell, lease, purchase, convey or acquire a controlling interest in the Company without the prior approval of the Colorado Commission. The Company may not sell any interest in HCCMC or Harveys Wagon Wheel without the prior approval of the Colorado Commission.

    Harveys Wagon Wheel must meet certain architectural requirements, fire safety standards and standards for access for disabled persons. Harveys Wagon Wheel also must not exceed certain gaming square footage limits as a total of each floor and the full building. The casino at Harveys Wagon Wheel may operate only between 8:00 am. to 2:00 am., and may permit only individuals 21 years or older to gamble in the casino. It may permit slot machines, blackjack and poker, with a maximum single bet of $5.00. Harveys Wagon Wheel may not provide credit to its gaming patrons.

    The Colorado Regulations permit gaming only in a limited number of cities and certain commercial districts.

    The Colorado Constitution permits a gaming tax of up to 40% on adjusted gross gaming proceeds. The Colorado Commission has set a gaming tax rate of 2% on adjusted gross gaming proceeds of up to and including $2 million, 8% over $2 million up to and including $4 million, 15% over $4 million up to and including $5 million and 18% on adjusted gross gaming proceeds in excess of $5 million. The Colorado Commission also has imposed an annual device fee of $75 per gaming device. The Colorado Commission may revise the gaming tax rate and device fee from time to time. Central City has imposed an annual device fee of $1,165 per gaming device and may revise the same from time to time.

    The sale of alcoholic beverages is subject to licensing, control and regulation by the Colorado Liquor Agencies. All persons who directly or indirectly own 10% or more of Harveys Wagon Wheel, through their ownership of the Company, must file applications and possibly be investigated by the Colorado Liquor Agencies. The Colorado Liquor Agencies also may investigate those persons who, directly or indirectly, loan money to or have any financial interest in liquor licensees. All licenses are revocable and not transferable. The Colorado Liquor Agencies have the full power to limit, condition, suspend or revoke any such license and any such disciplinary action could (and revocation would) have a material adverse effect upon the operations of the Company. Harveys Wagon Wheel holds a hotel and restaurant liquor license for its casino, hotel and restaurant operations, rather than a gaming tavern license. Accordingly, no person with an interest in the Company can have an interest in a liquor licensee which holds anything other than a hotel and restaurant liquor license, and specifically cannot have an interest in an entity which holds a gaming tavern license.

    IOWA GAMING LAWS AND REGULATIONS

    The State of Iowa first authorized excursion gambling boat activities in 1989. The Iowa Racing and Gaming Commission (the "Iowa Commission") has the authority to grant and review licenses to owners and operators of excursion gambling boats and has the further authority to adopt and enforce rules governing a broad range of subjects dealing with excursion gambling boat facilities and operations. The Iowa Commission consists of five members who are appointed by the governor and confirmed by the state senate. Members serve a term not to exceed three years at the pleasure of the governor.

    Under Iowa law, only non-profit organizations may receive a license to own gambling game operations; for-profit organizations may receive a license for their management and operation. The Company, through its wholly-owned subsidiary, HIMC, together with Iowa West, a qualified non-profit organization, have been granted the necessary licenses to own and operate the current gambling facilities and activities on the riverboat casino at Harveys Casino/Hotel. The present licenses have a term expiring March 31, 1997. The licenses are granted upon the condition that the license holders accept, observe and enforce all applicable laws, regulations, ordinances, rules and orders. Any violation by a license holder, including violations by its officers, employees or agents, may result in disciplinary action, including the suspension or revocation of the license.

    HIMC and Iowa West have entered into an excursion sponsorship and operating agreement dated August 22, 1994 (the "Operating Agreement") pursuant to which Iowa West authorizes HIMC to operate the excursion gambling boat activities on the riverboat casino under Iowa West's gaming license. The Operating Agreement's initial term continues through December 31, 2002 and during such term HIMC has agreed to pay Iowa West a fee equal to $1.50 for each adult passenger embarking upon the excursion gambling boat. HIMC further agrees to pay, and hold Iowa West harmless from, the admission fees payable to the Iowa Commission and the local municipality and the wagering tax imposed by Iowa law. Following the expiration of the initial term of the Operating Agreement, HIMC may extend its provisions for five successive three-year periods, except that the admission fees payable by HIMC to Iowa West for each such period shall be adjusted to reflect increases in the consumer price index.

    Excursion boat gambling licenses may be granted by the Iowa Commission only in those counties that have approved the conduct of gambling games in a county-wide referendum. Gambling has been approved by the county electorate in Pottawattamie County, Iowa, the location of Harveys Casino/Hotel, but another referendum requested by petition can be held and there can be no assurance that gambling would again be approved. If licenses to conduct gambling games and to operate an excursion gambling boat are in effect at the time gambling is disapproved by a referendum of the county electorate, the licenses remain valid and may, at the discretion of the Iowa Commission, be renewed for a total of nine years from the date of the original issue.

    Following the issuance of a gaming license, the Iowa Commission monitors and supervises the activities of the excursion gambling boat and its licenses. Material contracts to be entered into by the licensee, changes in ownership of the licensee and acquisitions of interests in other gambling activities by the licensee or its owners must be all reported to, and approved by, the Iowa Commission. Further, the Iowa Commission has the authority to determine the payouts from the gambling games, to set the payout rate for all slot machines, to establish minimum charges for admission to excursion gambling boats and regulate the number of free admissions and to define the excursion season and the duration of an excursion.

    Iowa law authorizes the imposition of an admission fee, set by and payable to the Iowa Commission, on each person embarking on an excursion gambling boat. An additional admission fee may be imposed by the municipality in which the gambling operation is located. In practice, the Iowa Commission has not imposed a per-person admission fee, but rather imposed a fee on each excursion gambling boat based upon the estimated costs of supervision and enforcement to be incurred by the Iowa Commission for the ensuing fiscal year. For the fiscal year beginning July 1, 1995, the fee is $246,064, payable in $4,732 weekly installments. A $0.50 per person admission fee is also payable to the City of Council Bluffs, Iowa. Further, Iowa law imposes an annual wagering tax ranging from five percent on the first $1 million of adjusted gross receipts from gambling games to 20 percent on adjusted gross receipts in excess of $3 million.

    The Company's excursion gambling boat activities are also subject to safety and inspection requirements of the State of Iowa and the U.S. Coast Guard. These requirements set limits on the operation of the vessel; mandate that it must be operated by a minimum complement of licensed personnel; establish periodic inspections, including the physical inspection of the outside hull requiring the vessel to be drydocked every five years; and establish other mechanical and operational rules.

PROPERTIES OF THE COMPANY

    Harveys Resort comprises approximately 1,020,000 square feet on approximately 19.8 acres, of which the Company owns approximately 5.4 acres and leases approximately 14.4 acres pursuant to several ground leases that expire in 2015. A 973,000-square foot parking garage and certain other amenities are located on the leased property.

    The Harveys Wagon Wheel facility comprises approximately 200,000 square feet on approximately 1.1 acres. Additionally, HCCMC, a wholly-owned subsidiary of the Company, owns approximately 48 acres of undeveloped land adjacent to the Harveys Wagon Wheel facility. HCCMC has entered into an Agreement of Purchase and Sale, subject to several conditions, to sell 40 of such acres to a group seeking to develop a non-gaming hotel and other facilities. The Company intends to use the remaining eight acres to construct a parking garage for the Harveys Wagon Wheel facility. Numerous permits and approvals which have not been obtained are necessary for both transactions. No assurances can be given, however, that either transaction will be consummated or consummated on the terms described above.

    The Hard Rock Hotel facility is located on approximately 16 acres owned by HRHC. The hotel/casino comprises approximately 358,000 square feet.

    Harveys Casino/Hotel will be located on approximately 36 acres of land owned by the Company. The land- based amenities, including a covered "skywalk" to the riverboat casino, will be comprised of a hotel, convention center, and passenger staging area, totalling nearly 300,000 square feet. Contiguous thereto is a 24-acre leasehold parcel which will contain the boat docking facility and additional parking. This parcel is subject to a long-term lease with the City of Council Bluffs for a nominal annual sum. Additionally, the Company owns an adjacent 44-acre parcel suitable for expansion or support facilities.

LEGAL PROCEEDINGS OF THE COMPANY

    The Company is a defendant in various lawsuits relating to routine matters incidental to its business. Management does not believe that the outcome of any such litigation, in the aggregate, will have a material adverse effect on the Company.

                                   MANAGEMENT

    The following table sets forth the directors and executive officers of the Company as of May 10, 1996. All directors hold their positions until their terms expire or until their respective successors are elected and qualified. Executive officers are elected by and serve at the discretion of the Board of Directors until their successors are duly chosen and qualified. On April 25, 1995, Donald
D. Snyder resigned from the Board of Directors to pursue other business opportunities and the vacancy created thereby has not yet been filled.

         NAME            AGE              POSITION WITH THE COMPANY
- - -----------------------  ---   ------------------------------------------------
Thomas M. Yturbide       60    Chairman of the Board of Directors
William B. Ledbetter     65    Vice  Chairman  of  the Board  of  Directors and
                                Secretary
Charles W. Scharer       41    President, Chief Executive Officer and Director
Richard F. Kudrna, Sr.   62    Chairman Emeritus and Director
Jessica L. Ledbetter     40    Director
Kirk B. Ledbetter        37    Director
Luther Mack, Jr.         57    Director
Franklin K. Rahbeck      74    Director
John J. McLaughlin       41    Senior Vice President,  Chief Financial  Officer
                                and Treasurer
Stephen L. Cavallaro     38    Chief Operating Officer of Subsidiary Operations
Kevin O. Servatius       43    Senior  Vice  President and  General  Manager --
                                Lake Tahoe
Verne H. Welch, Jr.      58    Senior Vice  President  and General  Manager  --
                                Harveys Iowa Management Company
Edward B. Barraco        51    Senior  Vice  President and  General  Manager --
                                Harveys Wagon Wheel
Gary D. Armentrout       48    Senior Vice  President of  Business  Development
                                and Government Relations
Gary R. Selesner         42    Senior  Vice  President and  General  Manager --
                                Hard Rock Hotel/Casino
James J. Rafferty        40    Corporate Vice President of Marketing

    THOMAS M. YTURBIDE. Mr. Yturbide served as President and Chief Executive Officer from October 1993 until December 1, 1995 when he became Chairman of the Board. From 1987 to October 1993, he served as Executive Vice President and Chief Operating Officer. He has been a Director since 1987. Mr. Yturbide's current term as a member of the Board of Directors will expire at the 1997 Annual Meeting of Stockholders.

    WILLIAM B. LEDBETTER. Mr. Ledbetter has served as Vice Chairman of the Board of Directors and Secretary since October 1993. Mr. Ledbetter's current term as a member of the Board of Directors will expire at the 1999 Annual Meeting of Stockholders. From 1983 until October 1993, Mr. Ledbetter served as President, Chief Executive Officer and a Director. Since joining the Company in 1954, he has been involved in virtually every aspect of the Company's operations. Mr. Ledbetter was instrumental in developing the Company's present management team. From 1984 to 1991, he was intimately involved in overseeing the completion of the Company's master plan. Mr. Ledbetter is the father of Jessica
L. and Kirk B. Ledbetter.

    CHARLES W. SCHARER. Mr. Scharer was elected President and Chief Executive Officer effective December 1, 1995. He has served as a Director since April 1995. His current term as a Director will expire at the 1997 Annual Meeting of Stockholders. Prior to becoming President and Chief Executive Officer, Mr. Scharer served as Executive Vice President from August 1995. Mr. Scharer was elected Chief Financial Officer in July 1993 and Treasurer in September 1993, having served as the Company's senior financial officer since 1988 when he became Vice President -- Finance & Administration.

    RICHARD F. KUDRNA, SR. Mr. Kudrna served as Chairman of the Board of Directors from 1983 until December 1, 1995, when he became Chairman Emeritus of the Board of Directors. Mr. Kudrna's current term as a member of the Board of Directors will expire at the 1998 Annual Meeting of Stockholders. Prior to joining the Company in 1968, he had been employed by Harrah's Lake Tahoe for 4 1/2 years. Mr. Kudrna served as Sr. Vice President of Administration, then as Sr. Vice President and General Manager before assuming the position as Chairman of the Board. Mr. Kudrna is a past board member of the Lake Tahoe Gaming Alliance, past director of the Lake Tahoe Visitors' Authority and charter member and past president of the Douglas County Education Foundation. Mr. Kudrna has also served as past president of the Tahoe Douglas Rotary Club, past president of the Tahoe Douglas Chamber of Commerce and a member of the Douglas County Planning Committee. He currently sits on the Advisory Board for the University of Nevada -- Reno Business College.

    JESSICA L. LEDBETTER. Ms. Ledbetter has served as a Director since 1987 and as Executive Assistant from 1986 to 1993. Ms. Ledbetter's current term as a member of the Board of Directors will expire at the 1998 Annual Meeting of Stockholders. Ms. Ledbetter has been employed by the Company in a variety of capacities, including internal audit, accounting and cashier functions, Director of Planning, games and slot operations and food and beverage service. She currently serves as a member of the Board of Directors of Barton Memorial Hospital, Lake Tahoe Community Trust and the Lake Tahoe Education Foundation. Ms. Ledbetter presently owns and operates the Thunderbird Ranch in northern Nevada. Ms. Ledbetter is the daughter of William B. Ledbetter and the sister of Kirk B. Ledbetter.

    KIRK B. LEDBETTER. Mr. Ledbetter has served as a Director since 1987. His current term as a member of the Board of Directors will expire at the 1999 Annual Meeting of Stockholders. Since 1986, he has served as an Executive Assistant/Management Trainee in which capacity he has completed assignments in numerous departments within the Company. He has been with the Company for a total of seventeen years and has had a wide range of experience in various functional systems and customer service. In November 1993, Mr. Ledbetter was named Customer Services Systems Manager, with responsibility for the customer database, direct mail marketing, analysis of customer ratings and various marketing functions. Mr. Ledbetter holds B.S. and MBA degrees from the University of Nevada -- Reno. Mr. Ledbetter is the son of William B. Ledbetter and the brother of Jessica L. Ledbetter.

    LUTHER MACK, JR. Mr. Mack joined the Company's Board of Directors in August 1994. His current term as a Director will expire at the 1997 Annual Meeting of Stockholders. Mr. Mack has been an owner-operator of several McDonald franchises for over 20 years. He is also the President and Chief Executive Officer of the Nevada Television Corporation. Mr. Mack is a member of the board of the Nevada State Athletic Commission and the Reno-Tahoe International Airport, as well as director and member of the audit committee for Pioneer Citizens Bank of Nevada.

    FRANKLIN K. RAHBECK. Mr. Rahbeck has served as a Director since 1987. Mr. Rahbeck's current term as a Director will expire at the 1998 Annual Meeting of Stockholders. He also serves on the Board of Directors of FIBN and Barton Memorial Hospital Foundation and is a director for the Washoe Tribe's Economic Development Corporation. In 1947, Mr. Rahbeck founded the Nevada Lumber Company, which he operated until its sale to Diamond International in 1959. He is the co-founder of the Outdoorsman retail store in South Lake Tahoe which he managed for a period of 23 years until 1983. Mr. Rahbeck currently resides in Carson Valley where he engages in cattle ranching.

    JOHN J. MCLAUGHLIN. Mr. McLaughlin was appointed Chief Financial Officer in September 1995 and in January 1996 was appointed Senior Vice President, Chief Financial Officer and Treasurer. Mr. McLaughlin is a Certified Public Accountant with over 15 years experience in the gaming industry and served most recently as Chief Financial Officer of President Riverboat Casinos, Inc. from January 1993 until September 1995. From 1980 until 1993, Mr. McLaughlin was employed by TropWorld Casino and Entertainment Resort in Atlantic City, where he served as Director of Financial Reporting from 1984 to 1986 and then as Executive Director of Finance until 1993.

    STEPHEN L. CAVALLARO. Mr. Cavallaro joined the Company in February 1994 to oversee the management of the Hard Rock Hotel as Senior Vice President and General Manager -- Hard Rock Hotel. In

February 1996, he was promoted to Chief Operating Officer of Subsidiary Operations, in which position he has overall operating responsibility for the Company's operations in Central City, Las Vegas and Council Bluffs. From 1992 to 1994, Mr. Cavallaro served as Vice President and General Manager of the Palace Station Hotel/Casino. Mr. Cavallaro also served as Executive Vice President and General Manager of Maloof Companies from 1990 to 1992.

    KEVIN O. SERVATIUS. Mr. Servatius was appointed Senior Vice President and General Manager -- Lake Tahoe in August 1995. Mr. Servatius has over 15 years of experience in the gaming and hospitality industry. He started his career with Harrah's Lake Tahoe where he progressed through the ranks of both the Harrah's and Embassy Suites organizations, becoming, in March 1993, Senior Vice President and General Manager of Harrah's -- Lake Tahoe. He is a member of the Lake Tahoe Visitor's Authority and a board member of the Lake Tahoe Gaming Alliance.

    VERNE H. WELCH, JR. Mr. Welch has served as Senior Vice President and General Manager -- Harveys Iowa Management Company since September 1995. He is responsible for the overall direction of the Council Bluffs facilities and directs all of its operating departments. Prior to moving to the Council Bluffs property, Mr. Welch served as Senior Vice President and General Manager -- Lake Tahoe from December 1993. From 1988 to December 1993, he served as Vice President Casino Operations.

    EDWARD B. BARRACO. Mr. Barraco has served as Senior Vice President and General Manager -- Central City, Harveys Wagon Wheel since July 1995. From 1985 to 1995, Mr. Barraco served as Assistant General Manager -- Lake Tahoe, where he was responsible for the overseeing of all aspects of the operation on an assigned shift.

    GARY R. SELESNER. In March 1996, Mr. Selesner was appointed Senior Vice President and General Manager -- Hard Rock Hotel/Casino. From August 1995 to March 1996, Mr. Selesner served as Senior Vice President and General Manager -- Maryland and was involved in the Company's development activities. Prior to joining the Company, Mr. Selesner was Vice President -- Sales and Marketing of President Riverboat Casinos, Inc. from 1992 to August 1995. From July 1986 to March 1991, Mr. Selesner was employed by the Trump Plaza Hotel and Casino in Atlantic City, New Jersey where he served as Vice President of Marketing until November 1988 and Executive Vice President until May 1990 when he became President and Chief Operating Officer.

    GARY D. ARMENTROUT. Mr. Armentrout has served as Senior Vice President of Business Development and Government Relations since May 1995. In this position he is responsible for identifying and pursuing the development of new projects. Prior to joining the Company, Mr. Armentrout was with President Riverboat Casinos, Inc. where he served as Vice President -- Gaming from May 1990 until June 1994 when he became Vice President -- Gaming Development, a position he held until May 1995. From 1984 until 1990, Mr. Armentrout was Vice President and Assistant General Manager for Harrah's Las Vegas.

    JAMES J. RAFFERTY.  Mr. Rafferty  was appointed Corporate Vice President  of
Marketing  in December 1995. Mr. Rafferty  served as Vice President -- Marketing
- - -- Lake Tahoe from 1992 to 1995.  From 1988 through 1992, he served as  Director of Employee Development.

COMMITTEES OF THE BOARD OF DIRECTORS OF THE COMPANY

    The Board of Directors has established an Audit Committee and a Compensation Committee. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent public accountants, review and approve non-audit services of the independent public accountants, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the Company and review management's procedures and policies relative to the adequacy of the Company's internal accounting controls. The current members of the Audit Committee are Luther Mack, Jr. (chairman) and Franklin K. Rahbeck. Donald D. Snyder served as a member of the Audit Committee prior to his resignation from the Board of Directors on April 25, 1996 to pursue other business opportunities. During fiscal year 1995, the Audit Committee met on five occasions.

    The functions of the Compensation Committee are to review annual salaries and bonuses for all executive officers, review and approve the annual salary and bonus for the President and Chief Executive Officer and review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto. The current members of the Compensation Committee are Richard F. Kudrna (chairman), Jessica L. Ledbetter, Luther Mack, Jr. and Franklin K. Rahbeck. Donald D. Snyder served as the chairman of the Compensation Committee prior to his resignation from the Board of Directors on April 25, 1996 to pursue other business opportunities. During fiscal year 1995, the Compensation Committee met on six occasions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The following individuals served on the Compensation Committee during fiscal year 1995: Donald D. Snyder (chairman), Jessica L. Ledbetter, Luther Mack, Jr., Robert L. Weise and Franklin K. Rahbeck. Thomas M. Yturbide and Richard F. Kudrna, Sr. participated as non-voting members. During fiscal year 1995, Richard
F. Kudrna, Sr. served as the Company's Chairman of the Board and Thomas M. Yturbide served as President and Chief Executive Officer of the Company.

    Franklin K. Rahbeck, a Director of the Company, is also a director of FIBN. The Company and FIBN are parties to a loan agreement. HRHC (in which the Company holds a 40% equity interest) and FIBN are also parties to a loan agreement which is guaranteed by the Company.

    FIBN, Jessica L. Ledbetter, Kirk B. Ledbetter and Franklin K. Rahbeck are the co-trustees of the William B. Ledbetter and Beverlee A. Ledbetter Irrevocable Trust (the "Ledbetter Trust"). The Ledbetter Trust owns survivorship life insurance policies on the lives of William B. Ledbetter and Beverlee A. Ledbetter, deceased. Prior to fiscal 1995, the Company paid premiums on such life insurance policies. The Company has no further obligation to pay such premiums. The Ledbetter Trust has issued two notes payable to the Company for the amounts of the premiums previously paid by the Company. The notes are in the principal amounts of $1,376,995 and $455,275 and bear interest at the rate of 5.84% and 6.30%, respectively. Interest on the notes is payable on December 31 of each year and the entire unpaid principal amount becomes due on the earlier of November 15, 2001 or the death of William B. Ledbetter.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

    DIRECTOR COMPENSATION. In fiscal 1995, non-employee directors received an annual retainer of $24,000 and an additional $800 for each board meeting attended. During such period, non-employee committee members generally received $800 for each committee meeting attended, non-employee members of the Audit Committee received $900 for each meeting attended and the non-employee chairs of each of the Audit Committee and the Compensation Committee received $1,100 and $1,000, respectively, for each meeting attended. Effective December 1, 1995, the annual retainer for non-employee directors was increased to $30,000 and the fees for board and committee meeting attendance were increased to $1,000 per meeting. Effective as of such date, the amount that non-employee chairs of each of the Audit and Compensation Committee are compensated for meeting attendance was increased to $1,200 per meeting. Non-employee directors are reimbursed for expenses incurred in connection with attending meetings of the Board of
Directors and Committees thereof. Non-employee directors are eligible to participate in the Non-Employee Directors Stock Option Program. See "-- 1993 Non-Employee Directors Stock Option Program".

    The Company has established an Outside Directors' Retirement Plan pursuant to which each outside director and any employee-director not covered under the Company's Supplemental Executive Retirement Plan ("SERP") or Senior Supplemental Executive Retirement Plan, who has served five or more years or his/her beneficiaries, as applicable, shall be entitled to receive $25,000 per year for up to ten years upon such director's retirement, death or disability. The plan also provides for continuing medical insurance coverage under the Company's executive health plan for a period of up to 10 years.

    Directors who are also employees are eligible to participate in the Incentive Plan. See "-- Omnibus Incentive Plans".

    EXECUTIVE OFFICER COMPENSATION. The following table presents certain information concerning compensation paid or accrued by the Company for services rendered during the last three completed fiscal years for the Chief Executive Officer and the four most highly compensated executive officers, other than the Chief Executive Officer, of the Company whose total annual salary and bonus in 1995 exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM COMPENSATION
                                                                          ----------------------------------
                                                                                 AWARDS
                                              ANNUAL COMPENSATION         ---------------------    PAYOUTS
                                          ---------------------------     RESTRICTED             -----------    ALL OTHER
                                          FISCAL                          STOCK AWARD               LTIP       COMPENSATION
NAME AND PRINCIPAL POSITION (1)            YEAR     SALARY    BONUS           (2)       OPTIONS  PAYOUTS (3)   (4)(5)(6)(7)
- - ----------------------------------------  ------   --------  --------     -----------   -------  -----------   ------------
Thomas M. Yturbide                         1995    $400,000  $148,000(8)   $ --           --      $ --           $ 34,074
 Chairman of the Board of                  1994     350,000   241,300(8)    770,000     110,000    361,206         22,801
 Directors                                 1993     277,676   156,036                                              62,334
                                                                             ---          ---       ---

Charles W. Scharer (9)                     1995     240,507   125,000        --           --        --              1,819
 President, Chief Executive                1994     184,712    60,000       252,000      32,000    134,364            664
 Officer and Director                      1993     154,191    49,341        --           --        --                 98

William B. Ledbetter                       1995     239,274     --           --           --        --             11,787
 Vice Chairman of the                      1994     239,274     --           --           --        --             11,588
 Board and Secretary                       1993     238,986     --           --           --        --            816,711

Stephen L. Cavallaro                       1995     242,135   124,020        --           --        --              1,777
 Chief Operating Officer of                1994     173,077    45,000       210,000      30,000     --                393
 Subsidiary Operations                     1993       --        --           --           --        --             --

Verne H. Welch, Jr. (10)                   1995     161,381    12,000        --           --        --              7,463
 Sr. Vice President                        1994     148,884    20,000       210,000      30,000    109,473          4,074
 and General                               1993     121,013    26,841        --           --        --              2,396
 Manager-Harveys Iowa
 Management Company

- - ------------------------
(1) The position listed for each officer is the position currently held by such officer. As of November 30, 1995, Mr. Yturbide was the President and Chief Executive Officer of the Company and a director, Mr. Scharer was the Executive Vice President and Treasurer of the Company and a director and Mr. Cavallaro was the Senior Vice President and General Manager of Hard Rock Hotel.

(2) Represents the market value ($14) as of February 14, 1994 (the effective date of the Company's initial public offering) of restricted stock awarded the Named Executive Officers pursuant to the 1993 Omnibus Incentive Plan. See "-- Employee Benefit Plans -- 1993 Omnibus Incentive Plan". The number of shares awarded and the value as of November 30, 1995 are as follows: Mr. Yturbide, 55,000 shares ($825,000); Mr. Scharer, 18,000 shares ($270,000);
    Mr. Welch, 15,000 shares ($225,000); and Mr. Cavallaro, 15,000 shares ($225,000). The shares vested, immediately as to 25% of the award on February 14, 1994, 25% on November 12, 1994, 25% on November 12, 1995, the second anniversary of the date of grant, and the remaining 25% will vest on the next anniversary of the grant date, November 12, 1996. The Named Executive Officers receive dividends on all of their shares.

(3) In 1990, the Company adopted a long-term incentive plan for key employees. Payment of incentives under the plan was contingent upon the Company attaining certain financial objectives over consecutive and concurrent three-year periods. In 1993, the Company terminated the plan and in 1994 paid all participants, including the Named Executive Officers, all incentives earned. In 1994, the Company adopted a new long-term incentive plan for six key employees. See "-- Long-Term Incentive Plans -- Awards in Last Fiscal Year" below.

(4) Includes in the case of Mr. Ledbetter a one-time guaranteed payment of $650,000, in connection with his employment contract.

(5) All Other Compensation includes $46,600 and $52,000, paid to Mr. Yturbide and Mr. Ledbetter, respectively, for services on the Board of Directors, including attendance at Board of Director meetings and board committee meetings. Prior to August 1993, Directors received an annual retainer of $24,000 and an additional $800 for each board meeting attended. Committee members generally received $800 for each committee meeting attended prior to August 1993. Members of the Audit and Finance Committee received $900 for each meeting attended prior to August 1993 and the chairs of each of the Audit and Finance Committee and the Compensation Committee received $1,100 and $1,000, respectively, for each meeting attended prior to August 1993. In August 1993, the Board of Directors' policy was changed so that employee directors no longer receive fees for attending board or committee meetings.

(6) Includes for fiscal 1993, $13,544, $98, $2,146 and $2,396 of above market interest earned by Mr. Yturbide, Mr. Scharer, Mr. Ledbetter and Mr. Welch, respectively, on deferred compensation. Includes for fiscal 1994, $20,611, $664, $2,848, $393 and $4,074 of above market interest earned by Mr.
    Yturbide, Mr. Scharer, Mr. Ledbetter, Mr. Cavallaro and Mr. Welch, respectively, on deferred compensation. Includes for fiscal 1995 $31,884, $1,819, $3,047, $1,777 and $7,463 of above-market interest earned by Mr. Yturbide, Mr. Scharer, Mr. Ledbetter, Mr. Cavallaro and Mr. Welch, respectively, on deferred compensation. Includes for each year $2,190 and $8,740 of term life insurance premium payments by the Company for policies insuring the lives of Mr. Yturbide and Mr. Ledbetter, respectively.

(7) Includes for fiscal 1993, in respect to Mr. Ledbetter, $103,825 related to split-dollar insurance agreements, pursuant to which the Company had agreed to pay the insurance premiums on three survivorship policies insuring the lives of William B. and Beverlee A. Ledbetter. For a description of such split-dollar insurance agreements, which have been terminated, see "-- Certain Transactions".

(8) Includes a $100,000 signing bonus paid by the Company in connection with Mr. Yturbide's employment contract.

(9) As of August 21, 1995, Mr. Scharer became the Company's Executive Vice President, and Treasurer.

(10) As of September 4, 1995, Mr. Welch became Sr. Vice President and General Manager for Harveys Iowa Management Company.

LONG-TERM INCENTIVE PLAN

    In fiscal year 1994, the Company adopted a Long-Term Incentive Plan. The table below sets forth awards made to Named Executive Officers in the last fiscal year under the Company's Long-Term Incentive Plan.

              LONG-TERM INCENTIVE PLANS AWARDS IN LAST FISCAL YEAR

                               NUMBER OF       PERFORMANCE OR       ESTIMATED FUTURE PAYOUTS UNDER
                                 SHARES      OTHER PERIOD UNTIL       NON STOCK PRICE-BASED PLANS
                                UNITS OR       MATURATION OR     -------------------------------------
            NAME              OTHER RIGHTS         PAYOUT        THRESHOLD        TARGET      MAXIMUM
- - ----------------------------  ------------   ------------------  ----------      --------     --------
Thomas M. Yturbide                --         Three years ending   $ 30,000       $ 60,000     $90,000
                                             November 30, 1996

                                             Three years ending     30,000         60,000      90,000
                                             November 30, 1997

Charles W. Scharer                --         Three years ending     12,025         24,051      36,076
                                             November 30, 1996

                                             Three years ending     12,025         24,051      36,076
                                             November 30, 1997

Stephen L. Cavallaro              --         Three years ending     11,873         23,746      35,619
                                             November 30, 1996

                                             Three years ending     11,873         23,746      35,619
                                             November 30, 1997

Verne H. Welch, Jr.               --         Three years ending      8,219         16,438      24,657
                                             November 30, 1996

                                             Three years ending      8,219         16,438      24,657
                                             November 30, 1997

    Mr. Ledbetter does not participate in the Company's Long-Term Incentive Plan. Benefits received by participants under this plan are based on the Company's achieving specified levels of cash flow and return on equity over three-year periods. The target amount of the incentive is earned if the average of the percentage of achievement of the two goals equals 100%. The threshold amount is earned if the average of the percentage of achievement of the two goals equals 80% and the maximum amount is earned if the average of the percentage of achievement of the two goals equals 120%.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    The tables below set forth total benefits payable to executive employees, including Named Executive Officers, who participate in the Company's SERP. Amounts shown represent the aggregate amounts to which such employees are entitled under the SERP.

                  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN TABLE
                              (SEVEN YEAR VESTING)

    AVERAGE BASE         ESTIMATED ANNUAL BENEFITS AT AGE 65
    COMPENSATION       FOR REPRESENTATIVE YEARS OF SERVICE ($)
   FOR FINAL FIVE     ------------------------------------------
     YEARS ($)          3        4        5        6        7
- - --------------------  ------  -------  -------  -------  -------
  125,000...........  12,500   25,000   37,500   50,000   62,500
  150,000...........  15,000   30,000   45,000   60,000   75,000
  175,000...........  17,500   35,000   52,500   70,000   87,500
  200,000...........  20,000   40,000   60,000   80,000  100,000
  225,000...........  22,500   45,000   67,500   90,000  112,500
  250,000...........  25,000   50,000   75,000  100,000  125,000
  300,000...........  30,000   60,000   90,000  120,000  150,000
  400,000...........  40,000   80,000  120,000  160,000  200,000
  450,000...........  45,000   90,000  135,000  180,000  225,000
  500,000...........  50,000  100,000  150,000  200,000  250,000

                  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN TABLE
                               (20 YEAR VESTING)

                      ESTIMATED ANNUAL BENEFITS AT AGE 65
    AVERAGE BASE          FOR REPRESENTATIVE YEARS OF
    COMPENSATION                  SERVICE ($)
   FOR FINAL FIVE     ------------------------------------
     YEARS ($)          5        10        15        20
- - --------------------  ------   -------   -------   -------
  125,000...........  15,625    31,250    46,875    62,500
  150,000...........  18,750    37,500    56,250    75,000
  175,000...........  21,875    43,750    65,625    87,500
  200,000...........  25,000    50,000    75,000   100,000
  225,000...........  28,125    56,250    84,375   112,500
  250,000...........  31,250    62,500    93,750   125,000
  300,000...........  37,500    75,000   112,500   150,000
  400,000...........  50,000   100,000   150,000   200,000
  450,000...........  56,250   112,500   168,750   225,000
  500,000...........  62,500   125,000   187,500   250,000

    Participation in the plan requires a recommendation by the President of the Company and officer or other key employee status. The seven year vesting SERP presently covers approximately 19 current or former executive employees. The 20 year vesting SERP, for those who began participation after October 1, 1994, covers approximately four executive employees. SERP benefits are based on a percentage of average base compensation earned during the participant's last five years of service. Base compensation is the participant's annual salary (but not bonuses or incentive compensation), which is the same as compensation depicted as salary in the Summary Compensation Table. Benefits are generally computed as a straight-life annuity, and are not subject to any deduction for social security benefits. Participants are entitled to receive SERP benefits upon attaining age 65 (age 63 for Mr. Yturbide) and having become vested in the SERP. Participants in the seven year vesting SERP become 20% vested after having accumulated at least three years of service with the Company and vesting continues in 20% increments each year thereafter, with 100% vesting occurring upon completion of seven years of service. Participants in the 20 year vesting SERP become 25% vested after having accumulated at least five years of service with the Company and vesting continues in 5% increments each year thereafter, with 100% vesting occurring upon completion of 20 years of service. Amounts shown for seven years or 20 years of service in the respective tables above represent the maximum annual payments a participant may receive under the SERP. Benefits under the SERP are payable for a period of 15 years. In the event that an individual or entity that did not own shares of Common Stock prior to February 14, 1994 (the date of the initial public offering), or is not a family member of an individual who did, acquires more than 25% of the total shares of Common Stock, participants will become immediately entitled to benefits under the SERP.

    Messrs. Yturbide, Scharer and Welch are 100% vested under the seven year vesting plan. Mr. Cavallaro has two years of credited service under the seven year vesting plan.

HONORARY DIRECTORS PROGRAM

    The Company's Honorary Director Program is a special program designed to compensate Vera Gross for her years of service to the Company. Vera Gross served as Executive Assistant and Director of the Company. She contributed over 25 years of service to the Company. Under the Honorary Director Program, for the duration of her life, Mrs. Gross receives annual payments of $50,000 and benefits under the Company's Group Health Plan.

ALTERNATIVE DEFINED BENEFIT PLANS

    Certain executives are entitled to participate in a Senior Supplemental Executive Retirement Plan ("SSERP") that provides for benefits based on a percentage of the salary that was being paid as of January 1, 1991 and computed as a straight-life annuity. Benefits under the SSERP are payable one month after retirement until the recipient reaches age 80. Messrs. Kudrna and William Ledbetter are fully vested in the SSERP, and will be entitled to annual benefits of $200,000, each commencing one month after retirement.

EMPLOYMENT AGREEMENTS

    Thomas M. Yturbide serves as Chairman of the Board under an employment contract with the Company. The term of agreement began as of December 1, 1995 and ends on May 31, 1998. His annual salary under this agreement is $400,000. The agreement also provides Mr. Yturbide options to purchase up to 100,000 shares of the Company's Common Stock at $18 5/8 per share. The options granted to Mr. Yturbide vest in three equal installments on April 1, 1996, 1997 and 1998. The contract is terminable at any time (upon ninety days' notice) by Mr. Yturbide or the Company. If the agreement is terminated by the Company for reason other than cause, Mr. Yturbide is entitled to receive the full value of his salary and other benefits for the remainder of the term of the agreement. Prior to December 1, 1995, Mr. Yturbide served as President and Chief Executive Officer under an employment contract with the Company. His annual salary was $400,000. He also received signing bonuses of $100,000 on December 6, 1993, $100,000 on December 1, 1994 and $100,000 on December 1, 1995. In addition, the agreement provided that Mr. Yturbide received restricted stock and stock options pursuant to the 1993 Omnibus Incentive Plan. See "-- 1993 Omnibus Incentive Plan".

    Charles W. Scharer serves as President and Chief Executive Officer under an employment contract with the Company. The term of the contract began on December 1, 1995 and ends on November 30, 2000. The agreement provides that Mr. Scharer's salary during the term of the agreement will be $350,000 per year. The agreement also provides Mr. Scharer options to purchase up to 100,000 shares of the Company's Common Stock at $18 5/8 per share. Twenty percent of the options granted to Mr. Scharer vested immediately on December 1, 1995 and the remaining options vest in four equal installments on December 1, 1996, 1997, 1998 and 1999. The contract is terminable at any time (upon ninety days' notice) by Mr. Scharer or the Company. If the agreement is terminated by the Company for reason other than cause, Mr. Scharer is entitled to receive the full value of his salary and other benefits for the remainder of the agreement. Prior to December 1, 1995, Mr. Scharer served as Chief Financial Officer under an employment contract with the Company. His annual salary was $200,000. The agreement also provided that Mr. Scharer received restricted stock and stock options pursuant to the 1993 Omnibus Incentive Plan. See "-- 1993 Omnibus Incentive Plan".

    William B. Ledbetter serves as Vice Chairman of the Board of Directors and Secretary under an employment agreement with the Company. His annual salary is $239,274. He also received on November 29, 1993 (i) a one-time guaranteed payment of $650,000 and (ii) option to purchase 15,000 shares of Common

Stock at $14.00 (the initial public offering price per share of Common Stock), which options are immediately exercisable and remain exercisable for a period of 10 years. Mr. Ledbetter's employment contract is for a term of five years, terminating on October 31, 1998, and is terminable after two years at any time by Mr. Ledbetter or at any time by the Company for cause or if Mr. Ledbetter ceases to be reasonably available to the Company for a period of six months.

    Stephen L. Cavallaro serves as Chief Operating Officer of Subsidiary Operations under an employment contract with the Company effective as of February 1, 1996. The term of the contract runs for three years, terminating on January 31, 1999. Mr. Cavallaro's annual salary established by the contract is $280,000. The contract also provides for the award of options to purchase 10,000 shares of the Company's Common Stock. The contract is terminable at any time (upon ninety days' notice) by Mr. Cavallaro or the Company. If the contract is terminated by the Company for reasons other than cause, Mr. Cavallaro is entitled to receive the full value of his salary and other benefits for the remainder of the contract term. Prior to February 1, 1996, Mr. Cavallaro served as Senior Vice President and General Manager - Hard Rock Hotel under an employment contract with the Company. His annual salary under the contract was $245,000. The agreement also provides that Mr. Cavallaro receive restricted stock and stock options pursuant to the 1993 Omnibus Incentive Plan. See "-- Employee Benefit Plans -- 1993 Omnibus Incentive Plan".

EMPLOYEE BENEFIT PLANS

OMNIBUS INCENTIVE PLANS

    In November 1993, the Company adopted the 1993 Omnibus Incentive Plan (the "1993 Incentive Plan") and in March 1996, the stockholders of the Company approved the 1996 Omnibus Incentive Plan (the "1996 Incentive Plan" and together with the 1993 Incentive Plan, the "Incentive Plans"). The Incentive Plans were adopted to further and promote the interests of the Company, its subsidiaries and its stockholders by enabling the Company to attract, retain and motivate key employees or prospective employees, and to align the interests of such individuals and the stockholders of the Company. The Incentive Plans are administered by the Compensation Committee, which is authorized to construe and interpret the Incentive Plans and to promulgate, amend and rescind rules and regulations relating to the implemen-tation, administration and maintenance of the Incentive Plans, including selecting the participants in each of the Incentive Plans, making awards of stock options, stock appreciation rights, restricted stock grants and/or performance units (each an "Award", and collectively "Awards") in such amounts and form as the Compensation Committee determines and imposing any restrictions, terms and conditions upon such Awards as the Compensation Committee deems appropriate.

    The maximum number of shares of Common Stock authorized for issuance under the 1993 Incentive Plan, other than shares of Common Stock issued pursuant to Awards and subsequently reacquired by the Company, is 915,219. The maximum number of shares of Common Stock authorized for issuance under the 1996 Incentive Plan, other than shares of Common Stock issued pursuant to Awards and subsequently reacquired, is 500,000. No Awards may be granted or shares of Common Stock issued under the Incentive Plans after 10 years; provided that shares of Common Stock may be issued thereafter pursuant to Awards granted prior to such date. Awards granted prior to such date may be amended after such date, so long as there is no increase in the number of shares of Common Stock subject to or comprising that Award.

    Any Award that constitutes a derivative security (as defined in Rule 16a-1(c) under the Exchange Act) and is granted to or held by a person subject to Section 16 of the Exchange Act shall be subject to the restrictions on exercisability and on transfer set forth in or pursuant to Rule 16b-3 of the Exchange Act. The Incentive Plans are intended to satisfy the requirements of Rule 16b-3 under Section 16 of the Exchange Act in the case of recipients subject to such Section 16.

    In the event of a stock split, the declaration of a stock dividend, the exchange or conversion of securities of the class subject to an Award into cash, property or different kinds of securities pursuant to a merger, reorganization or otherwise, or the sale of substantially all of the assets of the Company or if an extraordinary dividend is declared, adjustments will be made in (i) the number and type of share or other securities or cash or other property that may be acquired pursuant to each Award, (ii) the maximum number and type of shares or other securities that may be issued pursuant to other Awards thereafter granted under the Incentive Plans and (iii) any other terms as are necessarily affected by such event.

    On November 12, 1993, the Company granted an aggregate of 176,500 shares of restricted stock and 348,000 stock options to certain key management of the Company pursuant to the 1993 Incentive Plan. Of the shares of restricted stock, approximately 25% became unrestricted and vested immediately upon the effective date of the Company's initial public offering and the remaining shares will become unrestricted and vest over a period of approximately three years. The stock options granted become exercisable in three installments, 33 1/3% on each of the first three anniversaries of grant, and expire ten years from the date of grant. The initial grantees included Mr. Yturbide (55,000 shares of restricted stock and 110,000 stock options), Mr. Scharer (18,000 shares of restricted stock and 32,000 stock options), Mr. Welch (15,000 shares of restricted stock and 30,000 stock options) and Mr. Cavallaro (15,000 shares of restricted stock and 30,000 stock options).

1993 NON-EMPLOYEE DIRECTORS STOCK OPTION PROGRAM

    The purpose of the Company's 1993 Non-Employee Directors Stock Option Program (the "Program") is to promote the interests of the Company and its stockholders by strengthening the Company's ability to attract and retain the services of experienced and knowledgeable non-employee directors and by encouraging such directors to acquire an increased proprietary interest in the Company.

    The total number of shares of Common Stock for which options may be granted under the Program shall not exceed 60,000 shares subject to automatic adjustments for stock splits and certain other corporate transactions and/or recapitalizations. An initial grant of options to acquire 4,500 shares has been awarded to each current non-employee director. Pursuant to the Program, initial awards of options to acquire 4,500 shares will be granted to any new non-employee director immediately following the first annual meeting after such non-employee director is first elected or appointed to the Board of Directors. Subsequent annual grants of options to acquire 1,500 shares will be made immediately following each annual meeting to all non-employee directors who had previously received initial grants.

    The Board of Directors may amend the Program, provided that no amendment which would change the amount, price or timing of the initial and annual grants may be made more than once every six months, and provided, further, that certain other material changes may not be made to the Program without stockholder approval.

    Options granted under the Program become exercisable in three installments, 33 1/3% on the date of grant and 33 1/3% on each of the next two anniversaries of grant. Each Option granted expires ten years from the date of its grant. The Program continues in effect until it is terminated by action of the Board of Directors or the stockholders.

    If a non-employee director voluntarily terminates his or her board membership at any time, the Options granted to such director automatically expire and are forfeited as of the effective date of such service termination. For purposes of the Program, a "voluntary termination" will occur only if a non-employee director resigns (other than due to death, disability or retirement (as defined in the Program)) or refuses to stand for election to the Board of Directors if nominated (other than due to death, disability or retirement). If the director's membership on the Board of Directors is terminated for any other reason, including a failure to be reelected by the stockholders of the Company, the Options become fully exercisable as of the date of such termination and each Option shall expire two years after the date of any such termination (but not beyond the expiration of the stated option term).

1993 EMPLOYEE STOCK GRANT PROGRAM

    In November 1993, the Company adopted the 1993 Employee Stock Grant Program (the "Employee Stock Program") providing for a one-time grant of shares of Common Stock to persons who had been employed by the Company for at least one year and were not otherwise stockholders in the Company or eligible to participate in any of the Company's other benefit plans providing for stock ownership. Under the Employee Stock Program, each eligible employee on the date of grant received one share of Common Stock for each full year of past service to the Company plus five additional shares of Common Stock for every five years of past service to the Company. The Company granted 20,133 shares of Common Stock under the Employee Stock Program.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Restated Articles of Incorporation contain, pursuant to Nevada law, provisions for indemnification of officers and directors of the Company and in certain cases employees and other persons. In addition, the Company's Bylaws require the Company to indemnify such persons to the full extent permitted by Nevada law. Each such person will be indemnified in any proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company. Indemnification would cover expenses, including attorneys' fees, judgments, fines and amounts paid in settlement. The Company's Bylaws also provide that the Company's Board of Directors may cause the Company to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not the Company would have the power to indemnify such person. The Company maintains directors' and officers' liability insurance.

    The Company has also entered into separate indemnification agreements with its directors and officers. Each indemnification agreement provides for, among other things (i) indemnification against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim against an indemnified party unless it is determined, as provided in the indemnification agreement, that indemnification is not permitted under law and (ii) prompt advancement of expenses to any indemnitee in connection with his or her defense against any claim.

OPTIONS HELD BY NAMED EXECUTIVE OFFICERS

    No options were granted by the Company to the Named Executive Officers in the year ended November 30, 1995. The following table presents certain information regarding the number of unexercised options and the value of unexercised in-the-money options for each of the Named Executive Officers at 1995 fiscal year-end.

                                                                                 NUMBER OF                VALUE OF IN-THE-MONEY
                                                                          UNEXERCISED OPTIONS AT         UNEXERCISED OPTIONS AT
                                                 SHARES                      NOVEMBER 30, 1995            NOVEMBER 30, 1995 (1)
                                               ACQUIRED ON    VALUE     ---------------------------   -----------------------------
NAME                                            EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
- - ---------------------------------------------  -----------   --------   -----------   -------------   ------------   --------------
Thomas M. Yturbide...........................     --           --         73,333         36,667         $73,333         $36,667
Charles W. Scharer...........................     --           --         21,333         10,667          21,333          10,667
William B. Ledbetter.........................     --           --         15,000         --              15,000          --
Stephen L. Cavallaro.........................     --           --         20,000         10,000          20,000          10,000
Verne H. Welch, Jr...........................     --           --         20,000         10,000          20,000          10,000

- - ------------------------
(1) Options are in-the-money if the fair market value of the underlying securities exceeds the exercise price of the options.

                              CERTAIN TRANSACTIONS

    Franklin K. Rahbeck, a Director of the Company, is also a director of FIBN. The Company and FIBN are parties to a loan agreement. HRHC (in which the Company holds a 40% equity interest) and FIBN are also parties to a loan agreement which is guaranteed by the Company.

    FIBN, Jessica L. Ledbetter, Kirk B. Ledbetter and Franklin K. Rahbeck are the co-trustees of the Ledbetter Trust. The Ledbetter Trust owns survivorship life insurance policies on the lives of William B. Ledbetter and Beverlee A. Ledbetter, deceased. Prior to fiscal 1995, the Company had paid premiums on such life insurance policies. The Company has no further obligation to pay such premiums. The Ledbetter Trust has issued two notes payable to the Company for the amounts of the premiums previously paid by the Company. The notes are in the principal amounts of $1,376,995 and $455,275 and bear interest at the rate of 5.84% and 6.30%, respectively. Interest on the notes is payable on December 31 of each year and the entire unpaid principal amount becomes due on the earlier of November 15, 2001 or the death of William B. Ledbetter.

                             PRINCIPAL STOCKHOLDERS

    Currently, the Company's only outstanding class of voting securities is the Common Stock. As of May 10, 1996, there were 9,798,532 shares of the Company's Common Stock outstanding. The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of May 10, 1996 of (i) each stockholder who is known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock, (ii) each director and Named Executive Officer of the Company and (iii) all directors and executive officers of the Company as a group.

                                                              NUMBER OF
NAME OF BENEFICIAL OWNER (1)                                   SHARES    PERCENT (2)
- - ------------------------------------------------------------  ---------  -----------
Estate of Beverlee A. Ledbetter, deceased (3)...............  2,924,392     29.8%
Kirk B. Ledbetter (3)(4)....................................  3,561,392     36.4
Jessica L. Ledbetter (3)(5).................................  3,456,588     35.3
William B. Ledbetter (3)(6).................................  2,939,442     30.0
First Interstate Bank of Nevada, N.A. (7)...................    764,000      7.8
  P.O. Box 30100
  Reno, Nevada 89520-0010...................................
Richmont Capital Partners I, L.P. (8).......................    695,800      7.1
  4300 Westgrove
  Dallas, Texas 75248
Thomas M. Yturbide (6)(9)...................................    161,666      1.6
Richard F. Kudrna, Sr. (6)(10)..............................    114,950      1.2
Charles W. Scharer (6)(9)...................................     59,333     *
Stephen L. Cavallaro (9)....................................     35,000     *
Verne H. Welch, Jr. (9).....................................     35,000     *
Franklin E. Rahbeck (5).....................................     14,000     *
Luther Mack, Jr. (5)........................................      4,200     *
Executive Officers and Directors as a Group
 (16 persons) (3)(4)(5)(6)(9)(10)...........................  4,613,121     45.9

- - ------------------------
 *  Less than one percent

(1) Unless otherwise indicated, the address of each of the stockholders named in the above table is: c/o Harveys Casino Resort, P.O. Box 128, U.S. Highway 50 & Stateline Avenue, Lake Tahoe, Nevada 89449.

(2) Unless otherwise indicated in the footnotes to the above table and subject to the community property laws where applicable, each of the stockholders named in the above table has sole voting and investment power with respect to the shares shown as beneficially owned. Percentages of beneficial ownership total more than one hundred percent because shares of Common Stock held by the Estate of Beverlee A. Ledbetter, deceased, are reported as beneficially owned by each of Kirk B. Ledbetter, Jessica L. Ledbetter and William B. Ledbetter.

(3) Includes the 2,924,392 shares held by the Estate of Beverlee A. Ledbetter, deceased. Kirk B. Ledbetter, Jessica L. Ledbetter and William B. Ledbetter have been appointed co-executors of the estate and share the voting power and investment power of the shares held by the estate, subject to such rights and restrictions imposed under the terms of the governing estate instruments and the applicable state law.

(4) Includes 200 shares owned by Kirk Ledbetter's spouse and 100 shares each controlled by Mr. Ledbetter's spouse as custodian for their son and daughter. Kirk B. Ledbetter disclaims beneficial ownership of all 400 shares.

(5) Includes, in respect to each of Jessica L. Ledbetter and Franklin K. Rahbeck, options to purchase 6,000 shares of Common Stock, and in respect to Luther Mack, Jr., options to purchase 3,500 shares of Common Stock, all granted under the terms of the Company's 1993 Non-Employee Directors Stock Option Program, which options are currently exercisable.

(6) Includes the following options to purchase shares of Common Stock granted under the terms of employment contracts, which options are currently exercisable or are exercisable within 60 days: William B. Ledbetter, 15,000; Richard F. Kudrna, Sr., 12,500; Thomas M. Yturbide, 33,333; and Charles W. Scharer, 20,000.

(7) All shares are held by FIBN, as Trustee of (1) the Ledbetter 1993 Irrevocable Trust (572,400 shares); (2) the Gregory Lou Kudrna Trust (95,800 shares); and (3) the Richard Frank Kudrna, Jr. Trust (95,800 shares). The beneficial interests in the Ledbetter 1993 Irrevocable Trust are divided into two equal shares between Jessica L. Ledbetter and Kirk B. Ledbetter. The shares will be distributed to the beneficiaries on the fourth anniversary of the death of William B. Ledbetter. Based on a Schedule 13G filed in February 1996 with the Securities and Exchange Commission, FIBN has sole voting power for all 764,000 shares.

(8) Based on a Schedule 13D filed in April 1996 with the Securities and Exchange Commission, such shares are held by a group of affiliated parties that share the power to vote and dispose of such shares.

(9) Includes those restricted shares of Common Stock awarded under the terms of the Company's 1993 Omnibus Incentive Plan in the following amounts: Stephen
    L. Cavallaro, 15,000; Charles W. Scharer, 18,000; Verne H. Welch, Jr., 15,000; Thomas M. Yturbide, 55,000; and, to all officers and directors as a group 163,000. Recipients of such shares have immediate power to vote all such shares; however, ownership of such shares is subject to restrictions which lapse as to 25% on the date of grant of such shares and on each of the following three anniversaries of the grant date. Includes the following options to purchase shares of Common Stock awarded under the terms of the Company's 1993 Omnibus Incentive Plan, which options are currently exercisable; Stephen L. Cavallaro, 20,000; Charles W. Scharer, 21,333; Verne
    H. Welch, Jr., 20,000; Thomas M. Yturbide, 73,333; and, to all officers and directors as a group, 175,000.

(10) Includes 95,400 shares owned by Richard F. Kudrna, Sr.'s spouse. Mr. Kudrna disclaims beneficial ownership of all 95,400 shares.

                              DESCRIPTION OF NOTES

GENERAL

    The Notes will be issued pursuant to the Indenture among the Company, the Guarantors on the date thereof and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the proposed form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions".

    The Notes will be unsecured general obligations of the Company and will be subordinated in right of payment to all Senior Debt of the Company and the Guarantors. See "-- Subordination". At February 29, 1996, after giving PRO FORMA effect to the Exchange Offer and the Offering and the application of the net proceeds therefrom, the Company and the Guarantors had an aggregate of $14.0 million in principal amount of Senior Debt outstanding and approximately $28.8 million of trade payables and other accrued liabilities. The Company's obligations under the Notes and Indenture will be fully and unconditionally guaranteed on a senior subordinated basis by each of the Guarantors jointly and severally. Four subsidiaries of the Company are not to become guarantors of the Notes. These subsidiaries (WestAd; Reno Projects, Inc.; Wagon Wheel Stages, Inc.; and Harveys Maryland Management Company, Inc.) are inconsequential to the Company because the Company's share of the subsidiaries' assets and its net investment in the subsidiaries is less than 3% of total consolidated assets and the Company's share of income before income taxes is less than 3% of consolidated income before income taxes.

    The Company is a management, operating and holding company that operates Gaming Facilities directly or through its Subsidiaries. Repayment of intercompany notes and payment of management fees, rent and dividends from its Subsidiaries are the Company's principal sources of cash to pay operating expenses and the principal of, premium, if any, and interest on its Indebtedness. The ability of the Company's Subsidiaries to make payments on intercompany notes and to pay management fees and dividends to the Company may, under certain circumstances, be subject to regulatory approval by the applicable Gaming Authority in the event that such payment would affect the "financial stability" of such subsidiary. Under Nevada, Iowa and Colorado gaming law, a company's "financial stability" is evaluated pursuant to certain financial standards, including (i) cash availability to pay gaming wagers and gaming and nongaming expenditures, (ii) ability to make capital and maintenance expenditures in a timely manner and (iii) ability to provide for the servicing of debt.

PRINCIPAL, MATURITY AND INTEREST

    The Notes are limited in aggregate  principal amount to $150.0 million.  The
Notes  will mature on           , 2006. Interest on the Notes will accrue at the
rate per  annum set  forth on  the cover  page of  this Prospectus  and will  be
payable  semi-annually on          and          , commencing on          , 1996,
to holders of record  on the immediately preceding             and             .
Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose within the Borough of Manhattan, The City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes. Until otherwise designated by the Company, the Company's office or agency in the Borough of Manhattan, The City and State of New York will be the corporate trust office of the Trustee. The Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

    The  Notes are not redeemable at  the Company's option prior to            ,
2001, except  as  may be  required  by a  Gaming  Authority as  provided  below.
Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the date fixed for
redemption,  if redeemed during the twelve-month period beginning on          of
the years indicated below:

YEAR                                      PERCENTAGE
- - ----------------------------------------  -----------
2001....................................           %
2002....................................           %
2003....................................           %
2004 and thereafter.....................    100.000%

    Notwithstanding any other provision hereof, if any Gaming Authority requires that a holder or beneficial owner of Notes must be licensed, qualified or found suitable under any applicable gaming law and such holder or beneficial owner fails to apply for a license, qualification or a finding of suitability within 30 days after being requested to do so by the Gaming Authority (or such lesser period that may be required by such Gaming Authority), or if such holder or such beneficial owner is not so licensed, qualified or found suitable, the Company will have the right, at its option, (i) to require such holder or beneficial owner to dispose of such holder's or beneficial owner's Notes within 30 days of receipt of such notice of such finding by the applicable Gaming Authority or such earlier date as may be ordered by such Gaming Authority or (ii) to redeem the Notes of such holder or beneficial owner at the lesser of the principal amount thereof or the price at which such holder or beneficial owner acquired such Notes, together with, in either case, accrued interest to the earlier of the date of redemption or such earlier date as may be required by such Gaming Authority or the date of the finding of unsuitability by such Gaming Authority, which may be less than 30 days following the notice of redemption, if so ordered by such Gaming Authority. The holder or beneficial owner of Notes applying for a license, qualification or a finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability. The Company is not required to pay or reimburse any holder or beneficial owner of Notes who is required to apply for such license, qualification or finding of suitability for the costs of the licensure or investigation for such qualification or finding of suitability. Such expense will, therefore, be the obligation of such holder or beneficial owner. See "Risk Factors -- Gaming Regulation" and "Business -- Regulatory Matters".

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    Upon a Change of Control, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Payment"). Within 45 days following a Change of Control, the Company is required to mail a notice to each holder stating: (i) that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control", the date the offer shall commence, the length and expiration of the Offer Period, as defined in the Indenture, and that all Notes tendered will be accepted for payment; (ii) the purchase price and the purchase date (the "Change of Control Payment Date"), which is required to be no earlier than 30 days nor later than 60 days from the date such notice is mailed (unless a longer period is required by law); (iii) that any Note not tendered will continue to accrue interest; (iv) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date; (v) that holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of such Notes completed, to the Paying Agent specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date; (vi) that a holder will be entitled to withdraw its election if a Paying Agent receives, not later than the close of the Offer Period (as defined in the Indenture), a telegram, telex, facsimile transmission or letter setting forth the name of such holder, the principal amount of Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased; (vii) that such holder may elect to have its Notes purchased by the Company either in whole or in part in multiples of $1,000 principal amount, at a purchase price equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the Change of Control Payment Date and that a holder whose Notes are being purchased only in part will be issued new Notes in an aggregate principal amount equal to the unpurchased portion of the Notes surrendered by such holder, which unpurchased portion amount must be equal to $1,000 or an integral multiple thereof; (viii) all instructions and materials necessary to enable each holder to tender Notes pursuant to the Change of Control Offer; and
(ix) information concerning the business of the Company which the Company in good faith believes will enable such holders to make an informed decision.

    On or before the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with one or more Paying Agents an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating that the Notes or portions thereof were tendered to the Company and accepted for payment in accordance with the terms of the Indenture. The Paying Agent is required to mail promptly to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, the Company is required to issue new Notes, and the Trustee, upon written request from the Company is required to authenticate promptly and mail to each holder a new Note or Notes equal in principal amount to any unpurchased aggregate principal amount of the Notes surrendered, if any; PROVIDED, that each such new Note is required to be in a principal amount of $1,000 or an integral multiple thereof. Prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company is required either to repay all outstanding Senior Debt or to obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    Except as described above with respect to a Change of Control, the Indenture does not contain any other provisions that permit holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

    The Credit Facility currently restricts the Company's ability to purchase any Notes upon a Change of Control. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the obligations that contain such prohibition. If the Company did not obtain such a consent or repay such obligations, the Company would remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute a Default under the Indenture which would, in turn, constitute a default under the Credit Facility. In such circumstances, the subordination provisions of the Notes would restrict payments to the holders of Notes.

    The Change of Control provisions may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The existence of the Change of Control provisions, however, do not reflect any knowledge of management of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, and are not part of a plan by management to adopt a series of anti-takeover provisions. The Change of Control provisions have resulted from negotiations between the Company and the Underwriters. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company may decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the

Company's capital structure or credit ratings. The Company will comply with all applicable laws, including Section 14(e) of the Exchange Act and the rules thereunder, in the event that it is required to offer to repurchase any Notes upon a Change of Control.

    The Company and the Trustee may not waive or modify any rights of the holders of the Notes upon a Change of Control without the consent of the holders of 66 2/3% of the principal amount of the then outstanding Notes.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries to another Person may be uncertain.

  ASSET SALES

    The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to cause, make or suffer to exist any Asset Sale unless (i) no Default exists or is continuing immediately prior to and after giving effect to such Asset Sale, (ii) the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of each such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests sold or otherwise disposed of and
(iii) at least 85% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or one or more Permitted Investments; PROVIDED, HOWEVER, that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets or Equity Interests and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash, will be deemed to be cash (to the extent of the cash received) for purposes of this provision.

    Within 180 days after any Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) will be required either (i) to apply the Net Proceeds from such Asset Sale to reduce Senior Debt of the Company (including, if such Senior Debt is payable under the Credit Facility, the amount available thereunder) or Senior Debt of a Restricted Subsidiary or (ii) to commit itself by contract to reinvest or cause to be reinvested the Net Proceeds from such Asset Sale within 270 days thereof in a Permitted Investment (other than Marketable Securities); and within 270 days of any Asset Sale, such Net Proceeds are required to have been so applied pursuant to such contract. Pending the application of any such Net Proceeds as required by the provisions described in the immediately preceding sentence, the Company may reduce Senior Debt of the Company payable under the Credit Facility (but need not reduce the amount available thereunder) or otherwise invest such Net Proceeds in Marketable Securities. Any Net Proceeds from an Asset Sale that are not applied as required by the provisions described in the first sentence of this paragraph will constitute "Excess Proceeds". When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will be required to make an offer (an "Asset Sale Offer") to all holders of Notes and of any other Indebtedness of the Company that is PARI PASSU with the Notes (if required to do so by the terms thereof) to purchase the maximum principal amount of Notes and other Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture and the terms of such Indebtedness. To the extent that the aggregate principal amount of Notes and such other Indebtedness tendered by the holders thereof for purchase pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use the remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes and such other Indebtedness tendered by holders exceeds the amount of Excess Proceeds, the Trustee (and the Person, if any, exercising similar functions for such other Indebtedness) will select the Notes and other Indebtedness to be purchased on a PRO RATA basis or by such other method as the Trustee (and such Person) deem fair and appropriate.

    Within 30 days of the date that the amount of Excess Proceeds exceeds $25.0 million, the Company is required to mail a notice to each holder which shall state that an Asset Sale Offer is being made and shall provide information substantially similar to that which is required to be provided to holders in connection with a Change of Control Offer; PROVIDED that such notice will state that if the aggregate principal amount of Notes and Senior Debt surrendered by holders of Securities and Senior Debt exceeds the available Excess Proceeds, Notes and Senior Debt shall be selected for purchase in accordance with the Indenture and the holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered. See "-- Change of Control". The Company will follow substantially the same procedures for purchase of the Notes as those described in the second paragraph under the caption "-- Change of Control" above.

SELECTION AND NOTICE

    If less than all of the Notes are to be redeemed, at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed on a PRO RATA basis, by lot or by such other method as the Trustee deems fair and appropriate; PROVIDED that no Notes of $1,000 or less will be redeemed in part. Notice of redemption is required to be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note is required to state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Notes. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

SUBORDINATION

    Payment of principal of, premium, if any, and interest on the Notes will be subordinated as set forth in the Indenture, to the prior payment in full of all Obligations with respect to Senior Debt of the Company whether outstanding on the date of the Indenture or thereafter incurred.

    Upon any distribution to creditors of the Company in liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Debt of the Company will be entitled to receive payments in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Debt of the Company are paid in full, any distribution to which the holders of Notes would be entitled is required to be made to the holders of Senior Debt (except that holders of Notes may receive securities that are subordinated at least to the same extent as the Notes to Senior Debt and any securities issued in exchange for Senior Debt).

    The Company also may not make any payment upon or in respect of the Notes (except in such subordinated securities) if (i) a default in the payment of the principal of or interest on Designated Senior Debt of the Company occurs and is continuing beyond any applicable grace period or (ii) any other default occurs and is continuing with respect to Designated Senior Debt of the Company that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt. Payments on the Notes may and are required to be resumed (A) in the case of a payment default, upon the date on which such payment default is cured or waived and (B) in case of a nonpayment default, the earlier of the date on which nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior

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Debt  has been accelerated. No  new period of payment  blockage may be commenced within 360 days after the receipt by the Trustee of any prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Payment Blockage Notice (unless such nonpayment default shall have been cured or waived for a period of not less than 181 days).

    The Indenture will further require that the Company promptly notify holders of Designated Senior Debt if payment of the Notes is accelerated as a result of the occurrence of an Event of Default.

    The Subsidiary Guarantee of each Guarantor will be subordinated to the payment in full of all Obligations with respect to Senior Debt of such Guarantor the applicable Guarantors in the same manner and to the same extent as the Notes are subordinated to Obligations with respect to Senior Debt of the Company. See "-- Certain Covenants -- Subsidiary Guarantees".

    As a result of the subordination provisions described above, in the event of a liquidation or insolvency of the Company or a Guarantor, holders of Notes may recover less ratably than creditors of the Company or such Guarantor who are holders of Senior Debt. See "-- Subsidiary Guarantees". At February 29, 1996, the aggregate principal amount of Senior Debt outstanding of the Company and the Guarantors was approximately $156.6 million. The Indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and the Restricted Subsidiaries can incur. See "-- Certain Covenants -- Incurrence of Indebtedness".

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

    The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly: (i) declare or pay any dividend on, or make any distribution on account of the Company's or any Restricted Subsidiary's Equity Interests other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or such Restricted Subsidiary or dividends or distributions by a Restricted Subsidiary which, to the extent that a portion of such dividend or distribution is paid to a holder other than the Company or a Restricted Subsidiary do not exceed an amount equal to such holder's PRO RATA aggregate common Equity Interest in such Restricted Subsidiary; (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Subsidiary of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary); or (iii) voluntarily purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or any Indebtedness that is PARI PASSU with the Notes and that has a stated maturity that is later than the stated maturity of the Notes or a Weighted Average Life to Maturity that is longer than the Weighted Average Life to Maturity of the Notes at such time, all such payments and other actions set forth in clauses (i) through (iii) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

        (A) no Default shall have occurred and be continuing or would occur as a consequence thereof;

        (B) the Company would, after giving PRO FORMA effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the Company's most recently completed four full fiscal quarters for which internal financial statements are available preceding the date of such Restricted Payment, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test contained in the provisions described under the caption "-- Incurrence of Indebtedness" below; and

        (C) such Restricted Payment, together with the aggregate of all other Restricted Payments and all Restricted Investments made by the Company and its Restricted Subsidiaries after the date of the Indenture, including all Restricted Payments made in reliance on the provisions described in the next succeeding paragraph, but excluding all Restricted Investments made in reliance on the provisions described in the second paragraph under the caption "-- Restricted Investments" below, is less than the sum of (x) 50% of Consolidated Net Income for the period (taken as one accounting period) from March 1, 1996 to the end of the Company's most recently ended fiscal quarter for which internal

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
    financial statements are available at the time of such Restricted Payment (or, if Consolidated Net Income for such period is a deficit, 100% of such deficit) plus (y) 100% of the aggregate net cash proceeds received by the Company from the issuance or sale of Equity Interests of the Company (other than Equity Interests sold to a Restricted Subsidiary and other than Disqualified Stock).

    The provisions described in the foregoing paragraph will not prohibit the following Restricted Payments made by the Company or any Restricted Subsidiary after the date of the Indenture: (i) the payment of any Regular Quarterly Dividend; (ii) the payment of any other dividend within 60 days after the date of declaration thereof if, at the date of such declaration, such payment would have been permitted by the provisions described in the immediately preceding paragraph; or (iii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company either (A) in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than Disqualified Stock) or (B) to the extent required by a final order of a Gaming Authority.

  RESTRICTED INVESTMENTS

    The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly make any Restricted Investment, unless, at the time of such Restricted Investment:

        (i) no Default shall have occurred and be continuing or would occur as a consequence thereof;

        (ii) the Company would, after giving PRO FORMA effect to such Restricted Investment as if such Restricted Investment had been made at the beginning of the Company's most recently completed four full fiscal quarters for which internal financial statements are available preceding the date of such Restricted Investment, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test contained in the provisions described under the caption "-- Incurrence of Indebtedness" below; and

       (iii) such Restricted Investment, together with the aggregate of all other Restricted Investments and all Restricted Payments (including all Restricted Payments made in reliance on the provisions described in the second paragraph under the caption "-- Restricted Payments" above) made by the Company and its Restricted Subsidiaries after the date of the Indenture, other than Restricted Investments made in reliance on the provisions described in the next succeeding paragraph, is less than the sum of (x) 50% of Consolidated Net Income for the period (taken as one accounting period) from March 1, 1996 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Investment (or, if Consolidated Net Income for such period is a deficit, 100% of such deficit) plus (y) 100% of the aggregate net cash proceeds received by the Company from the Issuance or sale of Equity Interests of the Company (other than Equity Interests sold to a Subsidiary and other than Disqualified Stock).

    The provisions described in the foregoing paragraph will not prohibit the following Restricted Investments made by the Company or any Restricted
Subsidiary after the date of the Indenture of the following types and in the following amounts (measured as of the date such Restricted Investments are made): (i) Investments not otherwise permitted by the provisions described under this caption in an amount not to exceed $5.0 million in the aggregate in any one or more Persons; (ii) Investments not otherwise permitted by the provisions described under this caption in an amount not to exceed $15.0 million in the aggregate in one or more Permitted Joint Venture Investments; and (iii) Investment Guarantees to the extent permitted by the provisions described under the caption, "-- Incurrence of Indebtedness" below that constitute Permitted Joint Venture Investments and guarantee (with full rights of subrogation) Indebtedness incurred to acquire or construct Gaming Facilities (A) which is not expressly subordinated in right of payment or otherwise to any other Indebtedness of such Person and (B) which is secured by first priority security interests in such Gaming Facilities; PROVIDED that any payments required to be made by the Company or a Restricted Subsidiary pursuant to such Investment Guarantee will not be treated for the purposes of the Indenture as being permitted by this clause (iii). The respective amounts of the types of Restricted Investments permitted to be made by clauses (i) and (ii) above will be increased by any dividends or other payments or transfers of cash, Marketable Securities or tangible assets (at their then fair market value) to the Company or any Restricted Subsidiary from Persons in which such Investments were made in amounts not to exceed the respective amounts specified in such clauses (i) and (ii); and, for the purposes of the provisions described in this paragraph, if any such Person becomes a Subsidiary of the Company and is designated as a Restricted Subsidiary in accordance with the provisions described under the caption "-- Designation of an Unrestricted Subsidiary as a Restricted Subsidiary", such designation shall be deemed to constitute a transfer of tangible assets to the Company in an amount equal to the fair market value of the net tangible assets of such Person on the date of such designation as determined in good faith by the Board of Directors of the Company.

    Any Investment in a Restricted Subsidiary that is designated as an Unrestricted Subsidiary pursuant to the provisions described under the caption "-- Designation of a Restricted Subsidiary as an Unrestricted Subsidiary" will be deemed to be a Restricted Investment made on the date that such Restricted Subsidiary is designated as an Unrestricted Subsidiary in an amount equal to the greater of (i) the book value of the Investment in such Subsidiary on such date and (ii) the fair market value of the Investment in such Subsidiary on such date as determined (x) in good faith by the Board of Directors of the Company if such fair market value is determined to be less than or equal to $15.0 million and
(y) by an investment banking firm of national standing with high yield underwriting expertise if such fair market value is determined to be in excess of $15.0 million.

    Any Investment Guarantee with respect to the Indebtedness of any Person will cease to be deemed an Investment (and will be deemed not to have been made) to the extent that such Investment Guarantee is released without payment by the Company or a Restricted Subsidiary.

  INCURRENCE OF INDEBTEDNESS

    The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to or become responsible for (collectively, "incur") any Indebtedness, UNLESS, at the time of the Incurrence of such Indebtedness, (i) no Default shall have occurred and be continuing or would occur as a consequence thereof and (ii) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred is greater than 2.00 to 1, determined on a PRO FORMA basis (including a PRO FORMA application of the net proceeds therefrom) as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

    The limitations described in the foregoing paragraph will not apply to: (i) the incurrence by the Company or any Restricted Subsidiary of Non-Recourse Debt in an FF&E Financing to acquire gaming equipment and secured only by a security interest in such gaming equipment and the proceeds thereof; (ii) the incurrence by the Company or any Restricted Subsidiary of recourse Indebtedness in one or more FF&E Financings for each Gaming Facility not to exceed $7.0 million in aggregate principal amount outstanding at any one time incurred to finance newly acquired FF&E to be used in such Gaming Facility; (iii) the incurrence by the Company or any Restricted Subsidiary of Indebtedness (x) under the Credit Facility or (y) as a Permitted Joint Venture Investment to the extent that the aggregate principal amount of Indebtedness outstanding at any one time under the Credit Facility or constituting Permitted Joint Venture Investments does not exceed $115 million; (iv) the incurrence by the Company of Indebtedness represented by the Notes; (v) the incurrence by the Guarantors of Subsidiary Guarantees; (vi) Indebtedness incurred in connection with Interest Rate Protection Agreements with respect to Indebtedness otherwise permitted by the provisions described in this and the immediately preceding paragraphs; (vii) the incurrence by the Company of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, or refund any Existing Indebtedness or any Indebtedness referred to in the provisions described in clauses (i) through (iii) above and (ix) below ("Refinancing Indebtedness"); PROVIDED, HOWEVER, that (A) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of Indebtedness so extended, refinanced, renewed, replaced, substituted or refunded (plus the amount of reasonable expenses incurred in connection therewith); (B) such Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to

Maturity of the Indebtedness being extended, refinanced, renewed, replaced or refunded; (C) if the Indebtedness being extended, refinanced, renewed, replaced or refunded is subordinated in right of payment to the Notes, such Refinancing Indebtedness shall be similarly subordinated on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced or refunded; and (D) no Default shall have occurred and be continuing or would occur as a consequence thereof; (viii) Indebtedness incurred by the Company or a Restricted Subsidiary and owing to the Company or Restricted Subsidiary; and (ix) the incurrence by the Company or any Restricted Subsidiary of Indebtedness that is not otherwise permitted under the provisions described in this and the immediately preceding paragraphs not to exceed an aggregate principal amount of $10.0 million outstanding at any one time.

    The Indenture will provide that the Company will not issue any Disqualified Stock and will not permit a Restricted Subsidiary to issue any shares of preferred stock.

    The Indenture will provide that the Company will not permit an Unrestricted Subsidiary to incur any Indebtedness or issue any Disqualified Stock, other than Non-Recourse Debt; PROVIDED, HOWEVER, that if an Unrestricted Subsidiary is designated as a Restricted Subsidiary pursuant to the provisions described below under the caption "Designation of an Unrestricted Subsidiary as a Restricted Subsidiary", such designation will be deemed to constitute at such time the incurrence by a Restricted Subsidiary of any such previously incurred Non-Recourse Debt.

  LIENS

    The Indenture will provide that neither the Company nor any Restricted Subsidiary may directly or indirectly create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except: (i) Liens securing Obligations under Senior Debt or (ii) Permitted Liens.

  DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions to the Company or any Restricted Subsidiary (x) on its Capital Stock or (y) with respect to any other interest or participation in, or measured by, its profits; (ii) pay any Indebtedness owed to the Company or any Restricted Subsidiary; (iii) make loans or advances to the Company or any Restricted Subsidiary; or (iv) transfer any of its properties or assets to the Company or any Restricted Subsidiary.

    The provisions described in the foregoing paragraph will not prohibit encumbrances or restrictions existing under (i) documentation concerning Existing Indebtedness as in effect on the date of the Indenture, (ii) provisions of the Credit Facility no more restrictive than the provisions contained in the Credit Facility as in effect on the date of the Indenture, (iii) the Indenture and the Notes, (iv) applicable law, (v) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred or such Capital Stock was issued in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, as long as the Consolidated Cash Flow of such Person was not taken into account in determining whether such acquisition was permitted by the terms of the Indenture, (vi) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (vii) Permitted Liens, (viii) permitted Refinancing Indebtedness if the restrictions contained in the agreements governing such Refinancing Indebtedness are not substantially more restrictive taken as a whole than those contained in the agreements governing the Indebtedness being refinanced or (ix) Non-Recourse Debt incurred in accordance with the provisions of the Indenture.

  MERGER, CONSOLIDATION, OR SALE OF ASSETS

    The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all

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
or substantially  all  of  its properties  or  assets  in one  or  more  related transactions  to,  another  Person  unless  (i)  the  Company  is  the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default exists; (iv) the Company or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (A) will have Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and
(B) will, at the time of such transaction and after giving PRO FORMA effect thereto as if such transaction had occurred at the beginning of the Company's most recently completed four full fiscal quarters for which internal financial statements are available preceding the date of such transaction, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth under the provisions described under "-- Incurrence of Indebtedness" above; (v) any such transaction would not require any holder of Notes to obtain a Gaming License or be qualified under the laws of any applicable gaming jurisdiction if such holder would not have been required to obtain a Gaming License or be qualified under the laws of any applicable gaming jurisdiction in the absence of such transactions; and (vi) any such transaction would not result in the loss of any qualification or any material license of the Company or its Subsidiaries necessary for any Gaming Business then operated by the Company or its Subsidiary.

  ADDITIONAL SUBSIDIARY GUARANTEES

    The Indenture will provide that if any Restricted Subsidiary becomes the owner or lessee of assets, businesses, divisions, real property or equipment having a book value in excess of $5.0 million, then such Restricted Subsidiary will execute a Subsidiary Guarantee and will deliver an opinion of counsel, as required by the Indenture. The Subsidiary Guarantee will be released if the Company and all other Restricted Subsidiaries cease to own any Equity Interests in such Restricted Subsidiary or if such Restricted Subsidiary is designated as an Unrestricted Subsidiary in accordance with the provisions described under the caption "-- Designation of a Restricted Subsidiary as an Unrestricted Subsidiary".

  ISSUANCE OF OTHER SUBORDINATED INDEBTEDNESS SENIOR TO THE SECURITIES OR THE SUBSIDIARY GUARANTEES

    The Indenture will provide that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of the Company and senior in any respect in right of payment to the Notes and (ii) no Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor's Subsidiary Guarantee.

  TRANSACTIONS WITH AFFILIATES

    The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or maintain any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms no less favorable to the Company or the applicable Restricted Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; (ii) with respect to any Affiliate Transaction with an Unrestricted Subsidiary which, either individually or when combined with all other Affiliate Transactions with Unrestricted Subsidiaries during the preceding 365 days, involves aggregate payments in excess of $1.0 million, a majority of the Board of Directors approves each such transaction; (iii) with respect to any Affiliate Transaction (other than with an Unrestricted Subsidiary) involving aggregate payments in excess of $1.0 million, or with respect to any Affiliate Transaction with all Unrestricted Subsidiaries, which, either

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
individually or when combined with all other Affiliate Transactions with Unrestricted Subsidiaries during the past year, involves aggregate payments in excess of $3.0 million, the Company delivers to the Trustee a resolution of the Board of Directors set forth in an Officers' Certificate certifying that any such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the Board of Directors and a unanimous vote of the Independent Directors; and (iv) with respect to any Affiliate Transaction involving aggregate payments in excess of $15.0 million, the Company delivers to the Trustee (x) a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and such Affiliate Transaction has been approved by a majority of the Board of Directors and a unanimous vote of the Independent Directors and (y) an opinion as to the fairness of such Affiliate Transaction to the Company or such Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing with expertise in high yield debt offerings and, in the case of a transaction involving the sale or transfer of assets subject to valuation, such as real estate, an appraisal by a nationally recognized appraisal firm; PROVIDED, HOWEVER, that the following shall not be deemed Affiliate Transactions: (A) any employment agreement entered into by the Company or any Restricted Subsidiary in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary; (B) transactions between or among the Company and Restricted Subsidiaries; (C) Restricted Payments or Restricted Investments permitted by the provisions described above under the captions, "-- Restricted Payments" and "-- Restricted Investments"; and (D) payments by the Company pursuant to any indemnification agreement with its directors and officers with respect to any action taken or omitted to be taken by such director or officer in such director's or officer's capacity as a director or officer of the Company or a Restricted Subsidiary.

  BUSINESS ACTIVITIES

    The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, engage, directly or indirectly, in any business other than (i) a Gaming Business and (ii) such other businesses as the Company or any Restricted Subsidiary is engaged in on the date of the Indenture. Neither the Company nor any of its Subsidiaries will be permitted by the Indenture to conduct a Gaming Business in any gaming jurisdiction in which the Company or such Subsidiary is not licensed on the date of the Indenture if the holders of the Notes would be required to be licensed as a result thereof; PROVIDED that the provisions described in this sentence will not prohibit the Company or any of its Subsidiaries from conducting a Gaming Business in any jurisdiction that does not require the licensing or qualification of all of the holders of the Notes, but reserves the discretionary right to require the licensing or qualification of any holder of Notes.

  DESIGNATION OF AN UNRESTRICTED SUBSIDIARY AS A RESTRICTED SUBSIDIARY

    Any Unrestricted Subsidiary may be designated by the Board of Directors of the Company as a Restricted Subsidiary; PROVIDED that (i) at the time of such designation after giving PRO FORMA effect thereto as if such designation had occurred, and any Non-Recourse Debt previously incurred by such Unrestricted Subsidiary had been incurred, at the beginning of the Company's most recently completed four fiscal quarters for which internal financial statements are available preceding the date of such designation, the Company would be permitted to incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test contained in the provisions described in the first paragraph under the caption "-- Incurrence of Indebtedness"; (ii) if such newly designated
Restricted Subsidiary owns or leases assets, businesses, divisions, real property or equipment having a book value in excess of $5.0 million, such newly designated Restricted Subsidiary executes and delivers a Subsidiary Guarantee and an opinion of counsel as required by the Indenture; and (iii) no Default has occurred and is continuing immediately preceding such designation and after giving PRO FORMA effect thereto.

  DESIGNATION OF A SUBSIDIARY AS AN UNRESTRICTED SUBSIDIARY

    Any Subsidiary of the Company may be designated by the Board of Directors of the Company as an Unrestricted Subsidiary at the time of its formation, PROVIDED that such Subsidiary has total assets of $1,000 or less at the time of such designation. Any Restricted Subsidiary may be designated by the Board of Directors of the Company as an Unrestricted Subsidiary (at which time such Restricted Subsidiary's Subsidiary Guarantee will terminate); PROVIDED that (i) at the time of such designation after giving PRO FORMA

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
effect thereto as if such designation had occurred at the beginning of the Company's most recently completed four fiscal quarters for which internal financial statements are available preceding the date of such designation, (A) the Company would be permitted to incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test contained in the provisions described in the first paragraph under the caption "-- Incurrence of Indebtedness" and (B) the Company's Fixed Charge Coverage Ratio is not less than 80% of the Company's Fixed Charge Coverage Ratio for such period without giving PRO FORMA effect to such designation; (ii) such Restricted Subsidiary does not wholly or partially own, operate or manage directly or indirectly, or otherwise use in its business, any portion or aspect of Harveys Resort Hotel/Casino in Lake Tahoe, Nevada; and (iii) no Default has occurred and is continuing immediately preceding such designation and after giving PRO FORMA effect thereto, including the requirement described in the third paragraph under the caption "-- Restricted Investments" that any Investment in such Restricted Subsidiary be deemed to be a Restricted Investment made on the date of such designation.

  REPORTS

    Whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company will furnish to the holders of Notes all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants.

  PAYMENTS FOR CONSENT

    Neither the Company nor any of its Subsidiaries will be permitted, directly or indirectly, to pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SUBSIDIARY GUARANTEES

    The Company's obligations under the Notes will be jointly and severally guaranteed (the "Subsidiary Guarantees"), on a senior subordinated basis, by each Restricted Subsidiary that owns or leases assets, businesses, divisions, real property or equipment having a book value in excess of $5.0 million. The Subsidiary Guarantee of each Guarantor will be subordinated to the prior payment in full of all Senior Debt of such Guarantor in the same manner and to the same extent as the Notes are subordinated to Obligations with respect to Senior Debt of the Company. See "-- Subordination". The aggregate principal amount of Senior Debt outstanding of all Guarantors was approximately $36.7 million as of February 29, 1996. The Obligations of each Guarantor under its Subsidiary Guarantee will be limited to the maximum amount which may be paid thereunder without resulting in any payment thereunder being deemed to constitute a fraudulent conveyance.

    If a Guarantor is or becomes insolvent, its Subsidiary Guarantees could be challenged, including, but not limited to, under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent conveyance law, and the payment of amounts by such Guarantor pursuant to its Subsidiary Guarantee could be voided and be required to be returned to such Guarantor, or to a fund for the benefit of the creditors of such Guarantor or to certain judgment creditors thereof.

    If any Restricted Subsidiary is designated as an Unrestricted Subsidiary pursuant to the provisions described above under the caption "-- Certain Covenants -- Designation of a Restricted Subsidiary as an Unrestricted Subsidiary," the Subsidiary Guarantee of such formerly designated Restricted Subsidiary will terminate.

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
BOOK-ENTRY, DELIVERY AND FORM

    Except as set forth in the next paragraph, the Notes will initially be issued in the form of one or more Global Notes (the "Global Note"). The Global Note will be deposited on the date of the closing of the sale of the Notes offered hereby (the "Closing Date") with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein the "Global Note Holder").

    Notes that are issued as described below under "-- Certificated Notes" will be issued in the form of registered definitive certificates (the "Certificated Notes"). Such Certificated Notes may, unless the Global Note has previously been exchanged for Certificated Notes, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

    The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations and other organizations (collectively, the "Participants", the "Depositary's Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

    The   Company  expects  that  pursuant  to  procedures  established  by  the
Depositary: (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Underwriters with portions of the principal amount of the Global Note; and (ii) ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests in the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent.

    So long as the Global Note Holder is the registered holder of the Global Note, the Global Note Holder will be considered for all purposes under the Indenture as the sole and absolute owner of the Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or holders thereof under the Indenture for any purpose. Therefore, neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

    Payments in respect of the principal of, premium, if any, and interest on, any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by an office or agency established by the Company under the Indenture for such purpose (a "Paying Agent") to or at the direction of the Global Note Holder in its capacity as the holder of the Global Note. Under the terms of the Indenture, the Company and the Trustee may treat the Persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to credit immediately the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the Notes as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED NOTES

    Subject to certain conditions, any Person owning a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). In addition, if: (i) the

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
Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days; or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Notes under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Certificated Notes will be issued to each Person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

    Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

SAME-DAY SETTLEMENT AND PAYMENT

    The Indenture will require that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, and interest) be made in immediately available funds. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, and interest in immediately available funds to the holders thereof, either at the office or agency of a Paying Agent or by mailing a check to each such holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Notes represented by the Global Note are expected to trade in the Depositary's Same-Day Funds Settlement System, and secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture will provide that each of the following constitutes an "Event of Default": (i) default in payment when due of principal on the Notes; (ii) default for 30 days in the payment when due of interest on the Notes; (iii) failure by the Company to comply with the provisions described under "Merger, Consolidation or Sale of Assets"; (iv) failure by the Company for 30 days after notice to comply with any other covenants or agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Guarantor, or the payment of which is guaranteed by the Company or any Guarantor, which default (A) is caused by a failure to pay when due principal or interest on such Indebtedness within the grace period provided in the documentation relating to such Indebtedness (a "Payment Default") or (B) results in the acceleration of such Indebtedness prior to its stated maturity and, in either case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more; (vi) failure by the Company or any Guarantor or any Restricted Subsidiary to pay any final judgments aggregating in excess of $5.0 million which judgments are not stayed within 60 days after their entry; (vii) except as permitted by the Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee; (viii) any Gaming License relating to a Material Gaming Facility is revoked, terminated or suspended or otherwise ceases to be effective, resulting in the cessation or suspension of operation for a period of more than 30 days of any material portion or aspect of the Gaming Business of any Material Gaming Facility; and (ix) certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary.

    If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; PROVIDED that in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Restricted Subsidiary, all outstanding Notes will become due and payable without any action or notice. Holders of the Notes will only be permitted to enforce the Indenture or the Notes in accordance with the provisions of the Indenture. Subject to certain limitations, holders of a majority in aggregate principal amount of the Notes then outstanding may direct the Trustee in its exercise of any

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
trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default and rescind any resulting acceleration and its consequences under the Indenture other than a continuing Default in the payment of the principal of, premium, if any, or interest on, the Notes.

    The Company is required by the Indenture to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The  Company  may,  at  its  option  and at  any  time,  elect  to  have all
obligations  discharged   with  respect   to  the   outstanding  Notes   ("Legal
Defeasance"). Such legal defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for: (i) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust; (ii) the rights, powers, trust, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and (iii) the Legal Defeasance provisions of the Indenture
 . In addition, the Company may, at its option and at any time, elect to have all obligations released with respect to certain covenants and agreements in the Indenture and the Notes that are described above ("Covenant Defeasance") and thereafter any omission to comply with such obligations will not constitute a Default under the Indenture. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described above under the caption, "-- Events of Default and Remedies", will no longer constitute a Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance: (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants satisfactory to the Trustee, to pay the principal of, premium, if any, and interest on, the outstanding Notes at stated maturity or on the applicable optional redemption date specified by the Company, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by the Internal Revenue Service, a ruling or (B) there has been a change in the applicable provisions of the Internal Revenue Code of 1986, as amended, since the date of the Indenture, in each case to the effect that the holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance, and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel acceptable to such Trustee confirming that the holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default shall have occurred and be continuing on the date of such deposit and, insofar as Events of Default relating to bankruptcy or insolvency events are concerned, at any time during the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any material assets or property of the Company or any of its Subsidiaries is bound; and (vi) the Company shall have delivered to the Trustee an Officers' Certificate stating that (A) such deposit was not made by the Company with the intent of preferring the holders of the Notes over any other creditors of the

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
Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and (B) all conditions precedent in the Indenture and the Notes relating to Legal Defeasance or Covenant Defeasance, as the case may be, have been complied with.

TRANSFER AND EXCHANGE

    A holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption, and the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

    Pursuant to the Indenture, the Company and the Trustee may deem and treat the registered holder of a Note as the sole owner of such Note for all purposes. As used herein, the term "holder" is deemed to mean a registered holder of a Note.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as set forth in the provisions described above under the caption "Repurchase at the Option of Holders -- Change of Control" and in the next two paragraphs, any provision of the Notes or the Indenture, may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes). Any Default, and compliance with any provision of the Indenture or the Notes (other than a continuing Default in the payment of the principal of, premium, if any, or interest on, the Notes), may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

    Without the consent of each holder of Notes affected thereby, an amendment or waiver of any provision of the Notes or the Indenture may not (i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the stated maturity of any installment of principal of any Note or alter the provisions with respect to the redemption of Notes as described under the caption "-- Optional Redemption";
(iii) reduce the rate of or change the time for payment of interest on any Note;
(iv) waive a Default in the payment of principal of or premium, if any, or interest on the Notes; (v) change the currency in which the Notes are payable; and (vi) make any change in the provisions of the Indenture relating to waivers of Defaults or the rights of holders of Notes to receive payments of principal of, premium, if any, or interest on, the Notes or make any change in the foregoing amendment and waiver provision.

    Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency in the Indenture of the Notes, to provide for the assumption of the Company's or any Guarantor's obligations to holders of the Notes in the case of a merger, consolidation or disposition of assets in accordance with the provisions of the Indenture, to make any change that would provide additional rights or benefits to the holders of the Notes, or to comply with requirements of the Commission in order to maintain the qualification of the Indenture under the Trust Indenture Act, in each case in a manner which does not materially and adversely affect the rights under the Indenture or the Notes of any holder.

CONCERNING THE TRUSTEE

    The Trustee will be permitted to engage in transactions with the Company; however, if the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

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
    The Indenture provides that the holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case a Default shall occur (which shall not be cured), the Trustee will be required in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to Harveys Casino Resorts, Highway 50 and Stateline Avenue, P.O. Box 128, Lake Tahoe, Nevada 89449, Attention: Secretary.

CERTAIN DEFINITIONS

    The meanings of certain defined terms used in the Indenture are summarized below. Reference is made to the Indenture for the full definitions of such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling, or controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED, HOWEVER, that in all cases beneficial ownership of 10% or more of the voting securities of a Person is deemed to be control.

    "ASSET SALE" means (i) the sale, lease, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or other assets (including by way of a sale and leaseback) of the Company or any Restricted Subsidiary (each referred to in this definition as a "disposition") or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions); PROVIDED that the following dispositions are excluded from the dispositions referred to in clause (i) above: (A) dispositions of inventory or gaming equipment in the ordinary course of business or pursuant to an established program for the maintenance and upgrading of such equipment; (B) dispositions of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under the captions "Merger, Consolidation or Sale of Assets" and "Change of Control"; (C) any disposition that is a Restricted Payment or that is a dividend or distribution permitted by the provisions described above under the caption "-- Certain Covenants -- Restricted Payments" and any Investment that is not prohibited by the provisions described above under the caption "-- Certain Covenants -- Restricted Investments"; and (D) any single disposition, or related series of dispositions of assets with an aggregate fair market value of less than $5.0 million.

    "CAPITAL  STOCK"  of  any  Person  means  any  and  all  shares,  interests,
participations,   rights  or  other  equivalents  (however  designated)  in  the ownership or profits of such Person.

    "CHANGE OF CONTROL" means the occurrence of any of the following events: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole; (ii) the liquidation or dissolution of the Company; (iii) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy vote, written notice or otherwise) the acquisition by any "Person" or related group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision to either of the foregoing, including any "group" acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than a group consisting of the Company's Existing Management and any Person or heirs of any Person that owned more than 1.3% of the Company's Common Stock prior to the Company's initial public offering, in a

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
single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 40% or more of the total voting power entitled to vote in the election of the Board of Directors of the Company or such other Person surviving the transaction; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company's Board of Directors then in office.

    "CONSOLIDATED CASH FLOW" means, for any period, Consolidated Net Income for such period after deducting therefrom an amount equal to any extraordinary gain (to the extent such gain was included in computing Consolidated Net Income) and after adding thereto (i) an amount equal to any extraordinary loss plus any net loss realized in connection with a sale, lease, conveyance, transfer or other disposition of property or other assets (other than the disposition of inventory in the ordinary course of business), to the extent such losses were deducted in computing Consolidated Net Income, plus (ii) provision for taxes based on income or profits to the extent such provision for taxes was included in computing Consolidated Net Income, plus (iii) consolidated interest expense of the Company and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments, amortization of, deferred financing charges and the interest component of capital lease obligations), to the extent such expense was deducted in computing Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash charges (excluding any such non-cash charge that requires an accrual of or reserve for cash charges for any future period and excluding any such non-cash charge that is included in consolidated interest expense or consolidated tax expense) of the Company and its Restricted Subsidiaries for such period to the extent such depreciation, amortization and other non-cash charges were deducted in computing Consolidated Net Income, plus (v) any capitalized pre-opening expenses incurred in connection with the Harveys Kanesville Queen Riverboat Gaming Facility and related land-based amenities which were reflected on the Company's Consolidated Statement of Operations for any period ended on or before December 31, 1996 to the extent that any such expenses were deducted in computing Consolidated Net Income, in each case, on a consolidated basis, determined in accordance with GAAP.

    "CONSOLIDATED NET INCOME" means, for any period, the Net Income of the Company and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, PROVIDED that: (i) the Net Income of any Person that is not a Subsidiary of the Company or that is accounted for by the equity method of accounting or that is an Unrestricted Subsidiary is permitted to be included only to the extent of the amount of dividends or distributions paid to the Company or a wholly-owned Restricted Subsidiary; (ii) solely for the purpose of determining the amount of Restricted Payments and Restricted Investments that are permitted to be made pursuant to the provisions described under the captions, "-- Certain Covenants -- Restricted Payments" and "-- Certain Covenants -- Restricted Investments", the Net Income of any other Person acquired by the Company or any Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition is required to be excluded (except to the extent permitted to be included pursuant to clause (i) above); and (iii) the cumulative effect of a change in accounting principles is required to be excluded.

    "CONSOLIDATED NET WORTH" means, with respect to any Person, the sum of (i) the consolidated equity of the common stockholders reported on the most recent balance sheet of such Person and its consolidated Subsidiaries plus (ii) the respective amounts reported on such balance sheet with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, after deducting the sum of (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months

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
after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges, all of the foregoing determined on a consolidated basis in accordance with GAAP.

    "CREDIT FACILITY" means the Reducing Revolving Credit Agreement dated as of August 14, 1995 among the Borrower and the banks named therein, as amended or modified from time to time, including any replacement credit agreement between the Company and various commercial banks providing for a substantially similar or equivalent facility.

    "DEFAULT" means any event that constitutes, or with the passage of time or the giving of notice or both would constitute, an Event of Default.

    "DESIGNATED SENIOR DEBT" means each issue of Senior Debt of the Company that
(i) has an outstanding principal amount of at least $25,000,000 (including the amount of all reimbursement obligations pursuant to letters of credit thereunder and the maximum principal amount available to be drawn thereunder, assuming in the case of the Credit Facility that all conditions precedent to any such drawing could be satisfied) and (ii) has been designated as Designated Senior Debt pursuant to an Officer's Certificate of the Company received by the Trustee.

    "DIRECTOR" means any Person who has been duly elected and qualified as a member of the Board of Directors of the Company until the expiration of such Person's term and until his successor has been duly elected and qualified.

    "DISQUALIFIED STOCK" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the stated maturity of the Notes for consideration other than Capital Stock that does not itself so mature and is not itself so redeemable.

    "EQUITY INTEREST" in any Person means Capital Stock of such Person and any warrant, option or other right to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EVENT OF DEFAULT" has the meaning specified under the caption "-- Events of Default and Remedies".

    "EXISTING GAMING FACILITY" means any Gaming Facility wholly or partially owned, used or managed by the Company or a Restricted Subsidiary on the date of the Indenture.

    "EXISTING INDEBTEDNESS" means Indebtedness of the Company or any Restricted Subsidiary (other than under the Credit Facility) outstanding on the date of the Indenture.

    "EXISTING MANAGEMENT" means the executive officers of the Company on the date of the Indenture.

    "FF&E" means furniture, fixtures and equipment, including gaming equipment, used in connection with any Gaming Business.

    "FF&E FINANCING" means the incurrence of Indebtedness, the proceeds of which will be used to finance the acquisition by the Company or a Restricted Subsidiary of FF&E used in connection with any Gaming Facility whether or not secured by a Lien on such FF&E; PROVIDED that such Indebtedness does not exceed the fair market value of such FF&E at the time of its acquisition.

    "FIXED CHARGES" means for any period the sum of (i) consolidated interest expense (including the interest component of lease payments under capitalized leases) of the Company and its Restricted Subsidiaries for such period, in either case whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, non-cash interest payments and the interest component of capital leases but excluding amortization of deferred financing fees and excluding capitalized interest) and (ii) the product of (A) all cash dividend payments on any series of

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
preferred stock of the Company, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Company, expressed as a decimal, in each case, on a consolidated basis, in accordance with GAAP.

    "FIXED CHARGE COVERAGE RATIO" means for any period the ratio of Consolidated Cash Flow for such period to Fixed Charges for such period; PROVIDED that: (i) in the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is made, the Fixed Charge Coverage Ratio shall be calculated giving PRO FORMA effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable period; (ii) in making such computation, the Fixed Charges attributable to interest on any Indebtedness bearing a floating interest rate shall be computed on a PRO FORMA basis as if the rate in effect on the date of computation had been the applicable rate for the entire period;
(iii) in making such computation, the Fixed Charges attributable to interest on any Indebtedness under a revolving credit facility shall be computed on a PRO FORMA basis based upon the average daily balance of such Indebtedness outstanding during the applicable period; (iv) in the event that the Company or any Restricted Subsidiary consummates either (A) a Material Acquisition or (B) a sale, lease, conveyance, transfer or other disposition of property or other assets (other than the disposition of inventory in the ordinary course of business) with a fair market value of more than $5.0 million in any one year, in either case subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated, the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Material Acquisition or disposition (including the incurrence of any Indebtedness in connection therewith), as if the same had occurred at the beginning of the applicable period; (v) in the event that the Company or any Restricted Subsidiary purchases any assets or property which was previously leased by the Company or any Restricted Subsidiary subsequent to the commencement of the period for which the calculation of the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made, the Fixed Charge Coverage Ratio shall be calculated giving PRO FORMA effect to such purchase as if the same had occurred at the beginning of the applicable period; and (vi) in the event that the Company or any Restricted Subsidiary is responsible or liable as obligor, guarantor or otherwise for the Indebtedness of any other Person (other than the Company or a Restricted Subsidiary), the Fixed Charge Coverage Ratio shall be calculated giving PRO FORMA effect to the interest paid or payable on such Indebtedness during the applicable period as if such Indebtedness had been outstanding at the beginning of the applicable period.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect from time to time.

    "GAMING AUTHORITY" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal or foreign government, any state, province or any city or other political subdivision or otherwise, and whether now or hereafter in existence, or any officer or official thereof, including the Nevada State Gaming
Commission, the Nevada State Gaming Control Board, the Colorado Gaming Commission, the Iowa Racing & Gaming Commission and any other applicable gaming regulatory authority with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Company or any of its Subsidiaries.

    "GAMING BUSINESS" means the gaming business and includes all businesses necessary for, incident to, connected with or arising out of the gaming business (including developing and operating lodging facilities, sports or entertainment facilities, transportation services or other related activities or enterprises and any additions or improvements thereto) to the extent that they are operated in connection with a gaming business.

    "GAMING FACILITY" means any tangible vessel, building, or other structure used or expected to be used to enclose space in which a Gaming Business is conducted and (i) wholly or partially owned, directly or

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
indirectly, by the Company or any Restricted Subsidiary or (ii) any portion or aspect of which is managed or used, or expected to be managed or used, by the Company or a Restricted Subsidiary; PROVIDED that the term Gaming Facility does not include any real property whether or not such vessel, building or other structure is located thereon or adjacent thereto or any FF&E.

    "GAMING LICENSE" means any license, permit, franchise or other authorization from any Gaming Authority required on the date of the Indenture or at any time thereafter to own, lease, operate or otherwise conduct the Gaming Business of the Company and its Subsidiaries, including all licenses granted under the gaming laws of a jurisdiction or jurisdictions to which the Company or any of its Subsidiaries is, or may at any time after the date of the Indenture, be subject.

    "GUARANTOR" means each Restricted Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions described under the captions, "Certain Covenants -- Additional Subsidiary Guarantees" and "Subsidiary Guarantees", including any successor and assign of such Restricted Subsidiary until released from its obligations as a Guarantor pursuant to the Indenture.

    "INDEBTEDNESS" of any specified Person means, without duplication: (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all capitalized (but not operating) lease obligations of such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);
(iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction; (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock; (vi) all obligations existing at the time under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, foreign currency swaps and other similar agreements and arrangements; (vii) all obligations of the types referred to in clauses (i) through (vi) above of other Persons and all dividends and distributions of other Persons for the payment of which, in either case, such specified Person is responsible or liable as obligor, guarantor or otherwise (including Investment Guarantees, but not including completion bonds, performance guarantees or similar suretyship arrangements ensuring the performance of obligations other than obligations of the types referred to in clauses (i) through (vi) above); and (viii) all obligations of the type referred to in clauses (i) through (vi) above of other Persons secured by any Lien on any property or asset of such specified Person (whether or not such obligation is assumed by such specified Person), the amount of any non-recourse obligation being deemed to be the lesser of (A) the fair market value of such property or assets or (B) the amount of the obligation so secured.

    "INDEPENDENT", when used to describe a Person, means that neither such Person nor any member of such Person's immediate family (i) has a material direct or indirect financial interest in the Company or any other obligor on the Notes or in any Affiliate of the Company or of any other obligor on the Notes or
(ii) serves as an officer or employee of the Company or any other obligor on the Notes or any such Affiliate; PROVIDED that for the purpose of this definition
(A) beneficial or record ownership of less than 0.5% of the outstanding Capital Stock of any class of the Company or any other obligor on the Notes or any such Affiliate will not be deemed to constitute a material financial interest in the Company or such other obligor on the Notes or such Affiliate and (B) service on the board of directors of the Company or any other obligor on the Notes or any such Affiliate will not be deemed to constitute service as an officer or employee thereof.

    "INTEREST RATE PROTECTION AGREEMENTS" means, with respect to any Person, interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements, but only to the extent that such agreements or arrangements are designed to protect such Person against fluctuations in interest rates.

    "INVESTMENT" means any investment by the Company or a Restricted Subsidiary in another Person (including an Affiliate of the Company or a Restricted Subsidiary) in the form of a loan, Investment Guarantee, advance (other than commission, travel and similar advances to officers and employees of the Company or a Restricted Subsidiary made in the ordinary course of business), capital contribution or purchase or other acquisition for consideration of Indebtedness, an Equity Interest or other interest that is or would be classified as an investment on the balance sheet of the Company or a Restricted Subsidiary prepared in accordance with GAAP.

    "INVESTMENT GUARANTEE" means any direct or indirect liability, contingent or otherwise, of the Company or a Restricted Subsidiary with respect to any Indebtedness of another Person, including (i) any Indebtedness directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by the Company or a Restricted Subsidiary, or in respect of which the Company or a Restricted Subsidiary is otherwise directly or indirectly liable, (ii) any other obligation or contract under which the Company or a Restricted Subsidiary is directly or indirectly liable for any Indebtedness of another Person and which, in economic effect, is substantially equivalent to a guarantee, (iii) any Indebtedness of a partnership in which the Company or a Restricted Subsidiary is a general partner or of a joint venture in which the Company or a Restricted Subsidiary is a joint venturer, and (iv) any Indebtedness in effect guaranteed by the Company or a Restricted Subsidiary through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such Indebtedness, or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or nonfurnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such Indebtedness will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such Indebtedness will be protected against loss in respect thereof.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance (other than an operating lease) of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "MARKETABLE SECURITIES" owned by any Person means: (i) U.S. Government Obligations; (ii) any certificate of deposit, maturing not more than 270 days after the date of acquisition, issued by, or time deposit of, a commercial banking institution that has combined capital and surplus of not less than $500,000,000 or its equivalent in foreign currency, whose debt is rated at the time as of which any investment is made, of "A" (or higher) according to S&P or Moody's, or if none of S&P or Moody's shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency, (iii) commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of such Person) with a rating, at the time as of which any investment therein is made, of "A-1" (indicating that the degree of timely payment is strong) (or higher) according to S&P or "P-1" (having a superior capacity for punctual repayment of short-term promissory obligations) (or higher) according to Moody's, or if neither of S&P and Moody's shall then exist, the equivalent of such rating by any other nationally recognized securities ratings agency; (iv) any bankers acceptances or any money market deposit accounts, in each case, issued or offered by any commercial bank having capital and surplus in excess of $500,000,000 or its equivalent in foreign currency, whose debt is rated at the time as of which any investment there is made of "A" (an upper medium grade bond obligation) (or higher) according to S&P or Moody's, or if none of S&P or Moody's shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency; and (v) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above, and if such fund has at least $500,000,000 under management, including investments in repurchase obligations of the foregoing investments.

    "MATERIAL ACQUISITION" means any acquisition of a business, including the acquisition of operating commercial real estate, by the Company or a Restricted Subsidiary that has a fair market value in excess of $5.0 million and which the Company or a Restricted Subsidiary intends to operate.

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
    "MATERIAL GAMING FACILITY" on any date means any Existing Gaming Facility (other than the Hard Rock Hotel) and any other Gaming Facility either (i) which has contributed more than 20% of the Consolidated Cash Flow of the Company during the Company's most recently completed four full fiscal quarters for which internal financial statements are available preceding such date (such contribution to be annualized if such Gaming Facility has not been in full operation for all of such four fiscal quarters) or (ii) the book value of which on such date constitutes more than 10% of the total assets of the Company and its Restricted Subsidiaries as of the end of the most recently completed fiscal quarter for which internal financial statements are available.

    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP, EXCLUDING, HOWEVER, (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with any sale, lease, conveyance, transfer or other disposition of property or other assets of such Person (other than the disposition of inventory in the ordinary course of business), including dispositions pursuant to sale and leaseback transactions, and (ii) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

    "NET PROCEEDS" means the aggregate case proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including insurance proceeds), net of the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets which are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets.

    "NON-RECOURSE DEBT" means Indebtedness or that portion of Indebtedness (i) as to which none of the Company, any Guarantor and any Restricted Subsidiary (A) provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness), (B) is directly or indirectly liable, or
(C) constitutes the lender; and (ii) no default with respect to which (including any rights which the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company, any Guarantor or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

    "OBLIGATIONS" means any principal, premium, interest (including post-petition interest), penalties, fees, indemnifications, reimbursements, damages and other monetary liabilities payable under the documentation governing any Indebtedness.

    "PAYING AGENT" means the office or agency of the Company designated as such pursuant to the Indenture.

    "PERMITTED INVESTMENT" means: (i) any tangible asset or Marketable Securities owned by the Company or a Restricted Subsidiary; (ii) any Investment in the Company or in a Restricted Subsidiary that is a Guarantor; and (iii) any Investment in any other Person, if immediately after the making of such Investment (A) such Person becomes a wholly owned Restricted Subsidiary engaged in the Gaming Business or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a wholly owned Restricted Subsidiary engaged in the Gaming Business.

    "PERMITTED JOINT VENTURE INVESTMENT" means any Investment in (i) a Person primarily engaged or preparing to engage in the Gaming Business if, at the time of such Investment, the Company or a Restricted Subsidiary controls the day-to-day operations of such Person, including the construction or other acquisition of any buildings, vessels or other facilities and FF&E necessary for, incident to or connected with such Person's Gaming Business, pursuant to a management contract or otherwise; PROVIDED that, if such Permitted Joint Venture Investment in such Person has been made partially or wholly by means of an Investment Guarantee, (A) the amount of Indebtedness of such Person is not permitted to exceed 200% of the amount invested in Capital Stock of such Person prior to the earlier of (x) the date on which all amounts payable under the Notes and the Indenture have been paid or duly provided for and (y) the maturity of such loan or the termination of such Investment Guarantee and (B) any Indebtedness of such Person covered by such Investment Guarantee matures by its terms prior to the time the Company or a Restricted Subsidiary no longer controls the day-to-day operations of such Person pursuant to a management contract or otherwise unless all amounts payable under the Notes and the Indenture have been paid or duly provided for by such time; or (ii) a Person primarily engaged or preparing to engage in the Gaming Business if, immediately after giving effect to such Investment, the Company or a Restricted Subsidiary will own at least 50.0% of the shares of Capital Stock (including at least 50.0% of the total voting power thereof) of such Person, and will control the day-to-day operations of such Person, including the construction or other acquisition of any buildings, vessels or other facilities and FF&E necessary for, incident to or connected with such Person's Gaming Business, pursuant to a management contract or otherwise, unless such Person is managed solely by its executive officers; or
(iii) a Person primarily engaged in the Gaming Business at the time of such Investment in Lake Tahoe, Nevada.

    "PERMITTED LIENS" means: (i) Liens granted by Restricted Subsidiaries in favor of the Company; (ii) Liens granted by the Company or a Restricted Subsidiary in favor of a Restricted Subsidiary that is a Guarantor; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary; PROVIDED, that such Liens were in existence prior to the contemplation of such merger or consolidation; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary; PROVIDED, that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; PROVIDED, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (vii) ground leases in respect of the real property on which facilities owned or leased by the Company or any Subsidiary are located; (viii) Liens arising from UCC financing statements regarding property leased by the Company or any Restricted Subsidiary; (ix) easements, rights-of-way, navigational servitudes, restrictions, minor defects or irregularities in title and other similar charges or encumbrances which do not interfere in any material respect with the ordinary conduct of business of the Company or any Restricted Subsidiary; (x) Liens securing purchase money obligations incurred or assumed in connection with the purchase of real or Personal property to be used in the business of the Company or any Restricted Subsidiary within 180 days of such incurrence or assumption; and (xi) Liens on the Capital Stock of an Unrestricted Subsidiary securing Investment Guarantees with respect to the Indebtedness of such Unrestricted Subsidiary.

    "PERSON" means any individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government or other entity.

    "REFINANCING INDEBTEDNESS" has the meaning assigned to such term in the provisions described under the caption "-- Certain Covenants -- Incurrence of Indebtedness" above.

    "REGULAR QUARTERLY DIVIDEND" means the quarterly dividend determined by the Board of Directors of the Company in its reasonable judgment to be its regular and normal quarterly dividend and paid by the Company in accordance with the Company's prior business practices in an amount not to exceed $500,000 per fiscal quarter.

    "RESTRICTED   INVESTMENT"  means  an  Investment   other  than  a  Permitted
Investment.

    "RESTRICTED PAYMENT" has the meaning assigned to such term in the provisions described under the caption "-- Certain Covenants -- Restricted Payments" above.

    "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company that either (i) has never been designated as an Unrestricted Subsidiary in accordance with the provisions described under the caption, "-- Certain Covenants- Designation of a Subsidiary as an Unrestricted Subsidiary" or (ii) (if such Subsidiary has been previously designated as a Unrestricted Subsidiary) has thereafter been designated as a Restricted Subsidiary in accordance with the provisions described under the caption "-- Certain Covenants-Designation of an Unrestricted Subsidiary as a Restricted Subsidiary".

    "SENIOR DEBT" means (i) with respect to the Company, (A) the Obligations of the Company with respect to the Credit Facility and (B) any other Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is PARI PASSU with or subordinated in right of payment to the Notes, and (ii) with respect to any Guarantor, (A) the Obligations of such Guarantor with respect to the Credit Facility, (B) any Guarantee by such Guarantor of any Senior Debt of the Company and (C) any other Indebtedness permitted to be incurred by such Guarantor under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is PARI PASSU with or subordinated in right of payment to the Subsidiary Guarantee of such Guarantor. Notwithstanding anything to the contrary in the foregoing, Senior Debt does not include (v) any obligation of the Company or any Guarantor to, in respect of or imposed by any environmental, landfill, waste management or other regulatory or governmental agency, statute, law or court order, (w) any liability for federal, state, local or other taxes owed or owing by the Company or any Guarantor, (x) any Indebtedness of the Company or any Guarantor to any of the Company's Subsidiaries, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Indenture.

    "SUBSIDIARY" of any specified Person means any Person of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees (or Persons performing similar functions) thereof is at the time owned or controlled, directly or indirectly, by any such specified Person or one or more of the other Subsidiaries of such specified Person or a combination thereof.

    "SUBSIDIARY   GUARANTEE"  has  the  meaning   specified  under  the  caption
"Subsidiary Guarantees".

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary of the Company that has been designated as an Unrestricted Subsidiary in accordance with the provisions described under the caption, "-- Certain Covenants -- Designation of a Subsidiary as an Unrestricted Subsidiary".

    "U.S. GOVERNMENT OBLIGATIONS" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and also includes a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness; PROVIDED, HOWEVER, that with respect to any revolving Indebtedness, the foregoing calculation of Weighted Average Life to Maturity will be determined based upon the total available commitments and the required reductions of commitments in lieu of the outstanding principal amount and the required payments of principal, respectively.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following is a general discussion of certain United States federal income tax considerations applicable to the initial holders purchasing the Notes at the issue price as defined in Section 1273(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder and is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change. There can be no assurance that future changes in the law will not significantly affect the tax treatment of holders of the Notes ("Holders") as described herein. The discussion does not purport to deal with all aspects of federal taxation that may be relevant to particular investors in light of their personal investment circumstances, nor does it discuss federal tax laws applicable to special classes of taxpayers (for example, life insurance companies, tax-exempt organizations, financial institutions, foreign corporations and non-resident alien individuals). In addition, the description does not consider the effect of any foreign, state, local or other tax laws that may be applicable to a particular investor. Also unaddressed are the tax consequences to subsequent holders of the Notes. The description assumes that investors will hold the Notes as capital assets within the meaning of Section 1221 of the Code. Prospective investors are strongly urged to consult their own tax advisers regarding the tax consequences of purchasing, holding and disposing of the Notes.

STATED INTEREST

    Income from the Notes is subject to federal income tax. Under general principles of current law, interest on a Note shall be included in income by a Holder when the interest is received or when it accrues in accordance with the Holder's regular method of tax accounting.

SALE OR REDEMPTION

    A Holder will recognize taxable gain or loss on the sale, exchange, redemption, retirement or other disposition of the Notes equal to the difference between the amount realized from such sale, exchange, redemption or retirement (other than amounts attributable to accrued stated interest which would be taxable as interest) and the Holder's adjusted tax basis in such Notes. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period for the Notes is more than one year.

BACKUP WITHHOLDING

    Under federal income tax law, a Holder may, under certain circumstances, be subject to "backup withholding" unless such Holder (i) is a corporation, or is otherwise exempt and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The withholding rate is 31% of "reportable payments" which include interest and, under certain circumstances, principal payments. A Holder who does not provide the Company with the correct taxpayer identification number may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. The amount of any backup withholding will be allowed as a credit against the Holder's federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the IRS.

OTHER TAX CONSIDERATIONS

    There may be other federal, state, local or foreign tax considerations applicable to the circumstances of a particular prospective purchaser of the Notes as to which such prospective purchaser should consult a tax advisor. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO SUCH PURCHASER OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the underwriting agreement (the "Underwriting Agreement") among the Company and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Salomon Brothers Inc and Bear, Stearns & Co. Inc. (the "Underwriters"), the Company has agreed to issue and sell to the Underwriters, and the Underwriters severally have agreed to purchase from the Company, at the public offering price set forth on the cover page of this Prospectus less the Underwriting discount, the following respective principal amounts of the Notes:

                                                                    PRINCIPAL
UNDERWRITER                                                           AMOUNT
- - -----------------------------------------------------------------  ------------
Donaldson, Lufkin & Jenrette Securities Corporation..............  $
Salomon Brothers Inc.............................................
Bear, Stearns & Co. Inc..........................................
                                                                   ------------
  Total..........................................................  $150,000,000
                                                                   ------------
                                                                   ------------

    The Underwriting Agreement provides that the obligations of the Underwriters thereunder are subject to certain conditions precedent. The Underwriting Agreement also provides that the Company will indemnify the Underwriters against certain liabilities and expenses, including liabilities under the Securities Act, or will contribute to payments that the Underwriters may be required to make in respect thereof. The nature of the Underwriters' obligations is such that they are committed to purchase all of the Notes if any Notes are purchased.

    The Underwriters propose to offer the Notes directly to the public initially at the public offering price set forth on the cover page of this Prospectus. After the initial public offering of the Notes, the offering price and other selling terms may be changed by the Underwriters.

    In 1995, the Company paid DLJ fees of approximately $100,000 for investment banking services.

                                 LEGAL MATTERS

    Certain matters with respect to the legality of the issuance of the Notes offered hereby are being passed upon for the Company by Milbank, Tweed, Hadley & McCloy, Los Angeles, California, and Scarpello & Alling, Ltd., Stateline, Nevada. Ronald D. Alling, a partner of Scarpello & Alling, Ltd., owns 7,300 shares of Common Stock of the Company. Certain matters with respect to the legality of the issuance of the Notes offered hereby are being passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

    The consolidated financial statements of Harveys Casino Resorts as of November 30, 1993, 1994 and 1995 and for each of the three years in the period ended November 30, 1995, included in this Prospectus and included elsewhere in the Registration Statement have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at the principal offices of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D,C. 20549; and at the Commission's regional offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511, and at Suite 1300, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, material filed by the Company can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York, on which exchange the Company's Common Stock is listed.

    The Company has filed with the Commission a Registration Statement on Form S-1 (herein together with all amendments thereto called the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Notes offered by this Prospectus. This Prospectus does not contain all the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Notes offered by this Prospectus, reference is made to the Registration Statement and the exhibits and schedules thereto which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents referred to are not necessarily complete, and are qualified in all respects by such reference.

    The Company intends to furnish Noteholders with annual reports containing consolidated financial statements audited by independent certified public accountants following the end of each fiscal year, and with quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year following the end of each such quarter.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
HARVEYS CASINO RESORTS

Report of Independent Auditors............................................   F-2

Consolidated Balance Sheets -- November 30, 1994 and 1995 and February 29,   F-3
 1996.....................................................................

Consolidated Statements of Income -- Three Years Ended November 30, 1995     F-4
 and Three Months Ended February 28, 1995 and February 29, 1996...........

Consolidated Statements of Stockholders' Equity -- Three Years Ended         F-5
 November 30, 1995 and Three Months Ended February 29, 1996...............

Consolidated Statements of Cash Flows -- Three Years Ended November 30,      F-6
 1995 and Three Months Ended February 28, 1995 and February 29, 1996......

Notes to Consolidated Financial Statements................................   F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Harveys Casino Resorts

    We have audited the accompanying consolidated balance sheets of Harveys Casino Resorts as of November 30, 1994 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended November 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Harveys Casino Resorts as of November 30, 1994 and 1995, and the consolidated results of its operations and its consolidated cash flows for each of the three years in the period ended November 30, 1995, in conformity with generally accepted accounting principles.

GRANT THORTON LLP

Reno Nevada
January 12, 1996

                             HARVEYS CASINO RESORTS
                          CONSOLIDATED BALANCE SHEETS
                                     ASSETS

                                                                      NOVEMBER 30,
                                                              ----------------------------  FEBRUARY 29,
                                                                  1994           1995           1996
                                                              -------------  -------------  -------------
                                                                                             (UNAUDITED)
Current assets
  Cash and cash equivalents.................................  $   7,446,126  $  10,492,817  $  15,078,379
  Marketable securities.....................................      2,352,346      2,090,896      2,000,172
  Accounts receivable, net..................................      2,628,725      7,739,816      7,241,319
  Inventories...............................................      2,889,660      2,689,836      2,685,318
  Prepaid expenses..........................................      5,091,308      5,380,902      3,106,222
  Deferred income taxes.....................................      2,954,500      2,479,436      2,475,171
  Note receivable...........................................      2,804,107       --             --
                                                              -------------  -------------  -------------
    Total current assets....................................     26,166,772     30,873,703     32,586,581
                                                              -------------  -------------  -------------
Property and equipment
  Land......................................................     14,373,178     18,411,985     18,411,853
  Buildings and improvements................................    138,057,370    178,355,013    178,520,651
  Leasehold improvements....................................     20,470,030     20,798,795     20,798,795
  Equipment, furniture and fixtures.........................     72,458,798     85,720,036    126,997,898
  Construction in progress..................................     39,874,407     48,425,315     41,829,329
                                                              -------------  -------------  -------------
                                                                285,233,783    351,711,144    386,558,526
  Less: Accumulated depreciation............................    (92,994,029)  (100,934,188)  (104,266,917)
                                                              -------------  -------------  -------------
                                                                192,239,754    250,776,956    282,291,609
                                                              -------------  -------------  -------------
Notes receivable-affiliates.................................      2,161,912      2,064,771      1,962,774
                                                              -------------  -------------  -------------
Notes receivable-other......................................       --            2,796,715      2,796,715
                                                              -------------  -------------  -------------
Other assets................................................      7,103,128     12,993,496     13,252,487
                                                              -------------  -------------  -------------
Investment in unconsolidated affiliates.....................     10,872,919     13,738,103     13,964,717
                                                              -------------  -------------  -------------
    Total assets............................................  $ 238,544,485  $ 313,243,744  $ 346,854,883
                                                              -------------  -------------  -------------
                                                              -------------  -------------  -------------

                                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current portion of long-term debt -- banks and others.....  $      59,267  $   2,500,153  $   5,309,372
  Current portion of long-term debt -- affiliates...........      3,967,167      3,967,167      3,967,167
  Accounts and contracts payable............................      7,370,561      4,676,008     11,887,723
  Accrued expenses..........................................      8,206,666     13,014,764     16,877,789
  Income taxes payable......................................        259,510       --              180,981
                                                              -------------  -------------  -------------
    Total current liabilities...............................     19,863,171     24,158,092     38,223,032
Long-term debt, net of current portion
  Banks and others..........................................     56,961,207    118,741,457    139,428,228
  Affiliates................................................      7,934,333      7,934,333      7,934,333
Deferred income taxes.......................................     16,017,828     15,895,084     14,590,808
Minority interest in subsidiary.............................      2,434,867      1,757,659      1,590,803
Other liabilities...........................................     11,722,131     12,456,033     13,307,677
                                                              -------------  -------------  -------------
    Total liabilities.......................................    114,933,537    180,942,658    215,074,881
                                                              -------------  -------------  -------------
Commitments and contingencies...............................       --             --             --
Stockholders' equity
  Preferred stock, $.01 par value; 5,000,000 shares
   authorized; none issued..................................       --             --             --
  Common stock, $.01 par value; 30,000,000 shares
   authorized; issued 9,348,823 (1994), 9,402,657 (1995),and
   9,421,323 (1996), respectively...........................         93,488         94,026         94,213
  Paid-in capital...........................................     30,511,349     31,524,152     31,785,289
  Treasury stock, at cost; 2,101 shares (1994), 5,350 shares
   (1995) and 8,333 shares (1996)...........................        (28,765)       (79,733)      (122,366)
  Deferred compensation.....................................     (1,181,719)    (1,196,828)      (963,329)
  Retained earnings.........................................     94,216,595    102,063,739    101,111,805
  Net unrealized loss on marketable securities..............       --             (104,270)      (125,610)
                                                              -------------  -------------  -------------
    Total stockholders' equity..............................    123,610,948    132,301,086    131,780,002
                                                              -------------  -------------  -------------
    Total liabilities and stockholders' equity..............  $ 238,544,485  $ 313,243,744  $ 346,854,883
                                                              -------------  -------------  -------------
                                                              -------------  -------------  -------------

        The accompanying notes are an integral part of these statements.

                             HARVEYS CASINO RESORTS
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                                  THREE MONTHS ENDED
                                                            YEARS ENDED NOVEMBER 30,          ---------------------------
                                                    ----------------------------------------  FEBRUARY 28,   FEBRUARY 29,
                                                        1993          1994          1995          1995           1996
                                                    ------------  ------------  ------------  ------------   ------------
                                                                                              (UNAUDITED)    (UNAUDITED)
Revenues
  Casino..........................................  $ 87,523,577  $ 83,991,219  $121,368,981  $26,826,708    $36,935,145
  Lodging.........................................    22,291,995    21,870,098    25,499,036    5,725,977      6,064,864
  Food and beverage...............................    31,010,918    29,768,248    33,969,834    7,865,099      8,428,423
  Other...........................................     5,865,682     5,598,637     6,287,024    1,533,333      1,541,052
  Management fees and joint venture...............       --            --          1,668,934      --           1,059,988
  Less: Casino promotional allowances.............   (14,433,104)  (12,942,596)  (15,593,778)  (3,614,517)    (4,555,922)
                                                    ------------  ------------  ------------  ------------   ------------
    Total net revenues............................   132,259,068   128,285,606   173,200,031   38,336,600     49,473,550
                                                    ------------  ------------  ------------  ------------   ------------
Costs and expenses
  Casino..........................................    43,235,130    40,990,905    57,379,793   13,469,015     19,762,515
  Lodging.........................................     6,533,818     6,737,382     9,073,023    2,077,344      2,289,036
  Food and beverage...............................    17,271,479    17,408,117    20,255,928    4,985,354      4,346,290
  Other operating.................................     2,733,352     2,557,249     2,844,044      674,217        645,179
  Selling, general and administrative.............    38,158,629    40,505,964    50,813,623   12,497,060     14,384,995
  Depreciation and amortization...................    10,300,187     9,703,705    12,332,956    3,015,316      3,560,829
  Nonrecurring compensation charges...............     1,833,500       --            --           --             --
  Pre-opening expenses............................       --            --          2,146,667    2,146,667      3,590,012
                                                    ------------  ------------  ------------  ------------   ------------
    Total costs and expenses......................   120,066,095   117,903,322   154,846,034   38,864,973     48,578,856
                                                    ------------  ------------  ------------  ------------   ------------
  Operating income (loss).........................    12,192,973    10,382,284    18,353,997     (528,373)       894,694
                                                    ------------  ------------  ------------  ------------   ------------
Other income (expense)
  Interest income.................................       302,915       679,940       950,525      161,059        197,601
  Interest expense................................    (4,559,061)   (3,566,055)   (8,910,714)  (1,886,496)    (2,151,123)
  Life insurance benefits.........................       --            371,449     2,245,520      --             --
  Other, net......................................      (134,184)     (229,703)      605,933      506,646        163,077
                                                    ------------  ------------  ------------  ------------   ------------
                                                      (4,390,330)   (2,744,369)   (5,108,736)  (1,218,791)    (1,790,445)
                                                    ------------  ------------  ------------  ------------   ------------
    Income (loss) before income taxes.............     7,802,643     7,637,915    13,245,261   (1,747,164)      (895,751)
Income tax (provision) benefit....................    (2,993,881)   (2,500,000)   (3,900,000)     630,000        320,000
                                                    ------------  ------------  ------------  ------------   ------------
Net income (loss).................................  $  4,808,762  $  5,137,915  $  9,345,261  $(1,117,164)   $  (575,751)
                                                    ------------  ------------  ------------  ------------   ------------
                                                    ------------  ------------  ------------  ------------   ------------
Net income (loss) per share.......................  $       0.67  $       0.58  $       0.99  $     (0.12)   $     (0.06)
                                                    ------------  ------------  ------------  ------------   ------------
                                                    ------------  ------------  ------------  ------------   ------------
Weighted average shares used in calculating
 earnings per share...............................     7,181,730     8,885,525     9,456,051    9,360,095      9,483,449
                                                    ------------  ------------  ------------  ------------   ------------
                                                    ------------  ------------  ------------  ------------   ------------

        The accompanying notes are an integral part of these statements.

                             HARVEYS CASINO RESORTS
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                      YEARS ENDED NOVEMBER 30,          THREE MONTHS ENDED
                                               ---------------------------------------     FEBRUARY 29,
                                                  1993          1994          1995             1996
                                               -----------  ------------  ------------  ------------------
                                                                                           (UNAUDITED)
Common Stock
  Balance at beginning the period............  $    70,262  $     69,022  $     93,488     $     94,026
  Common stock acquired for retirement.......       (1,240)      --            --             --
  Net proceeds from public stock offering....      --             22,500       --             --
  Issuance of restricted stock...............      --              1,765           505        --
  Issuance of employees' stock...............      --                201       --             --
  Stock options exercised....................      --            --                 33              187
                                               -----------  ------------  ------------  ------------------
      Balance at end of the period...........       69,022        93,488        94,026           94,213
                                               -----------  ------------  ------------  ------------------
Additional Paid-in capital
  Balance at beginning of the period.........      --            --         30,511,349       31,524,152
  Net proceeds from public stock offerings...      --         27,760,453       --             --
  Issuance of restricted stock...............      --          2,469,235       969,245        --
  Issuance of employees' stock...............      --            281,661       --             --
  Stock options exercised....................      --            --             43,558          261,137
                                               -----------  ------------  ------------  ------------------
      Balance at end of the period...........      --         30,511,349    31,524,152       31,785,289
                                               -----------  ------------  ------------  ------------------
Treasury Stock
  Balance at beginning of the period.........      --            --            (28,765)         (79,733)
  Forfeiture of restricted stock.............      --            (15,750)      (24,500)         (38,500)
  Acquisition of treasury stock..............      --            (13,015)      (26,468)          (4,133)
                                               -----------  ------------  ------------  ------------------
      Balance at end of the period...........      --            (28,765)      (79,733)        (122,366)
                                               -----------  ------------  ------------  ------------------
Deferred Compensation
  Balance at beginning of the period.........      --            --         (1,181,719)      (1,196,828)
  Issuance of restricted stock...............      --         (1,853,250)     (969,750)       --
  Amortization of deferred compensation......      --            655,781       930,141          194,999
  Forfeiture of restricted stock.............      --             15,750        24,500           38,500
                                               -----------  ------------  ------------  ------------------
      Balance at end of the period...........      --         (1,181,719)   (1,196,828)        (963,329)
                                               -----------  ------------  ------------  ------------------
Retained Earnings
  Balance at beginning of the period.........   87,199,248    90,200,350    94,216,595      102,063,739
  Net income (loss)..........................    4,808,762     5,137,915     9,345,261         (575,751)
  Cash dividends declared....................     (800,000)   (1,121,670)   (1,498,117)        (376,183)
  Common stock acquired for retirement.......   (1,007,660)      --            --             --
                                               -----------  ------------  ------------  ------------------
      Balance at end of the period...........   90,200,350    94,216,595   102,063,739      101,111,805
                                               -----------  ------------  ------------  ------------------
Minimum Pension Liability Adjustment
  Balance at beginning of the period.........      --           (261,013)      --             --
  Minimum pension liability adjustments......     (261,013)      261,013       --             --
                                               -----------  ------------  ------------  ------------------
      Balance at end of the period...........     (261,013)      --            --             --
                                               -----------  ------------  ------------  ------------------
Net Unrealized Gain (Loss) on Marketable
 Securities
  Balance at beginning of the period.........      --            --            --              (104,270)
  Recognized loss on marketable securities...      --            --             16,683            4,456
  Net unrealized loss on marketable
   securities................................      --            --           (120,953)       --
  Change in unrealized loss on marketable
   securities................................      --            --            --               (25,796)
                                               -----------  ------------  ------------  ------------------
      Balance at end of the period...........      --            --           (104,270)        (125,610)
                                               -----------  ------------  ------------  ------------------
Total Stockholders' Equity...................  $90,008,359  $123,610,948  $132,301,086     $131,780,002
                                               -----------  ------------  ------------  ------------------
                                               -----------  ------------  ------------  ------------------

        The accompanying notes are an integral part of these statements.

                             HARVEYS CASINO RESORTS
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              THREE MONTHS ENDED
                                                       YEARS ENDED NOVEMBER 30,          -----------------------------
                                               ----------------------------------------  FEBRUARY 28,    FEBRUARY 29,
                                                   1993          1994          1995          1995            1996
                                               ------------  ------------  ------------  -------------   -------------
                                                                                          (UNAUDITED)     (UNAUDITED)
Increase (decrease) in cash and cash
 equivalents
Cash flows from operating activities:
  Net income (loss)..........................  $  4,808,762  $  5,137,915  $  9,345,261  $ (1,117,164)   $   (575,751)
  Adjustments to reconcile net income (loss)
   to net cash provided by operating
   activities:
    Depreciation and amortization............    10,300,187     9,703,705    12,332,956     3,015,316       3,560,829
    Net loss on disposition of assets........       189,899        63,547        72,247       --              --
    Equity in loss of unconsolidated
    affiliates...............................       --            206,604       731,724         3,071        (281,947)
    Net loss on sale of marketable
    securities...............................       --             53,975        16,682       --                4,456
    Amortization of deferred compensation....       --            655,781       930,141       149,165         194,999
    Minority interest in loss of consolidated
     subsidiary..............................       --            (26,408)     (677,008)     (492,473)       (166,856)
    Deferred income taxes....................     1,699,281       572,422       352,320      (430,679)     (1,300,011)
    Accrued pension costs....................     1,153,245     1,707,187     1,683,018       626,215         371,302
    Accrued long-term compensation...........      (295,036)      348,020        51,170        74,004         110,520
    (Increase) decrease in assets:
      Accounts receivable, net...............      (721,220)      587,169    (5,111,091)   (2,192,074)        498,497
      Inventories............................       222,684      (510,725)      116,986        17,648         (79,745)
      Prepaid expenses.......................      (433,365)   (2,600,014)     (289,594)      892,474       2,274,680
      Other assets...........................    (1,189,307)   (1,032,071)   (6,100,952)    1,988,552        (348,957)
    Increase (decrease) in liabilities:
      Accounts and contracts payable.........       693,115    (1,394,086)   (2,694,274)    1,243,770       2,311,864
      Accrued expenses.......................       138,990    (1,458,259)    4,808,098       966,767       3,311,128
      Income taxes payable...................    (1,004,000)      259,510      (259,510)      --              180,981
      Other liabilities......................       --          1,832,145    (1,038,482)    1,480,149         851,644
                                               ------------  ------------  ------------  -------------   -------------
        Net cash provided by operating
        activities...........................    15,563,235    14,106,417    14,269,692     6,224,741      10,917,633
                                               ------------  ------------  ------------  -------------   -------------
Cash flows from investing activities:
  Proceeds from disposition of assets........       410,045       109,660       220,455       --              --
  Capital expenditures.......................   (10,648,152)  (32,456,134)  (70,709,232)   (9,548,967)    (29,654,607)
  Proceeds from sale of marketable
  securities.................................     2,169,450       536,776       300,000       --              100,000
  Purchase of marketable securities..........      (202,612)     (172,778)     (159,498)      (38,915)        (35,072)
  Advances to related party trust............      (688,497)     (455,275)      --            --              --
  Investment in real estate and other
  assets.....................................    (3,527,221)      --            --            --              --
  Acquisition of subsidiary, net of cash
  acquired...................................    (3,105,380)      --            --            --              --
  Investment in unconsolidated affiliates....   (10,000,000)     (806,400)   (4,000,500)   (4,000,500)        --
  Advances to employees......................       --           (491,498)     (184,949)      --              --
  Proceeds from notes receivable.............       --            230,749       289,482        56,314         101,997
                                               ------------  ------------  ------------  -------------   -------------
        Net cash used in investing
        activities...........................   (25,592,367)  (33,504,900)  (74,244,242)  (13,532,068)    (29,487,682)
                                               ------------  ------------  ------------  -------------   -------------
Cash flows from financing activities:
  Proceeds from short-term financing.........       483,156       498,001       675,356       --              --
  Principal payments on short-term
  financing..................................      (716,607)     (535,635)     (394,257)     (182,947)       (221,386)
  Proceeds from long-term debt...............    36,000,000    31,550,000   188,957,237    20,475,000      49,000,000
  Principal payments on long-term debt.......   (34,326,391)  (42,881,518) (124,736,101)   (5,517,821)    (25,504,011)
  Principal payments on related party debt...      (261,426)      --            --            --              --
  Acquisition and retirement of stock........    (1,008,900)      --            --            --              --
  Stock options exercised....................       --            --             43,591       --              261,324
  Dividends paid.............................      (900,000)   (1,421,670)   (1,498,117)     (373,856)       (376,183)
  Net proceeds from public stock offering....       --         28,310,123       --            --              --
  Acquisition of treasury stock..............       --            (13,015)      (26,468)       (7,657)         (4,133)
                                               ------------  ------------  ------------  -------------   -------------
        Net cash provided by (used in)
         financing activities................      (730,168)   15,506,286    63,021,241    14,392,719      23,155,611
                                               ------------  ------------  ------------  -------------   -------------
        Increase (decrease) in cash and cash
         equivalents.........................   (10,759,300)   (3,892,197)    3,046,691     7,085,392       4,585,562
Cash and cash equivalents at beginning of
 period......................................    22,097,623    11,338,323     7,446,126     7,446,126      10,492,817
                                               ------------  ------------  ------------  -------------   -------------
Cash and cash equivalents at end of period...  $ 11,338,323  $  7,446,126  $ 10,492,817  $ 14,531,518    $ 15,078,379
                                               ------------  ------------  ------------  -------------   -------------
                                               ------------  ------------  ------------  -------------   -------------

        The accompanying notes are an integral part of these statements.

                             HARVEYS CASINO RESORTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        NOVEMBER 30, 1993, 1994 AND 1995
                  AND FEBRUARY 28, 1995 AND FEBRUARY 29, 1996
    (DATA RELATED TO FEBRUARY 28, 1995 AND FEBRUARY 29, 1996 ARE UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND CONSOLIDATION

    Harveys Casino Resorts, a Nevada corporation, is a company engaged in the casino entertainment industry. Harveys Casino Resorts owns and operates Harveys Resort Hotel/Casino on the south shore of Lake Tahoe, Nevada. Through its wholly owned subsidiary, Harveys C. C. Management Company, Inc. ("HCCMC"), the Company owns 70% of the equity interest in Harveys Wagon Wheel Casino Limited Liability Company ("HWW") which owns Harveys Wagon Wheel Hotel/Casino in Central City, Colorado. HCCMC has a contract to manage the Central City hotel and casino which opened for business on December 2, 1994. Through its wholly owned subsidiary, Harveys L. V. Management Company, Inc.("HLVMC"), the Company owns 40% of the equity interest in Hard Rock Hotel, Inc. which owns the Hard Rock Hotel and Casino in Las Vegas, Nevada. HLVMC has a contract to manage the Las Vegas hotel and casino which opened for business on March 9, 1995. Additionally, the Company's wholly owned subsidiary, Harveys Iowa Management Company, Inc. ("HIMC") is developing a riverboat casino, hotel, convention center complex in Council Bluffs, Iowa. The riverboat casino portion of the complex opened for business on January 1, 1996.

    The consolidated financial statements include the accounts of Harveys Casino Resorts and its majority and wholly-owned subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated. Investments in unconsolidated affiliates are stated at cost adjusted by equity in undistributed earnings or losses.

    On January 21, 1994, the Company effected a 2,385-for-1 split of the Company's common stock. Retroactive effect has been given to this stock split in the accompanying consolidated financial statements, and all share and per share data for all periods presented has been adjusted to reflect this action.

INTERIM FINANCIAL STATEMENTS

    The consolidated financial statements for the three months ended February 28, 1995 and February 29, 1996 are unaudited; however, in the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the Company's financial position and results of operations for such periods have been included. The results of the three months ended February 29, 1996 are not necessarily indicative of the results that may be expected for the year ending November 30, 1996.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash on hand and in banks, interest bearing deposits and highly liquid debt instruments purchased with initial maturities of three months or less. Cash equivalents are carried at cost which approximates market value. The Company paid interest of approximately $5,031,000, net of $210,000 capitalized, $3,513,000, net of $1,860,000 capitalized and $6,602,000, net of $1,112,364 capitalized, and income taxes of approximately $2,900,000, $1,250,000 and $4,600,000 during the years ended November 30, 1993, 1994 and 1995, respectively. The Company made cash payments for interest of $1.4 million and $2.0 million during the three months ended February 28,1995 and February 29, 1996, respectively. There was $1.1 million of interest capitalized in the first three months of fiscal 1996, and no interest capitalized in the same period of fiscal 1995. The Company made a cash payment for income taxes of

                             HARVEYS CASINO RESORTS

                        NOVEMBER 30, 1993, 1994 AND 1995
                  AND FEBRUARY 28, 1995 AND FEBRUARY 29, 1996
    (DATA RELATED TO FEBRUARY 28, 1995 AND FEBRUARY 29, 1996 ARE UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
$200,000 in the first quarter of fiscal 1995. No such payment was made during the same period of fiscal 1996. In 1993, the Company acquired a 70% ownership interest in HWW. The investment is reflected in the consolidated statement of cash flows as acquisition of subsidiary, net of cash acquired, calculated as follows:

Land...........................................................  $ 9,600,000
Construction in progress.......................................    7,862,010
Other assets...................................................        6,917
Notes payable..................................................  (11,901,500)
Minority interest in subsidiary................................   (2,462,047)
                                                                 -----------
                                                                 $ 3,105,380
                                                                 -----------
                                                                 -----------

MARKETABLE SECURITIES

    As of December 1, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115 - ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. Under SFAS No. 115, the Company's marketable securities have been classified as "available-for-sale" and are stated at market value, with any unrealized gains or losses excluded from income and reported as a separate component of stockholders' equity for fiscal year 1995 and the three months ended February 29, 1996. Market value is determined by the closing price of the security as of the balance sheet date. Net realized gains or losses are determined on the average cost method. Marketable securities at November 30, 1994 and 1995 and at February 29, 1996 consisted of shares in one mutual fund. The adoption of SFAS No. 115 did not have a material effect on the Company's financial position or net income.

CASINO REVENUES AND PROMOTIONAL ALLOWANCES

    In accordance with industry practice, the Company recognizes as casino revenues the net win from gaming activities, which is the difference between gaming wins and losses. Promotional allowances consist principally of the retail value of complimentary rooms, food, beverage, and other promotional allowances provided to customers without charge. The estimated costs of providing such complimentary services have been classified as casino operating expenses through interdepartmental allocations as follows:

                                                                                        THREE MONTHS ENDED
                                                    YEARS ENDED NOVEMBER 30,        ---------------------------
                                               -----------------------------------  FEBRUARY 28,   FEBRUARY 29,
                                                  1993        1994        1995          1995           1996
                                               ----------  ----------  -----------  ------------   ------------
                                                                                    (UNAUDITED)    (UNAUDITED)
Hotel........................................  $1,452,719  $1,234,021  $ 1,592,463   $   408,018    $   595,044
Food and beverage............................   7,533,812   6,439,432    8,566,136     1,912,175      2,374,810
Other........................................     124,824      74,115       52,596        11,273         16,702
                                               ----------  ----------  -----------  ------------   ------------
                                               $9,111,355  $7,747,568  $10,211,195   $ 2,331,466    $ 2,986,556
                                               ----------  ----------  -----------  ------------   ------------
                                               ----------  ----------  -----------  ------------   ------------

INVENTORIES

    Inventories consist primarily of operating supplies and food and beverage stock, and are stated at the lower of weighted average cost or market.

PROPERTY, EQUIPMENT AND DEPRECIATION

    Property and equipment are stated at cost. Interest incurred during construction is capitalized and amortized over the life of the asset. Costs of improvements are capitalized. Costs of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment,

                             HARVEYS CASINO RESORTS

                        NOVEMBER 30, 1993, 1994 AND 1995
                  AND FEBRUARY 28, 1995 AND FEBRUARY 29, 1996
    (DATA RELATED TO FEBRUARY 28, 1995 AND FEBRUARY 29, 1996 ARE UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in income. Depreciation of property and equipment is provided on the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the shorter of the asset life or lease term. Depreciable lives are as follows:

Buildings and improvements...................   15 to 45 years
Leasehold improvements.......................    5 to 30 years
Equipment, furniture and fixtures............    5 to 10 years

UNAMORTIZED LOAN COSTS

    Loan costs incurred in connection with the establishment of a reducing, revolving credit agreement are being amortized to interest expense over the term of the loan using the interest method. Unamortized loan costs associated with a loan agreement retired in fiscal 1995 were expensed during the year.

NET INCOME (LOSS) PER SHARE

    Net income (loss) per share is computed based on the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the period. However, pursuant to SEC Staff Accounting Bulletins, equivalent shares from common stock issued under certain of the Company's benefit plans in connection with the Company's initial public offering have been included in the computations as if they were outstanding for all periods presented.

    Fully diluted earnings per share amounts are the same as primary per share amounts for the periods presented.

INCOME TAXES

    Income taxes are recorded in accordance with the liability method specified by SFAS No. 109. The following basic principles are applied in accounting for income taxes: (a) a current liability or asset is recognized for the estimated taxes payable or refundable for the current year; (b) a deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and carryforwards; (c) the measurement of current and deferred tax liabilities and assets is based on the provisions of the enacted tax law, the effects of future changes in tax laws or rates are not anticipated; and (d) the measurement of deferred taxes is reduced, if necessary, by the amount of any tax benefits that, based upon available evidence, are not expected to be realized.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires the determination of fair value for certain of the Company's assets, liabilities and contingent liabilities. When practicable, the following methods and assumptions were used to estimate the fair value of those financial instruments included in the following categories:

    Cash  and cash  equivalents:   The carrying  amount reported  in the balance
sheet approximates fair value.

    Notes receivable:    The  fair  value of  notes  receivable  is  based  upon
projected cash flows discounted at estimated current market rates of interest.

    Long-term debt: The fair value of long-term debt is estimated based on the current borrowing rates offered to the Company for debt of the same remaining maturities.

                             HARVEYS CASINO RESORTS

                        NOVEMBER 30, 1993, 1994 AND 1995
                  AND FEBRUARY 28, 1995 AND FEBRUARY 29, 1996
    (DATA RELATED TO FEBRUARY 28, 1995 AND FEBRUARY 29, 1996 ARE UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    It is estimated that the carrying amounts of the Company's financial instruments approximate fair value at November 30, 1995 and February 29,1996.

CONCENTRATIONS OF CREDIT RISK

    The Company maintains its cash in bank deposit accounts which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

    The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments include standby letters of credit and financial guarantees. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

    The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The Company does not have collateral or other security to support financial instruments with off-balance-sheet credit risk.

FUTURE DEVELOPMENT COSTS

    The Company capitalizes costs associated with new gaming projects until: (a) the project is no longer considered viable and the costs are expensed; or (b) the likelihood of the project is relatively certain and the costs are reclassified to pre-opening and expensed when operations commence. Capitalized future development costs, relating to potential new gaming projects, of approximately $820,000,$724,000 and $891,000 as of November 30, 1994 and
1995,and February 29, 1996, respectively, are included on the accompanying balance sheet as other assets.

PRE-OPENING EXPENSES

    Pre-opening expenses are associated with the acquisition, development and opening of the Company's new casino resorts. These amounts will be expensed when the casino commences operations and include items that were capitalized as incurred prior to opening and items that are directly related to the opening of the property and are non-recurring in nature. As of November 30, 1995 approximately $2.1 million incurred in connection with the Harveys Kanesville Queen project in Council Bluffs, Iowa was included in prepaid expenses on the Company's balance sheet. Approximately $3.6 million was expensed in the first quarter of 1996 in conjunction with the Company's opening of the Harveys Kanesville Queen project in January, 1996.

MINORITY INTEREST

    Minority interest represents the minority member's proportionate share of equity in the consolidated entity.

STOCK OPTIONS

    The Company will adopt SFAS No. 123- ACCOUNTING FOR STOCK-BASED COMPENSATION, which is effective for fiscal years beginning after December 15, 1995, or earlier as permitted. As provided by SFAS No. 123, the Company will continue to account for employee stock options under Accounting Principles Board
(APB)

                             HARVEYS CASINO RESORTS

                        NOVEMBER 30, 1993, 1994 AND 1995
                  AND FEBRUARY 28, 1995 AND FEBRUARY 29, 1996
    (DATA RELATED TO FEBRUARY 28, 1995 AND FEBRUARY 29, 1996 ARE UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Opinion No. 25- ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. The Company will disclose the proforma net income and earnings per share effect, as if the Company had used the fair value based method prescribed under SFAS No. 123.

RECLASSIFICATIONS

    Certain reclassifications have been made to the prior years' consolidated financial statements to conform to the current year presentation. These reclassifications have no effect on net income (loss).

2.  SALE OF COMMON STOCK
    During February 1994, the Company sold 2,250,000 shares of common stock in an initial public offering which generated net proceeds of approximately $27.8 million after deducting underwriting discounts and expenses. In addition, stockholders of the Company sold 1,200,000 shares of common stock in the public offering and received proceeds, net of underwriting discounts, of approximately $15.6 million.

3.  ACCOUNTS RECEIVABLE, NET
    Accounts receivable, net of allowance for uncollectible accounts, consist of the following as of:

                                                    NOVEMBER 30,        FEBRUARY 29,
                                               -----------------------  ------------
                                                  1994        1995          1996
                                               ----------  -----------  ------------
                                                                        (UNAUDITED)
Casino.......................................  $  653,847  $ 1,405,834  $  1,865,172
Hotel........................................     813,041      593,629     1,160,578
Refundable income taxes......................      --          799,123       799,123
Unconsolidated affiliate.....................     572,965    1,208,426       709,777
Other........................................     730,876    3,903,017     2,927,484
                                               ----------  -----------  ------------
                                                2,770,729    7,910,029     7,462,134
Less allowance for doubtful accounts.........    (142,004)    (170,213)     (220,815)
                                               ----------  -----------  ------------
                                               $2,628,725  $ 7,739,816  $  7,241,319
                                               ----------  -----------  ------------
                                               ----------  -----------  ------------

4.  ACCRUED EXPENSES
    Accrued expenses consist of the following as of:

                                                    NOVEMBER 30,        FEBRUARY 29,
                                               -----------------------  ------------
                                                  1994        1995          1996
                                               ----------  -----------  ------------
                                                                        (UNAUDITED)
Provision for progressive jackpot payouts....  $  756,650  $ 1,081,537  $  1,150,146
Accrued interest.............................     235,750    2,546,329     3,826,212
Accrued salaries, wages and other employee
 benefits....................................   3,601,995    4,316,216     4,577,340
Accrued taxes other than income taxes........     353,653      907,128     2,207,637
Self-funded workers' compensation and medical
 claims accrual..............................   1,637,020    1,568,679     1,582,862
Outstanding gaming chips and tokens..........     789,053    1,147,689     1,001,397
Race and sports book futures and unclaimed
 winners.....................................     501,876      684,797       490,759
Other accrued liabilities....................     330,669      762,389     2,041,436
                                               ----------  -----------  ------------
                                               $8,206,666  $13,014,764  $ 16,877,789
                                               ----------  -----------  ------------
                                               ----------  -----------  ------------

                             HARVEYS CASINO RESORTS

                        NOVEMBER 30, 1993, 1994 AND 1995
                  AND FEBRUARY 28, 1995 AND FEBRUARY 29, 1996
    (DATA RELATED TO FEBRUARY 28, 1995 AND FEBRUARY 29, 1996 ARE UNAUDITED)

5.  LONG-TERM DEBT
    Long-term debt consists of the following as of:

                                                     NOVEMBER 30,
                                               -------------------------  FEBRUARY 29,
                                                  1994          1995          1996
                                               -----------  ------------  ------------
                                                                          (UNAUDITED)
Subordinated notes payable to affiliates.....  $11,901,500  $ 11,901,500  $ 11,901,500
Less current portion.........................    3,967,167     3,967,167     3,967,167
                                               -----------  ------------  ------------
                                               $ 7,934,333  $  7,934,333  $  7,934,333
                                               -----------  ------------  ------------
                                               -----------  ------------  ------------
Banks and others
  Note payable to banks......................  $56,500,000  $115,000,000  $109,500,000
  Notes payable to financing company.........      --          5,799,817     5,218,845
  Note payable -- riverboat financing........      --            --         19,583,333
  Note payable to private investor...........      --            --         10,000,000
  Note payable to lessee, due in monthly
   installments of $6,356, including interest
   at 10%, collateralized by future rental
   receipts, due September, 1998.............      265,951       194,509       188,138
  Other......................................      254,523       247,284       247,284
                                               -----------  ------------  ------------
                                                57,020,474   121,241,610   144,737,600
  Less current portion.......................       59,267     2,500,153     5,309,372
                                               -----------  ------------  ------------
                                               $56,961,207  $118,741,457  $139,428,228
                                               -----------  ------------  ------------
                                               -----------  ------------  ------------

    Aggregate annual maturities of long-term debt, based on amounts borrowed as of November 30, 1995, are as follows:

YEARS ENDING NOVEMBER 30,            BANKS AND OTHERS    AFFILIATES
- - -----------------------------------  -----------------  -------------
1996...............................   $     2,500,153   $   3,967,167
1997...............................        17,818,547        --
1998...............................        15,702,563        --
1999...............................        22,511,089        --
2000...............................        62,512,336        --
2001 and thereafter................           196,922       7,934,333
                                     -----------------  -------------
                                      $   121,241,610   $  11,901,500
                                     -----------------  -------------
                                     -----------------  -------------

NOTE PAYABLE TO BANKS

    Prior to August 16, 1995, the Company had a reducing term loan agreement (the "Loan Agreement") with a consortium of banks. The outstanding principal balance on the Loan Agreement was $56.5 million on November 30, 1994. As a result of the Company selling its interest in its $28.0 million loan to its majority owned subsidiary, HWW, to First Interstate Bank of Nevada ("FIBN") in March, 1995, HWW was obligated to FIBN for the $28.0 million outstanding balance on August 16, 1995.

                             HARVEYS CASINO RESORTS

                        NOVEMBER 30, 1993, 1994 AND 1995
                  AND FEBRUARY 28, 1995 AND FEBRUARY 29, 1996
    (DATA RELATED TO FEBRUARY 28, 1995 AND FEBRUARY 29, 1996 ARE UNAUDITED)

5.  LONG-TERM DEBT (CONTINUED)
    On August 14, 1995, the Company entered into a reducing revolving credit agreement (the "Credit Facility") with a consortium of banks. On August 16, 1995, the Company borrowed $89.0 million under the Credit Facility and used the funds to repay the outstanding balance of the Loan Agreement, repurchase the $28.0 million loan to HWW and pay fees related to the Credit Facility.

    Under the Credit Facility, the Company could borrow up to $150,000,000. The advanced but unpaid principal balance under the note payable, as of November 30, 1995, and February 29,1996, was $115,000,000 and $109,500,000, respectively. The maximum available principal balance is further reduced by any letter of credit exposure. Outstanding letters of credit amounted to approximately $1.7 million as of November 30, 1995 and approximately $2.2 million as of February 29, 1996. The Company may borrow additional funds up to predetermined maximum principal balances. The loan matures in August, 2000. The annual year-end maximum principal balances are as follows:

                                         MAXIMUM
                                        PRINCIPAL
NOVEMBER 30,                             BALANCE
- - -----------------------------------  ----------------
1996...............................   $  150,000,000
1997...............................      135,000,000
1998...............................      120,000,000
1999...............................       97,500,000

    The Company pays quarterly fees at an annual rate of three-eights (0.375%) or one-half of one percent (0.5%) on the unborrowed maximum principal balance depending on the Company's ratio of funded debt to earnings before interest, taxes, depreciation and amortization. The rate in affect at November 30,1995 and February 29,1996 was 0.5%.

    Interest is due and payable monthly and is provided at the higher of the prime rate or the Federal Funds Rate plus one-half of one percent (0.5%), plus an applicable margin determined by the Company's ratio of funded debt to earnings before interest, taxes, depreciation and amortization. However, in accordance with the terms of the Credit Facility, the Company has the option to cause portions, or all, of the outstanding principal balance to accrue interest at a rate equal to the London Inter-Bank Offering Rate (LIBOR) plus the applicable margin. As a result of LIBOR options made by the Company, the following principal amounts are subject to the following interest rates as of November 30, 1995 and February 29, 1996.

NOVEMBER 30, 1995                       EXPIRATION DATE         AMOUNT        RATE
- - -----------------------------------  ----------------------  -------------  ---------
LIBOR..............................    December 13, 1995     $  11,000,000     8.3750%
LIBOR..............................    December 22, 1995        15,000,000     8.3125%
LIBOR..............................       May 21, 1996          89,000,000     8.2500%

FEBRUARY 29, 1996                       EXPIRATION DATE         AMOUNT        RATE
- - -----------------------------------  ----------------------  -------------  ---------
LIBOR..............................      March 13, 1996      $  15,500,000     8.3125%
LIBOR..............................       May 21, 1996          89,000,000     8.2500%
Prime..............................      August 16,2000          5,000,000     9.2500%

    The note is collateralized by all of the Company's property and equipment, contract rights, leases, intangibles and other security interest related to Harveys Resort Hotel/Casino, Harveys Wagon Wheel Hotel/Casino and the Company's wholly-owned subsidiary,HIMC. The Credit Agreement also contains covenants which require the Company to maintain certain financial ratios. A member of the Company's Board of Directors is also a director of the lead bank of the consortium of banks making the loan.

                             HARVEYS CASINO RESORTS

                        NOVEMBER 30, 1993, 1994 AND 1995
                  AND FEBRUARY 28, 1995 AND FEBRUARY 29, 1996
    (DATA RELATED TO FEBRUARY 28, 1995 AND FEBRUARY 29, 1996 ARE UNAUDITED)

5.  LONG-TERM DEBT (CONTINUED)
NOTES PAYABLE TO FINANCING COMPANY

    HWW entered into an equipment financing agreement with a financing company to finance the acquisition of up to $7.5 million of gaming and associated equipment. The principal balance of secured notes under the equipment financing agreement as of November 30, 1995 and February 29, 1996 was $5.8 million and $5.2 million, respectively. The notes are secured by the equipment acquired and are payable in monthly payments of approximately $194,000 and $56,000 including interest at 12.15%. The notes will mature in December, 1997 and July 1998, respectively.

NOTE PAYABLE, RIVERBOAT FINANCING

    On December 26, 1995, HIMC entered into a $20 million Loan and Security Agreement ( the "Iowa Loan"). As security for the loan, HIMC granted the lender a first preferred ship mortgage on the riverboat casino vessel known as the Harveys Kanesville Queen and a first priority security interest in all personalty, earnings and insurance from the riverboat only, excluding personalty, earnings and insurance derived from casino gaming operations. The obligation under the Iowa Loan is guaranteed by the Company.

    The loan bears interest at a fixed rate of 8.42% per annum. Principal and interst payments commenced in January, 1996 and are due monthly. The loan matures in December 2000. Principal payments are fixed for each twelve month period and increase annually with the January payments. The initial installment of principal and interest was approximately $349,000 and the final installment, due in December 2000, will be approximately $412,000.

NOTE PAYABLE TO PRIVATE INVESTOR

    On February 9, 1996, the Company entered into a $10 million Loan Agreement with a private investor (the "Promissory Note"). As security for the Promissory Note, the Company granted a deed of trust as a first mortgage lien on real property owned by HCCMC adjacent to Harveys Wagon Wheel Hotel/Casino. Terms of the Promissory Note require the Construciton Commencement Date (as defined in the Promissory Note) of a parking garage to occur no later than July 1, 1996.

    The principal balance outstanding under the Promissory Note bears interest at 12% per annum. Interest is payable monthly, beginning March 1, 1996. Equal principal payments of $2.5 million are due on May 1, August 1 and November 1, 2000 and February 1, 2001.

SUBORDINATED NOTES PAYABLE TO AFFILIATES

    In November, 1993, HWW issued subordinated notes payable to the partners of Mountain City Casino Partners, L. P.("Mountain City"), which owns the remaining interest in HWW. The subordinated notes bear interest, from date of issue, at the rate of 12% per annum. Interest, beginning March, 1995 is payable monthly. Accrued interest through and including February, 1995 of approximately $1.9 million, was payable on December 1, 1995. The notes are collateralized by a deed of trust on real property and all other assets of HWW. Any payment of interest or principal is subordinated in right of payment to all senior indebtedness of HWW including indebtedness incurred for construction financing and furniture, fixtures and equipment financing in connection with the construction of the Company's facility in Central City, Colorado. An initial principal payment of $3.967 million was due in November, 1995 and equal principal payments of $3.967 million each are due in November, 1996 and March, 1997. In November, 1995, HWW did not make the required principal payment of approximately $4 million and in December, 1995, they did not make the required interest payment of approximately $1.9 million. In January, 1996, the Company and Mountain City Casino Partners,
L. P. entered into an agreement in principle to exchange the subordinated notes and

                             HARVEYS CASINO RESORTS

                        NOVEMBER 30, 1993, 1994 AND 1995
                  AND FEBRUARY 28, 1995 AND FEBRUARY 29, 1996
    (DATA RELATED TO FEBRUARY 28, 1995 AND FEBRUARY 29, 1996 ARE UNAUDITED)

5.  LONG-TERM DEBT (CONTINUED)
accrued interest for notes issued by the Company and cash. Subsequently, the Company filed a Registration Statement with the Securities and Exchange Commission, which Registration Statement became effective April 1, 1996, to register the offer to exchange. The exchange offer, which was mailed to the note holders on April 2, 1996, will expire on April 30, 1996.

SHORT-TERM BORROWINGS

    The weighted average interest rate incurred by the Company on short-term borrowings was 3.9% and 5.6% for the fiscal years ended November 30, 1994 and 1995, respectively.

6.  OPERATING LEASE COMMITMENTS
    The   Company's  future  minimum   lease  commitments  under  noncancellable
operating leases (principally for land) as of November 30, 1995 are as follows:

YEARS ENDING NOVEMBER 30,
- - -----------------------------------
1996...............................  $   3,453,677
1997...............................      2,801,728
1998...............................      2,421,833
1999...............................      2,339,994
2000...............................      2,300,251
2001 and thereafter................     30,959,312
                                     -------------
                                     $  44,276,795
                                     -------------
                                     -------------

    Certain leases included above have provisions which require periodic increases in the rental payments based upon the consumer price index, as of certain dates. In addition, annual lease payments under an obligation on a land lease are based upon 3% of gross gaming revenues of Harveys Resort Hotel/Casino, or a minimum rent, as adjusted for the consumer price index, whichever is greater. For 1993, 1994 and 1995, the Company recognized rental expense of approximately $3.2 million, $3.1 million and $3.1 million, respectively, which includes approximately $831,000, $1,400,000 and $740,000, respectively, above the minimum rental amounts.

    The Company is also a lessor on several noncancellable lease agreements. Of the rental income recognized for the years ended November 30, 1993, 1994 and 1995, approximately $96,000, $81,000 and $85,000, respectively, represents rents received as a percentage of gross receipts. The remaining amounts are attributable to specified minimum rents. Future minimum payments due to the Company under these noncancellable lease agreements are as follows:

YEARS ENDING NOVEMBER 30,
- - -----------------------------------
1996...............................  $     667,722
1997...............................        388,047
1998...............................        312,615
1999...............................         46,170
2000...............................         27,771
                                     -------------
                                     $   1,442,325
                                     -------------
                                     -------------

                             HARVEYS CASINO RESORTS

                        NOVEMBER 30, 1993, 1994 AND 1995
                  AND FEBRUARY 28, 1995 AND FEBRUARY 29, 1996
    (DATA RELATED TO FEBRUARY 28, 1995 AND FEBRUARY 29, 1996 ARE UNAUDITED)

7.  INCOME TAXES
    The provision for income taxes consists of the following:

                                                              YEARS ENDED NOVEMBER 30,
                                                      ----------------------------------------
                                                          1993          1994          1995
                                                      ------------  ------------  ------------
Current.............................................  $  1,294,600  $  1,927,578  $  3,547,680
Deferred (including approximately $304,000 due to
 rate change in 1993)...............................     1,699,281       572,422       352,320
                                                      ------------  ------------  ------------
                                                      $  2,993,881  $  2,500,000  $  3,900,000
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    The difference between the Company's provision for Federal income taxes as presented in the accompanying consolidated statements of income, and the provision for income taxes computed at the statutory rate is comprised of the items shown in the following table as a percent of pre-tax earnings.

                                                              YEARS ENDED NOVEMBER 30,
                                                              ------------------------
                                                              1993      1994      1995
                                                              ----      ----      ----
Income tax at the statutory rate............................  35.0%     35.0%     35.0%
Non-deductable expenses.....................................   1.4       0.9       0.7
Tax credits.................................................  (1.0)     (2.4)     (1.2)
Change in statutory rate....................................   3.9       --        --
Nontaxable life insurance benefits..........................   --       (1.7)     (5.3)
Other, net..................................................  (0.9)      0.9       0.2
                                                              ----      ----      ----
                                                              38.4%     32.7%     29.4%
                                                              ----      ----      ----
                                                              ----      ----      ----

    The components of the deferred income tax assets and liabilities at November 30, 1994 and 1995, as presented in the consolidated balance sheets, are as follows:

                                                                   YEARS ENDED NOVEMBER 30,
                                                                 ----------------------------
                                                                     1994           1995
                                                                 -------------  -------------
DEFERRED TAX ASSET
Accrued expenses...............................................  $   2,567,136  $   2,479,436
Alternative minimum tax credit carryforward....................        387,364       --
                                                                 -------------  -------------
                                                                 $   2,954,500  $   2,479,436
                                                                 -------------  -------------
                                                                 -------------  -------------

DEFERRED TAX LIABILITY
Property and equipment.........................................  $  18,096,103  $  19,223,206
Deferred income................................................        (70,712)      (331,300)
Accrued compensation...........................................     (2,007,563)    (2,996,822)
                                                                 -------------  -------------
                                                                 $  16,017,828  $  15,895,084
                                                                 -------------  -------------
                                                                 -------------  -------------

                             HARVEYS CASINO RESORTS

                        NOVEMBER 30, 1993, 1994 AND 1995
                  AND FEBRUARY 28, 1995 AND FEBRUARY 29, 1996
    (DATA RELATED TO FEBRUARY 28, 1995 AND FEBRUARY 29, 1996 ARE UNAUDITED)

8.  EMPLOYEE BENEFIT PLANS

401(K) PLAN

    The Company maintains a defined contribution retirement savings plan for all full-time employees who have at least one year of continuous employment and 1,000 hours of service. The Company contributes amounts equal to 50% of each eligible employee's voluntary contributions. For purposes of determining the Company's required contribution to the plan, the employee's voluntary contributions cannot exceed 6% of the employee's qualified compensation. The Company's contribution to the plan for the years ended November 30, 1993, 1994 and 1995 amounted to approximately, $887,000, $905,000, and $1,035,000, respectively, and for the three months ended February 28, 1995 and February 29, 1996, the contributions were approximately $205,000 and $270,000, respectively.

LONG-TERM INCENTIVE PLAN

    In 1990, the Company adopted a long-term incentive plan for its key employees. Under the plan, incentives were accrued based upon annual operating results; however, ultimate payment of these incentives was contingent upon the Company attaining certain financial objectives over consecutive and concurrent three-year periods. For the fiscal year ended November 30, 1993, the Company accrued approximately $1,338,000, in connection with this long-term incentive plan. In November 1993, the Company terminated the long-term incentive plan; all incentives earned by participants in this plan were paid in December 1993. In 1994, the Company adopted a new long-term incentive plan for key employees. Under the plan, incentives are accrued based upon annual operating results; however, ultimate payment of these incentives is contingent upon the Company attaining certain financial objectives over consecutive and concurrent three-year periods. As of November 30, 1994 and 1995 and February 29, 1996, the amount due to plan participants was $120,000, $461,000 and $572,000, respectively.

DEFERRED COMPENSATION PLAN

    Also during 1990, the Company established a non-qualified deferred compensation plan for designated executives and outside directors. Individuals electing to participate in this plan may voluntarily defer receipt of up to twenty-five percent (25%) of the participant's annual compensation. The deferred compensation is credited to each participant's account, and interest on such amounts is added to the participant's account each quarter. The interest rate paid on amounts deferred prior to calendar year 1995 is the prime rate at the beginning of each quarter plus five percent (13.75% at November 30, 1995 and 13.50% at February 29, 1996). The interest rate paid on amounts deferred subsequent to December 31, 1994 is the prime rate, plus two and one-half percent (11.25% at November 30, 1995 and 11.0% at February 29, 1996). The Company is under no obligation to fund amounts under this plan, and such amounts are unsecured and treated as general obligations of the Company. As of November 30, 1994 and 1995 and February 29, 1996, the amount due participants in this plan was approximately $1,277,000, $1,328,000 and $1,415,000, respectively.

1993 OMNIBUS INCENTIVE PLAN

    In November 1993, the Company adopted the 1993 Omnibus Incentive Plan (the "1993 Plan"). Under the 1993 Plan, 915,219 shares of the Company's common stock may be granted to employees or prospective employees of the Company and/or its subsidiaries who are responsible for the management, growth and protection of the business of the Company. Issuance of shares of common stock under the 1993 Plan may consist of stock options, stock appreciation rights, restricted stock grants and performance units. The 1993 Plan is administered by a committee of the Board of Directors whose members determine who will be awarded stock options, stock appreciation rights, restricted stock grants and performance units.

                             HARVEYS CASINO RESORTS

                        NOVEMBER 30, 1993, 1994 AND 1995
                  AND FEBRUARY 28, 1995 AND FEBRUARY 29, 1996
    (DATA RELATED TO FEBRUARY 28, 1995 AND FEBRUARY 29, 1996 ARE UNAUDITED)

8.  EMPLOYEE BENEFIT PLANS (CONTINUED)
    Stock options may be granted alone or in addition to other awards or in tandem with stock appreciation rights. The exercise price of stock options granted under the 1993 Plan is established by the committee, but the exercise price may not be less than the market price of the Company's common stock on the date the option is granted. The term of each stock option will be fixed by the committee. However, the term of any stock option may not exceed ten years. In connection with the Company's public stock offering, options to acquire shares of common stock were granted to designated executive officers and key employees. The exercise price of the options is equal to the initial public offering price ($14 per share) of the common stock. Subsequent to the public stock offering, the Company has also granted additional options to certain key employees. The exercise price of these options ranged between $10.62 and $22.25 per share. These options will be exercisable as to 33 1/3% of the shares on each of the next three anniversaries of the date of grant. The following table summarizes options granted, exercised and canceled during the year:

                                                                       NOVEMBER, 30
                                                                   --------------------
                                                                     1994       1995
                                                                   ---------  ---------
Stock options outstanding at beginning of year...................     --        367,500
Stock options granted............................................    374,500    116,200
Stock options exercised..........................................     --         (3,334)
Stock options canceled...........................................     (7,000)   (10,934)
                                                                   ---------  ---------
Stock options outstanding at end of year.........................    367,500    469,432
                                                                   ---------  ---------
                                                                   ---------  ---------
Stock options exercisable at end of year.........................    122,500    230,166
                                                                   ---------  ---------
                                                                   ---------  ---------

    Stock appreciation rights will entitle the holder to receive in cash an amount equal to the excess of the fair market value of common stock on the date of exercise over the fair market value of common stock on the date of grant. A stock appreciation right may be exercised at any time following the date which is six months after the date of grant, but not prior to the exercisability of any stock option with which it is granted in tandem. As of November 30, 1995, no stock appreciation rights had been granted.

    Restricted stock grants are awards of shares of common stock granted subject to such restrictions, terms and conditions as the committee deems appropriate. The committee will determine the number of restricted shares to be granted and may impose different terms and conditions on any particular restricted share grant made to any employee. In connection with the Company's initial public stock offering, the Company granted to certain executive officers and key employees (excluding the Chairman of the Board and the Vice Chairman of the Board), 176,500 shares of restricted common stock. The award of these restricted shares was in consideration for past and future services provided by the executive officers and key employees. During fiscal 1995, the Company granted an additional 50,500 restricted shares. The restricted shares granted, in each case, vested immediately as to 25% of the shares as of the date of the grant and vest an additional 25% on each of the next three anniversaries of the grant. As of November 30, 1995, grantees of the restricted shares had forfeited 2,875 shares pursuant to terms of the plan. The Company has recognized approximately $570,000, $660,000 and $930,000 as compensation expense in 1993, 1994, and 1995, respectively.

    At November 30, 1995, 217,328 shares of the Company's common stock were available for grant under the 1993 Omnibus Incentive Plan.

                             HARVEYS CASINO RESORTS

                        NOVEMBER 30, 1993, 1994 AND 1995
                  AND FEBRUARY 28, 1995 AND FEBRUARY 29, 1996
    (DATA RELATED TO FEBRUARY 28, 1995 AND FEBRUARY 29, 1996 ARE UNAUDITED)

8.  EMPLOYEE BENEFIT PLANS (CONTINUED)
1993 EMPLOYEE STOCK GRANT PROGRAM

    In November 1993, the Company adopted the 1993 Employee Stock Grant Program. The plan provided for a one-time aggregate grant of 20,133 shares of the Company's common stock to employees who had been employed by the Company for at least one year and were not otherwise a stockholder in the Company or eligible to participate in any of the Company's other benefit plans providing for stock ownership. The Company has recognized compensation expense of approximately $315,000 in 1993, which is shown as a nonrecurring compensation charge in the accompanying consolidated statement of income.

1993 NON-EMPLOYEE DIRECTORS' STOCK OPTION PROGRAM

    In November 1993, the Company adopted the 1993 Non-Employee Directors' Stock Option Program whereby each currently serving non-employee director was granted an option to purchase 4,500 shares of the Company's common stock, and will be granted an option to purchase 1,500 shares of common stock immediately following each annual meeting. The options granted will vest 33 1/3% on the date of grant and 33 1/3% on each of the next two anniversaries of grant. The exercise price will be the fair market value of the common stock on the date of grant. A total of 60,000 shares have been reserved for issuance under this plan. As of November 30, 1995, 22,500 options have been granted under this plan at exercise prices of $14 to $17.26 per share. No options have been exercised under this plan.

SUPPLEMENTAL RETIREMENT PLANS

    In January 1991, the Company adopted noncontributory supplemental executive retirement plans for certain key executives. Normal retirement under the supplemental executive retirement plans is age 65, and participants receive benefits based on years of service and compensation. In October 1993 the Company adopted a noncontributory plan for members of the Company's Board of Directors. Participants in the Board of Directors plan receive benefits based on years of service upon retirement from the Board.

                             HARVEYS CASINO RESORTS

                        NOVEMBER 30, 1993, 1994 AND 1995
                  AND FEBRUARY 28, 1995 AND FEBRUARY 29, 1996
    (DATA RELATED TO FEBRUARY 28, 1995 AND FEBRUARY 29, 1996 ARE UNAUDITED)

8.  EMPLOYEE BENEFIT PLANS (CONTINUED)
    The following table sets forth the plans funded status and amounts recognized in the Company's balance sheet as of November 30, 1994 and 1995:

                 ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATION

                                                                               1994           1995
                                                                           -------------  -------------
Accumulated benefit obligation, including vested benefits of $8,085,949,
 and $9,409,411, respectively............................................  $   8,279,475  $   9,923,469
                                                                           -------------  -------------
                                                                           -------------  -------------
Projected benefit obligation for service rendered to date................  $  10,642,685  $  12,702,124
Plan assets at fair value................................................       --             --
                                                                           -------------  -------------
Projected benefit obligation in excess of plan assets....................     10,642,685     12,702,124
Unrecognized net gain (loss).............................................     (1,940,318)    (2,961,839)
Prior service cost not yet recognized in net periodic pension cost.......     (2,288,143)    (2,075,146)
Unrecognized net obligation at adoption date.............................     (2,229,219)    (2,057,520)
                                                                           -------------  -------------
Accrued pension cost recognized..........................................  $   4,185,005  $   5,607,619
                                                                           -------------  -------------
                                                                           -------------  -------------

                                                                                  1994          1995
                                                                              ------------  ------------
Additional liability and intangible asset:
Accumulated benefit obligation..............................................  $  8,279,475  $  9,923,469
Less:  Plan assets at fair value............................................       --            --
                                                                              ------------  ------------
Unfunded accumulated benefit obligation.....................................     8,279,475     9,923,469
Less:  Accrued pension cost.................................................    (4,185,005)   (5,607,619)
                                                                              ------------  ------------
Additional liability........................................................  $  4,094,470  $  4,315,850
                                                                              ------------  ------------
                                                                              ------------  ------------
Intangible asset -- limited to unrecognized net obligation plus prior service cost...............................................................  $  4,094,470  $  4,132,666
                                                                              ------------  ------------
                                                                              ------------  ------------

    Pension cost consists of the following components:

                                                                        YEARS ENDED NOVEMBER 30,
                                                                ----------------------------------------
                                                                    1993          1994          1995
                                                                ------------  ------------  ------------
Service cost -- benefits earned during the period.............  $    372,389  $    675,383  $    286,453
Interest cost on projected benefit obligation.................       480,938       725,369       835,627
Return on plan assets.........................................       --            --            --
Net amortization and deferral.................................       314,216       556,605       451,468
                                                                ------------  ------------  ------------
Net periodic pension cost.....................................  $  1,167,543  $  1,957,357  $  1,573,548
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------

    The projected benefit obligation for November 30, 1994 and 1995 was determined using assumed discount rates of 8.0% and 7.25%, respectively. The Company has recorded additional liabilities of $4,094,470 and $4,315,850, and intangible assets of $4,094,470 and $4,132,666, as of November 30, 1994 and

                             HARVEYS CASINO RESORTS

                        NOVEMBER 30, 1993, 1994 AND 1995
                  AND FEBRUARY 28, 1995 AND FEBRUARY 29, 1996
    (DATA RELATED TO FEBRUARY 28, 1995 AND FEBRUARY 29, 1996 ARE UNAUDITED)

8.  EMPLOYEE BENEFIT PLANS (CONTINUED)
1995, respectively. As of November 30, 1994 and 1995 a liability of approximately $8.3 million and $9.9 million, respectively, is included in the consolidated balance sheets under the caption "Other liabilities" for the above plan.

POSTRETIREMENT BENEFITS

    The Company provides postretirement medical benefits for certain key executives and members of the Company's Board of Directors. These plans have been accounted for in accordance with the provisions of SFAS No. 106--EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. This statement requires that the cost of these postretirement medical benefits be recognized under the accrual method of accounting. As permitted by SFAS No. 106, the Company has elected to amortize over a period of 20 years the accumulated postretirement benefit obligation (transition obligation) related to prior service costs. The components of the periodic expense for postretirement benefits were as follows:

                                                                           YEARS ENDED NOVEMBER 30,
                                                                       ---------------------------------
                                                                         1993        1994        1995
                                                                       ---------  ----------  ----------
Service cost of benefits earned......................................  $  40,054  $   73,071  $   70,372
Interest cost on liability...........................................     22,154      40,006      47,470
Amortization of transition obligation................................     12,197      12,197      12,197
Prior service cost...................................................        835       5,012       5,012
Loss.................................................................     --           5,876       1,766
                                                                       ---------  ----------  ----------
Net periodic postretirement benefit cost.............................  $  75,240  $  136,162  $  136,817
                                                                       ---------  ----------  ----------
                                                                       ---------  ----------  ----------

    The Company's current policy is to fund the plan as covered benefits are paid. The actuarial and recorded liabilities for postretirement benefits, none of which have been funded, were as follows:

                                                                                      NOVEMBER 30,
                                                                                ------------------------
                                                                                   1994         1995
                                                                                -----------  -----------
Accumulated postretirement benefit obligation:
  Retirees....................................................................  $    96,687  $    34,810
  Fully eligible active plan participants.....................................       57,681       84,439
  Other active plan participants..............................................      444,119      648,080
                                                                                -----------  -----------
                                                                                    598,487      767,329
Plan assets at fair value.....................................................      --           --
                                                                                -----------  -----------
Accumulated postretirement benefit obligation in excess of plan assets........      598,487      767,329
Prior service cost not recognized in net periodic postretirement benefit
 cost.........................................................................      (94,394)    (109,230)
Unrecognized net gain.........................................................      (83,374)    (121,583)
Unrecognized transition obligation............................................     (219,534)    (207,337)
                                                                                -----------  -----------
Postretirement benefit liability recognized in the consolidated balance
 sheets.......................................................................  $   201,185  $   329,179
                                                                                -----------  -----------
                                                                                -----------  -----------

    A 6% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1994 and 1995, and remaining at that percent throughout the plan. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of November 30, 1994 and 1995 by approximately $92,000 and $123,000 and increase the service and

                             HARVEYS CASINO RESORTS

                        NOVEMBER 30, 1993, 1994 AND 1995
                  AND FEBRUARY 28, 1995 AND FEBRUARY 29, 1996
    (DATA RELATED TO FEBRUARY 28, 1995 AND FEBRUARY 29, 1996 ARE UNAUDITED)

8.  EMPLOYEE BENEFIT PLANS (CONTINUED)
interest cost components of net periodic postretirement benefit cost by approximately $20,000 and $15,000, respectively. The weighted average discount rate used to estimate the accumulated postretirement benefit obligation was 8% and 7.25%, respectively.

SELF INSURED PLANS

    The Company is self insured for employee medical coverage and workers' compensation for the benefit of its employees. Estimated accrued obligations for claims under these self- insured plans as of November 30, 1994 and 1995 and February 29, 1996 were approximately $1.6 million, $1.6 million and $1.7 million, respectively. The Company's maximum liability under both plans is limited by stop-loss agreements with insurance companies.

9.  COMMITMENTS AND CONTINGENCIES

LETTERS OF CREDIT

    In connection with regulatory requirements of the State of Nevada and the City of Central, Colorado, the Company was required to issue three irrevocable standby letters of credit to guarantee the Company's obligation to satisfy a progressive slot machine jackpot payout, guarantee payment of workers compensation benefit payments and to insure completion of public improvements. Outstanding standby letters of credit were as follows:

NOVEMBER 30, 1995                                                              AMOUNT       EXPIRATION DATE
- - --------------------------------------------------------------------------  ------------  --------------------
Gaming Patron.............................................................  $    538,095    December 2, 1995
St. Paul Fire and Marine (workers' compensation)..........................       319,000     April 14, 1996
City of Central, Colorado.................................................       841,219    December 6, 1995
                                                                            ------------
                                                                            $  1,698,314
                                                                            ------------
                                                                            ------------

FEBRUARY 29, 1996                                                              ANNUAL       EXPIRATION DATE
- - --------------------------------------------------------------------------  ------------  --------------------
Gaming Patron.............................................................  $    538,095    December 2, 1996
St. Paul Fire and Marine ( workers' compensation).........................       812,500     April 14, 1996
City of Central, Colorado.................................................       841,219    December 6, 1996
                                                                            ------------
                                                                            $  2,191,814
                                                                            ------------
                                                                            ------------

EMPLOYMENT CONTRACTS

    In November 1993, the Chairman of the Board and Vice Chairman of the Board entered into five-year employment contracts with the Company. In addition to specified annual salaries, each received a one-time payment of $650,000. Also, the Chairman and Vice Chairman received options to purchase 12,500 shares of common stock and 15,000 shares of common stock, respectively, at the initial public offering price of $14 per share. As of November 30, 1995 these options had not been exercised. In September 1993, Beverlee A. Ledbetter resigned from the positions of Secretary/Treasurer and Vice Chairman of the Board. At such time, her five-year employment contract with the Company was terminated, and the Company subsequently paid her $218,500 in consideration of the termination of such contract. These one-time payments totaling $1,518,500 have been shown as nonrecurring compensation charges in the accompanying consolidated statements of income.

                             HARVEYS CASINO RESORTS

                        NOVEMBER 30, 1993, 1994 AND 1995
                  AND FEBRUARY 28, 1995 AND FEBRUARY 29, 1996
    (DATA RELATED TO FEBRUARY 28, 1995 AND FEBRUARY 29, 1996 ARE UNAUDITED)

9.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Company has also entered into employment agreements with certain key executives which expire in various years to 2000. The employment agreements provide for, among other things, annual base compensation, participation in bonus plans, certain stock grants and stock option provisions.

LOAN GUARANTEES

    The Company, with the approval of its lenders, guarantees the outstanding balance of a reducing, revolving loan on behalf of Hard Rock Hotel, Inc. The maximum amount available, and the current amount outstanting, under the loan is $62.7 million.

CONSTRUCTION COMMITMENTS

    On January 1, 1996, the Company opened the riverboat casino portion of its project in Council Bluffs, Iowa. The Company is in the process of constructing and intends to build and operate attendant land based facilities, including a 251-room hotel, a 21,000 square foot convention facility, parking facilities for approximately 1,500 cars, as well as a staging area and dockside facilities. As a result, the Company has entered into a number of contracts or agreements relative to the development of the Council Bluffs project. The cost of the project, including the riverboat casino vessel and pre-opening expenses is expected to be approximately $108 million. Through February 29, 1996 the Company has incurred approximately $88 million of project costs.

10. RELATED PARTY TRANSACTIONS

STOCK REDEMPTION AGREEMENT

    On February 1, 1985, the Company entered into an agreement to reacquire outstanding capital stock held by the Estate of Harvey A. Gross (the "Estate"), which owned 65% of the outstanding shares. Under the terms of the agreement, on May 15, 1985, the Company initially redeemed from the Estate 621 shares (without consideration to the 2,385-for-1 split of the Company's common stock) for a base price of $9,091 per share. In addition to this redemption, the Company granted the Estate the right and option to sell additional shares of the Company's stock to the Company at the same price as under the initial redemption, plus or minus the quotient of net income or loss for the fiscal year ended November 30, 1984, divided by the number of shares of the Company's stock outstanding immediately prior to the initial redemption. The price was to be adjusted in the same manner for each succeeding year until the Estate's option terminates on August 3, 1998. In addition, the base price was to be adjusted in the event that the value per share of the Company's stock determined for estate tax purposes varies from the base price. During 1991, the Estate and the Internal Revenue Service reached agreement as to the value per share of the Company's stock for estate tax purposes. As a result, the shares redeemed by the Company in 1991 take into account the adjustment to the base price as a result of the Internal Revenue Service examination of the share value of the Company's stock for estate tax purposes. In November 1993 the Company and the Estate of Harvey A. Gross agreed to modify the Stock Redemption Agreement described above to provide for termination of the agreement as of the effective date of the Company's public stock offering. Accordingly, the common stock owned by the estate is included in stockholders' equity for the periods presented.

NOTES RECEIVABLE FROM RELATED PARTY TRUST

    Jessica L. Ledbetter, Kirk B. Ledbetter and Franklin K. Rahbeck, all directors of the Company, and FIBN are the co-trustees of the William B. Ledbetter and Beverlee A. Ledbetter Irrevocable Trust ("the Trust"). The Trust owns survivorship life insurance policies on the lives of William B. Ledbetter and Beverlee A. Ledbetter, deceased. William B. Ledbetter is an officer and director of the Company and , until her death on September 12, 1995, Beverlee A. Ledbetter was the largest shareholder of the Company. Prior to fiscal

                             HARVEYS CASINO RESORTS

                        NOVEMBER 30, 1993, 1994 AND 1995
                  AND FEBRUARY 28, 1995 AND FEBRUARY 29, 1996
    (DATA RELATED TO FEBRUARY 28, 1995 AND FEBRUARY 29, 1996 ARE UNAUDITED)

10. RELATED PARTY TRANSACTIONS (CONTINUED)
1995, the Company had paid premiums on the life insurance policies owned by the Trust. The Company has no further obligation to pay such premiums. The Trust has issued two notes payable to the Company for the amounts of the premiums previously paid by the Company. The notes are in the principal amounts of $1,376,995 and $455,272 and bear interest at the rate of 5.84% and 6.30%, respectively. Interest on the notes is payable on December 31 of each year and the entire unpaid principal amount becomes due on the earlier of November 15, 2001 or the death of William B. Ledbetter.

INVESTMENT IN EXPANSION PROJECTS

    In September, 1993, the Company made a capital contribution of $10.0 million cash in Hard Rock Hotel, Inc., for purposes of developing the Hard Rock Hotel and Casino. During 1994, the Company contributed an additional $806,400 and, in January 1995, the Company made an additional capital contribution of $4.0 million. The Company has a 40% equity interest in Hard Rock Hotel, Inc. The Company accounts for this investment on the equity method. The Hard Rock Hotel opened March 9, 1995.

    In November 1993, the Company made a capital contribution of $9.4 million in HWW for the purposes of developing Harveys Wagon Wheel Hotel/Casino. The Company has a 70% equity interest in HWW. During the first quarter of fiscal 1995, the Company recognized pre-opening expenses relative to the opening of Harveys Wagon Wheel Hotel/Casino amounting to approximately $2.1 million.

    Pursuant to management agreements, the Company earns a base management fee of 4% of adjusted gross revenue (as defined in the agreement), and up to an additional 2% of adjusted gross revenue if certain financial targets are met, from Hard Rock Hotel, Inc. As of November 30, 1995 and February 29, 1996 there were approximately $2.4 million and $1.1 million, respectively of management fees relative to the Hard Rock Hotel included in revenues. The Company also receives a management fee of 5% of adjusted gross revenue (as defined in the agreement) from HWW. These fees are for services the Company renders as the project manager for each of the hotel/casinos. The management fees from HWW are eliminated in consolidation.

11. UNCONSOLIDATED AFFILIATES
    The Company owns a 40% equity interest in Hard Rock Hotel, Inc. Pursuant to a management agreement, the Company earns a base management fee of 4% of adjusted gross revenue (as defined in the

                             HARVEYS CASINO RESORTS

                        NOVEMBER 30, 1993, 1994 AND 1995
                  AND FEBRUARY 28, 1995 AND FEBRUARY 29, 1996
    (DATA RELATED TO FEBRUARY 28, 1995 AND FEBRUARY 29, 1996 ARE UNAUDITED)

11. UNCONSOLIDATED AFFILIATES (CONTINUED) agreement), and up to an additional 2% of adjusted gross revenue if certain financial targets are met, from Hard Rock Hotel, Inc. Summarized balance sheet and statement of operations information for Hard Rock Hotel, Inc. were as follows:

                                                 NOVEMBER 30,
                                               ----------------  FEBRUARY 29,
                                                1994     1995        1996
                                               -------  -------  ------------
                                                                 (UNAUDITED)
Summarized Balance Sheet Information (in
 thousands)
  Current assets.............................  $ 1,142  $ 7,604    $ 8,543
  Land, buildings and equipment, net.........   52,294   88,133     87,545
  Other assets...............................    3,134    4,083      2,504
                                               -------  -------  ------------
    Total assets.............................   56,570   99,820     98,592
                                               -------  -------  ------------
  Current liabilities........................   12,467   12,712     11,488
  Long-term debt.............................   25,828   60,813     59,589
                                               -------  -------  ------------
    Total liabilities........................   38,295   73,525     71,077
                                               -------  -------  ------------
    Net assets...............................  $18,275  $26,295    $27,515
                                               -------  -------  ------------
                                               -------  -------  ------------

                                                                THREE MONTHS
                                                YEAR ENDED          ENDED
                                               NOVEMBER 20,     FEBRUARY 29,
                                                   1995             1996
                                               ------------   -----------------
                                                                 (UNAUDITED)
Summarized Statement of Operations (in
 thousands)
  Revenues...................................    $55,863           $18,080
  Operating income...........................      2,100             2,659
  Net income(loss)...........................     (1,981)              705

    The Company accounts for its investment in Hard Rock Hotel, Inc. on the equity method. The Hard Rock Hotel opened on March 9, 1995. Operating results prior to the opening were immaterial.

12. SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
    The following table sets forth unaudited selected quarterly financial information for each quarter of fiscal 1993, 1994. and 1995. This information, in the opinion of management, includes all normal recurring

                             HARVEYS CASINO RESORTS

                        NOVEMBER 30, 1993, 1994 AND 1995
                  AND FEBRUARY 28, 1995 AND FEBRUARY 29, 1996
    (DATA RELATED TO FEBRUARY 28, 1995 AND FEBRUARY 29, 1996 ARE UNAUDITED)

12. SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED) (CONTINUED) adjustments necessary for a fair representation of the information set forth therein. The operating results for any quarter are not indicative of results for any future period. Quarterly results may not be comparative due to the seasonal nature of operations.

(IN THOUSANDS, EXCEPT PER SHARE DATA)                                    FIRST     SECOND      THIRD    FOURTH (C)
- - ---------------------------------------------------------------------  ---------  ---------  ---------  -----------
Fiscal 1993
  Revenue............................................................  $  25,426  $  32,065  $  41,191   $  33,576
  Operating income (loss)............................................     (2,392)     3,388      8,999       2,198
  Income (loss) before income taxes..................................     (3,378)     2,275      7,808       1,098
  Net income (loss)..................................................     (2,204)     1,524      5,039         451
  Net income (loss) per common share (a).............................  $   (0.31) $    0.21  $  0.70(b)  $    0.06

Fiscal 1994
  Revenue............................................................  $  28,133  $  28,777  $  40,773   $  30,602
  Operating income (loss) (d)........................................       (614)       866      8,585       1,545
  Income (loss) before income taxes..................................     (1,626)        52      7,850       1,361
  Net income (loss)..................................................     (1,031)        32      5,176         961
  Net income (loss) per common share (a).............................  $   (0.14) $    0.00  $    0.55   $    0.10

Fiscal 1995
  Revenue (d)........................................................  $  38,337  $  40,648  $  50,854   $  43,361
  Operating income (loss) (d) (e)....................................       (528)     3,555      9,644       5,683
  Income (loss) before income taxes..................................     (1,747)     1,506      8,111       5,375
  Net income (loss)..................................................     (1,117)       961      5,318       4,183
  Net income (loss) per common share (a).............................  $   (0.12) $    0.10  $    0.56   $    0.44

- - ------------------------

(a) Net income (loss) per share calculations for each quarter are based on the weighted average number of common stock and common stock equivalents outstanding during the respective quarters; accordingly, the sum of the quarters does not equal the full-year income per share.

(b) Net income per share for the third quarter of fiscal 1993 differs from the amount originally reported in the Company's Quarterly Report on Form 10-Q for the period ended May 31, 1994 ($0.72) due to a correction in the calculation of the weighted average number of shares of common stock outstanding for the quarter.

(c) The fourth quarter of fiscal 1993 included nonrecurring compensation charges of approximately $1.8 million.

(d) Revenue and operating income (loss) for the second, third and fourth quarters of fiscal 1995 differ from the amounts originally reported in the Company's Annual Report on Form 10K for the fiscal year ended November 30, 1995 and in the Company's Quarterly Reports on Form 10-Q for the quarters ended May 31, 1995 and August 31, 1995 due to the reclassification, to revenue, of the Company's 40% equity share of undistributed earnings (loss) of Hard Rock Hotel, Inc. (an unconsolidated affiliate managed by the Company), in the amounts of ($704), ($169) and $141 for the second, third and fourth quarters, respectively.

(e) Operating income for the fourth quarter of fiscal 1994 and for the third quarter of fiscal 1995 differ from the amounts originally reported in the Company's Annual Report on Form 10-K for the fiscal year ended November 30,1994 ($1,915) and in the Company's Quarterly Report on Form 10-Q for the quarter ended August 31, 1995 ($10,084), respectively, due to the reclassification of life insurance benefits to other income.

                             HARVEYS CASINO RESORTS

                        NOVEMBER 30, 1993, 1994 AND 1995
                  AND FEBRUARY 28, 1995 AND FEBRUARY 29, 1996
    (DATA RELATED TO FEBRUARY 28, 1995 AND FEBRUARY 29, 1996 ARE UNAUDITED)

13. SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARIES
    Debt obligations expected to be issued by Harveys Casino Resorts (the Parent) are to be guaranteed by all direct and indirect subsidiaries of the Parent, except for four subsidiaries for which the Parent's share of assets, net investment in assets, and income before income taxes are inconsequential to consolidated total assets and consolidated income before income taxes. The guarantees are to be full and unconditional and joint and several. The following summarized combined financial information of the guarantor subsidiaries includes the accounts of Harveys C.C. Management Company, Inc., Harveys Wagon Wheel Casino Limited Liability Company (which became wholly owned in April 1996), Harveys L.V. Management Company, Inc., and Harveys Iowa Management Company, Inc. Results of operations for the years ended November 30, 1993 and 1994 of the subsidiaries are inconsequential. Full separate financial statements of the guarantor subsidiaries have not been included because management has determined that they are not material to investors.

                                                 NOVEMBER 30,     FEBRUARY 29,
                                               -----------------  ------------
                                                1994      1995        1996
                                               -------  --------  ------------
                                                                  (UNAUDITED)
BALANCE SHEET DATA (IN THOUSANDS)
ASSETS:
  Total current assets.......................  $ 4,011  $  6,591    $ 10,581
  Total noncurrent assets....................   60,108   130,627     163,696
                                               -------  --------  ------------
    Total assets.............................  $64,119  $137,218    $174,277
                                               -------  --------  ------------
                                               -------  --------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY:
  Total current liabilities..................  $ 8,444  $ 16,862    $ 29,673
  Noncurrent liabilities.....................   33,268    83,371     107,980
  Minority interest in subsidiary............    2,435     1,758       1,591
  Stockholders' equity.......................   19,972    35,227      35,033
                                               -------  --------  ------------
    Total liabilities and stockholders'
     equity..................................  $64,119  $137,218    $174,277
                                               -------  --------  ------------
                                               -------  --------  ------------

                                                YEAR ENDED        THREE MONTHS ENDED
                                               ------------   ---------------------------
                                               NOVEMBER 30,   FEBRUARY 28,   FEBRUARY 29,
                                                   1995           1995           1996
                                               ------------   ------------   ------------
                                                              (UNAUDITED)    (UNAUDITED)
STATEMENT OF OPERATIONS DATA (IN THOUSANDS)
  Net revenues...............................    $ 42,580       $ 10,219       $ 21,616
  Costs and expenses.........................     (36,080)       (10,270)       (20,542)
  Other income (expense).....................      (4,587)          (581)        (1,379)
  Income tax (provision) benefit.............        (659)           203            111
                                               ------------   ------------   ------------
    Net Income (Loss)........................    $  1,254       $   (429)      $   (194)
                                               ------------   ------------   ------------
                                               ------------   ------------   ------------
STATEMENT OF CASH FLOWS DATA (IN THOUSANDS)
  Net cash provided by operating
   activities................................    $  2,128       $  2,096       $ 11,268
  Net cash used in investing activities......     (70,176)       (12,261)       (32,551)
  Net cash provided by financing
   activities................................      69,168         14,010         27,295
                                               ------------   ------------   ------------
  Increase in cash and cash equivalents......    $  1,120       $  3,845       $  6,012
                                               ------------   ------------   ------------
                                               ------------   ------------   ------------

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                                                           PAGE
Summary of Prospectus...................................................      3
Risk Factors............................................................     10
Use of Proceeds.........................................................     15
Capitalization..........................................................     16
Selected Consolidated Financial Data....................................     17
Management's Discussion and Analysis of Financial Condition and Results
  of Operations.........................................................     19
Business................................................................     29
Management..............................................................     45
Certain Transactions....................................................     57
Principal Stockholders..................................................     57
Description of the Notes................................................     59
Certain Federal Income Tax Considerations...............................     84
Underwriting............................................................     85
Legal Matters...........................................................     85
Experts.................................................................     85
Available Information...................................................     86
Index to Financial Statements...........................................    F-1

                                  $150,000,000
                                     [LOGO]
                             HARVEYS CASINO RESORTS

                               % SENIOR SUBORDINATED
                                 NOTES DUE 2006

                               -----------------

                                   PROSPECTUS
                               -----------------

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION
                              SALOMON BROTHERS INC
                            BEAR, STEARNS & CO. INC.

                                           , 1996

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is an itemization of all estimated expenses incurred or expected to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions.

ITEM                                                             AMOUNT
- - ------------------------------------------------------------  -------------
SEC Registration Fee........................................  $   51,724.14
NASD Fee....................................................      15,500.00
Blue Sky Filing Fees and Expenses...........................      20,000.00
Printing and Engraving Costs................................     110,000.00
Trustee Expenses............................................      15,000.00
Legal Fees and Expenses.....................................     325,000.00
Accounting Fees and Expenses................................      50,000.00
Miscellaneous Fees and Expenses.............................      12,775.86
                                                              -------------
    Total...................................................  $  600,000.00
                                                              -------------
                                                              -------------

    All amounts are estimated except for the SEC Registration Fee and the NASD fee.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section  78.751  of  Chapter  78  of the  Nevada  Revised  Statutes  and the
Company's Articles of Incorporation and Bylaws contain provisions for indemnification of officers and directors of the Company and in certain cases employees and other persons. The Bylaws require the Company to indemnify such persons to the full extent permitted by Nevada law. Each such person will be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Company. Indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement.

    The Company's Bylaws also provide that the Company's Board of Directors may cause the Company to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not the Company would have the power to indemnify such person. The Company has obtained directors' and officers' liability insurance.

    On January 21, 1994, the Company entered into indemnity agreements with Stephen L. Cavallaro, Richard F. Kudrna, Sr., Kirk B. Ledbetter, Jessica L. Ledbetter, William B. Ledbetter, Franklin K. Rahbeck, Charles W. Scharer, Verne
H. Welch, Jr., and Thomas M. Yturbide; on July 28, 1994, the Company entered into an indemnity agreement with Luther Mack, Jr.; on August 5, 1995, the Company entered into an indemnity agreement with Gary R. Selesner; on August 8, 1995, the Company entered into an indemnity agreement with Gary D. Armentrout; on August 14, 1995, the Company entered into an indemnity agreement with Kevin
O. Servatius; on August 24, 1995, the Company entered into an indemnity agreement with Edward B. Barraco; and on September 6, 1995, the Company entered into an indemnity agreement with John J. McLaughlin. The indemnity agreements indemnify such persons against certain liabilities arising out of their service in their capacities as directors and/or officers and constitute binding agreements of the Company. The Company may from time to time enter into indemnity agreements with additional individuals who become officers and/or directors of the Company.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    None

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

    A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.

    (b) Financial Statement Schedules. All schedules have been omitted and are either inapplicable or not required under the instructions contained in Regulation S-X.

ITEM 17.  UNDERTAKINGS

    (a) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Stateline, State of Nevada, on this 16th day of May, 1996.


                                HARVEYS CASINO RESORTS

                                By:            /s/ John J. McLaughlin
                                      -----------------------------------------
                                Name:             John J. McLaughlin
                                Title:           SENIOR VICE PRESIDENT,
                                        CHIEF FINANCIAL OFFICER AND TREASURER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



             SIGNATURE                           TITLE                   DATE
- - -----------------------------------  ------------------------------  ------------

                 *                   Chairman of the Board and
- - -----------------------------------   Director                       May 16, 1996
        Thomas M. Yturbide

                 *                   Vice Chairman of the Board and
- - -----------------------------------   Director                       May 16, 1996
       William B. Ledbetter

                 *                   President, Chief Executive
- - -----------------------------------   Officer and Director           May 16, 1996
        Charles W. Scharer            (Principal Executive Officer)

                                     Senior Vice President, Chief
      /s/ John J. McLaughlin          Financial Officer and
- - -----------------------------------   Treasurer (Principal           May 16, 1996
        John J. McLaughlin            Financial Officer)

                 *                   Corporate Controller
- - -----------------------------------   (Principal Accounting          May 16, 1996
          John P. Hewitt              Officer)

                 *
- - -----------------------------------  Chairman Emeritus and Director  May 16, 1996
      Richard F. Kudrna, Sr.

                 *
- - -----------------------------------  Director                        May 16, 1996
       Jessica L. Ledbetter

                 *
- - -----------------------------------  Director                        May 16, 1996
         Kirk B. Ledbetter

             SIGNATURE                           TITLE                   DATE
- - -----------------------------------  ------------------------------  ------------

                 *
- - -----------------------------------  Director                        May 16, 1996
         Luther Mack, Jr.

                 *
- - -----------------------------------  Director                        May 16, 1996
        Franklin K. Rahbeck

   *By   /s/ John J. McLaughlin
 ---------------------------------
          John J. McLaughlin
           ATTORNEY IN FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Stateline, State of Nevada, on this 16th day of May, 1996.


                                HARVEYS C. C. MANAGEMENT COMPANY, INC.

                                By:            /s/ Charles W. Scharer
                                      -----------------------------------------
                                Name:             Charles W. Scharer
                                               CHIEF FINANCIAL OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles W. Scharer and John J. McLaughlin and each or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



             SIGNATURE                           TITLE                   DATE
- - -----------------------------------  ------------------------------  ------------

      /s/ Thomas M. Yturbide         President and Director
- - -----------------------------------   (Principal Executive Officer)  May 16, 1996
        Thomas M. Yturbide
                                     Chief Financial Officer and
      /s/ Charles W. Scharer          Director
- - -----------------------------------   (Principal Financial and       May 16, 1996
        Charles W. Scharer            Accounting Officer)
- - -----------------------------------  Director                        May 16, 1996
       William B. Ledbetter

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Stateline, State of Nevada, on this 16th day of May, 1996.


                                HARVEYS WAGON WHEEL CASINO LIMITED LIABILITY
                                COMPANY

                                By:            /s/ Charles W. Scharer
                                      -----------------------------------------
                                Name:             Charles W. Scharer
                                               CHIEF FINANCIAL OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles W. Scharer and John J. McLaughlin and each or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



             SIGNATURE                           TITLE                   DATE
- - -----------------------------------  ------------------------------  ------------

      /s/ Thomas M. Yturbide         President and Director
- - -----------------------------------   (Principal Executive Officer)  May 16, 1996
        Thomas M. Yturbide
                                     Chief Financial Officer and
      /s/ Charles W. Scharer          Director
- - -----------------------------------   (Principal Financial and       May 16, 1996
        Charles W. Scharer            Accounting Officer)
- - -----------------------------------  Director                        May 16, 1996
       William B. Ledbetter

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Stateline, State of Nevada, on this 16th day of May, 1996.


                                HARVEYS L.V. MANAGEMENT COMPANY, INC.

                                By:            /s/ Charles W. Scharer
                                      -----------------------------------------
                                Name:             Charles W. Scharer
                                               CHIEF FINANCIAL OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles W. Scharer and John J. McLaughlin and each or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



             SIGNATURE                           TITLE                   DATE
- - -----------------------------------  ------------------------------  ------------

      /s/ Thomas M. Yturbide         President and Director
- - -----------------------------------   (Principal Executive Officer)  May 16, 1996
        Thomas M. Yturbide
                                     Chief Financial Officer and
      /s/ Charles W. Scharer          Director
- - -----------------------------------   (Principal Financial and       May 16, 1996
        Charles W. Scharer            Accounting Officer)
- - -----------------------------------  Director                        May 16, 1996
       William B. Ledbetter

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Stateline, State of Nevada, on this 16th day of May, 1996.


                                HARVEYS IOWA MANAGEMENT COMPANY, INC.

                                By:            /s/ Charles W. Scharer
                                      -----------------------------------------
                                Name:             Charles W. Scharer
                                               CHIEF FINANCIAL OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles W. Scharer and John J. McLaughlin and each or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



             SIGNATURE                           TITLE                   DATE
- - -----------------------------------  ------------------------------  ------------

      /s/ Thomas M. Yturbide         President and Director
- - -----------------------------------   (Principal Executive Officer)  May 16, 1996
        Thomas M. Yturbide
                                     Chief Financial Officer and
      /s/ Charles W. Scharer          Director
- - -----------------------------------   (Principal Financial and       May 16, 1996
        Charles W. Scharer            Accounting Officer)
- - -----------------------------------  Director                        May 16, 1996
       William B. Ledbetter

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


 EXHIBIT
 NUMBER
- - ---------
    1.1     Form of Underwriting Agreement (9)
    3.1     Restated Articles of Incorporation of the Registrant (1)
    3.2     Bylaws of the Registrant (1)
    4.1     Indenture, dated as of               , 1996, between the Registrant
             and IBJ Schroder Bank & Trust Company, as trustee (including form of Note) (9)
    5.1     Opinion re Legality of Scarpello & Alling, Ltd. (9)
    5.2     Opinion re Legality of Milbank, Tweed, Hadley & McCloy (9)
   10.1     Amended and Restated Loan Agreement, dated April 20, 1989, between the Registrant and First Interstate Bank of Nevada, N.A., First
             Interstate Bank of California, First Interstate Bank of Oregon,
             N.A., First Interstate Bank of Washington, N.A., First Interstate
             Bank of Denver, N.A., West One Bank, Idaho, N.A., National Bank of
             Detroit and First Interstate Bank of Utah, N.A. (1)
   10.2     Amended and Restated Promissory Note, dated April 20, 1989, between the Registrant and First Interstate Bank of Nevada, N.A., First
             Interstate Bank of California, First Interstate Bank of Oregon,
             N.A., First Interstate Bank of Washington, N.A., First Interstate
             Bank of Denver, N.A., West One Bank, Idaho, N.A., National Bank of
             Detroit and First Interstate Bank of Utah, N.A. (1)
   10.3     Rate Reduction Agreement, dated February 27, 1990, between First
             Interstate Bank of Nevada, N.A., First Interstate Bank of
             California, First Interstate Bank of Oregon, N.A., First
             Interstate Bank of Washington, N.A., First Interstate Bank of
             Denver, N.A., West One Bank, Idaho, N.A., National Bank of Detroit
             and First Interstate Bank of Utah, N.A. and the Registrant (1).
   10.4     First Amendment to Amended and Restated Loan Agreement, dated
             August 30, 1991, between the Registrant and First Interstate Bank of Nevada, N.A., First Interstate Bank of California, First
             Interstate Bank of Denver, N.A., West One Bank, Idaho, N.A.,
             National Bank of Detroit and First Interstate Bank of Utah, N.A.
             (1)
   10.5     Second Amended and Restated Promissory Note, dated August 30, 1991, between the Registrant and First Interstate Bank of Nevada, N.A.,
             First Interstate Bank of California, First Interstate Bank of
             Denver, N.A., West One Bank, Idaho, N.A., National Bank of Detroit
             and First Interstate Bank of Utah, N.A. (1)
   10.6     Second Amendment to Amended and Restated Loan Agreement and
             Amendment to A/R Note, dated March 30, 1992, between the
             Registrant and First Interstate Bank of Nevada, N.A., First
             Interstate Bank of California, First Interstate Bank of Denver,
             N.A., West One Bank, Idaho, N.A., National Bank of Detroit and
             First Interstate Bank of Utah, N.A. (1)
   10.7     Letter Agreement, dated November 25, 1992, between the Registrant and First Interstate Bank of Nevada, N.A., First Interstate Bank
             of California, First Interstate Bank of Denver, N.A., West One
             Bank, Idaho, N.A., National Bank of Detroit and First Interstate
             Bank of Utah, N.A. (1)
   10.8     Third Amendment to Amended and Restated Loan Agreement, dated
             January 8, 1993, between the Registrant and First Interstate Bank of Nevada, N.A., First Interstate Bank of California, First
             Interstate Bank of Denver, N.A., West One Bank, Idaho, N.A., NBD
             Bank, N.A., and First Interstate Bank of Utah, N.A. (1)

 EXHIBIT
 NUMBER
- - ---------
   10.9     Third Amended and Restated Promissory Note, dated January 15, 1993, between the Registrant and First Interstate Bank of Nevada, N.A.,
             First Interstate Bank of California, First Interstate Bank of
             Denver, N.A., West One Bank, Idaho, N.A., NBD Bank, N.A., and
             First Interstate Bank of Utah, N.A. (1)
   10.10    Fourth Amendment to Amended and Restated Loan Agreement (1)
   10.11    Interest Rate Swap Agreement, dated as of August 1, 1989, between the Registrant and First Interstate Bank of Nevada, N.A. (1)
   10.12    Net Lease Agreement, dated February 28, 1985, between Park Cattle
             Co. and the Registrant (1)
   10.13    Lease, dated July 9, 1973, between Park Cattle Co. and the
             Registrant (1)
   10.14    Deed of Trust with Assignment of Rents and Security Agreement
             (Nevada Property), dated March 15, 1985, between the Registrant and Lawyers Title of Northern Nevada, as Trustee, and First
             Interstate Bank of Nevada, N.A., First Interstate Bank of
             California, National Bank of Detroit, First Interstate Bank of
             Denver, N.A., First Interstate of Washington, N.A., and First
             Interstate Bank of Utah, N.A. (1)
   10.15    First Amendment to Deed of Trust with Assignment of Rents and
             Security Agreement (Nevada Property), dated April 20, 1989, between the Registrant and Western Title Company, Inc., as
             Trustee, and First Interstate Bank of Nevada, N.A., First
             Interstate Bank of California, National Bank of Detroit, First
             Interstate Bank of Denver, N.A.,First Interstate Bank of
             Washington, N.A., First Interstate Bank of Utah, N.A., First
             Interstate Bank of Oregon, N.A., and West One Bank, Idaho, N.A.
             (1)
   10.16    Deed of Trust and Assignment of Rents (California Property), dated
             March 15, 1985, between the Registrant and Lawyers Title Insurance
             Corporation, as Trustee, and First Interstate Bank of Nevada,
             N.A., First Interstate Bank of California, National Bank of
             Detroit, First Interstate Bank of Denver, N.A., First Interstate
             Bank of Washington, N.A., and First Interstate Bank of Utah, N.A.
             (1)
   10.17    First Amendment to Deed of Trust with Assignment of Rents and
             Security Agreement (California Property), dated April 20, 1989, between the Registrant and Western Title Company, Inc., as
             Trustee, and First Interstate Bank of Nevada, N.A., First
             Interstate Bank of California, National Bank of Detroit, First
             Interstate Bank of Denver, N.A.,First Interstate of Washington,
             N.A., and First Interstate Bank of Utah, N.A., First Interstate
             Bank of Oregon, N.A., and West One Bank Idaho, N.A. (1)
   10.18    Second Amendment to Deed of Trust with Assignment of Rents and
             Security Agreement (Nevada Property), dated January 12, 1993, between the Registrant and Western Title Company, Inc., as
             Trustee, and First Interstate Bank of Nevada, N.A., First
             Interstate Bank of California, First Interstate Bank of Denver,
             N.A., First Interstate Bank of Utah, N.A., West One Bank, Idaho,
             and NBD Bank, N.A. (1)
   10.19    Second Amendment to Deed of Trust with Assignment of Rents and
             Security Agreement (California Property), dated January 12, 1993, between the Registrant and Western Title Company, Inc., as
             Trustee, and First Interstate Bank of Nevada, N.A., First
             Interstate Bank of California, First Interstate Bank of Denver,
             N.A., First Interstate Bank of Utah, N.A., West One Bank, Idaho,
             and NBD Bank, N.A. (1)
   10.20    Employment Agreement between Richard F. Kudrna, Sr. and the
             Registrant (1)
   10.21    Employment Agreement between Thomas M. Yturbide and the Registrant
             (1)
   10.22    Employment Agreement between William B. Ledbetter and the
             Registrant (1)

 EXHIBIT
 NUMBER
- - ---------
   10.23    Collective Bargaining Agreements between the Registrant and
             International Alliance of Theatrical Stage Employees and Moving
             Picture Machine Operators (1)
   10.24    Outside Directors Retirement Plan, Amended (1)
   10.25    Director Emerita Resolution -- Beverlee Ledbetter (1)
   10.26    Supplemental Executive Retirement Plan (1)
   10.27    Senior Supplemental Executive Retirement Plan (1)
   10.28    Honorary Director Resolution -- Vera Gross (1)
   10.29    Form of Indemnification Agreement for Directors and Executive
             Officers (1)
   10.30    Stockholders Agreement among the Registrant, Lily Pond Investments,
             Inc. and Hard Rock Hotel, Inc. (1)
   10.31    Management Agreement between the Registrant and Hard Rock Hotel,
             Inc. (1)
   10.32    Agreement Relating to Sale and Purchase of Corporate Stock, dated as of February 1, 1985 among the Registrant, Beverlee Ledbetter,
             Fenn Barkley, Sr., and First Interstate Bank of Nevada, N.A.,
             co-executors of the estate of Harvey A. Gross (1)
   10.33    Amendment to Agreement Relating to Sale and Purchase of Corporate
             Stock, dated as of March 15, 1993 between the Registrant, Beverlee
             Ledbetter, Charles Lindekugel and First Interstate Bank of Nevada,
             N.A., as co-executors of the Estate (1)
   10.34    Definitive Agreement between Harveys C.C. Management Company and
             Mountain City Casino Partners, L.P. (1)
   10.35    Management Agreement between the Registrant and Harveys Wagon Wheel
             Casino Limited Liability Company (1)
   10.36    Form of Assignment and Assumption Agreement between Mountain City
             Casino Partners, L.P. and Harveys Wagon Wheel Casino Limited
             Liability Company (1)
   10.37    Loan Agreement between Harveys Wagon Wheel Casino Limited Liability
             Company and Mountain City Casino Partners, L.P. (1)
   10.38    Employment Agreement between Charles W. Scharer and the Registrant
             (1)
   10.39    Employment Agreement between Verne Welch and the Registrant (1)
   10.40    1993 Omnibus Incentive Plan (2)
   10.41    1993 Non-Employee Directors Stock Option Program (2)
   10.42    Form of Deferred Compensation Agreement and Schedule of 1994
             Participants (2)
   10.43    Form of Indemnification Agreement for Directors and Officers and
             Schedule of Indemnities (2)
   10.44    Loan Agreement among Hard Rock Hotel, Inc., as borrower, the
             Registrant, as guarantor, First Interstate Bank of Nevada, N.A., as agent, and the several lenders thereunder (2)
   10.45    Promissory Note among Hard Rock Hotel, Inc., as borrower, the
             Registrant, as guarantor, First Interstate Bank of Nevada, N.A., as agent, and the several lenders thereunder (2)
   10.46    Guaranty of Loan executed by the Registrant (2)
   10.47    Amendment No. 1 to 1993 Non-Employee Directors Stock Option Program
             (2)
   10.48    $22,200,000 Construction Loan Agreement between Harveys Wagon Wheel
             Casino Limited Liability Company, as borrower, and the Registrant, as lender (3)
   10.49    Secured Promissory Note between Harveys Wagon Wheel Casino Limited
             Liability Company, as maker, and the Registrant, as holder (3)

 EXHIBIT
 NUMBER
- - ---------
   10.50    Deed of Trust, Security Agreement and Financing Agreement among
             Harveys Wagon Wheel Casino Limited Liability Company, as grantor, the Public Trustee of the County of Gilpin, State of Colorado, as
             trustee, and the Registrant, as beneficiary (3)
   10.51    Security Agreement between Harveys Wagon Wheel Casino Limited
             Liability Company, as obligor, and the Registrant, as lender (3)
   10.52    Assignment of Rents, Income and Other Contract Rights between
             Harveys Wagon Wheel Casino Limited Liability Company, as borrower, and the Registrant, as lender (3)
   10.53    Subordination Agreement among 150 Rodeo Partners, Inc., the
             Registrant, and Harveys Wagon Wheel Casino Limited Liability
             Company (3)
   10.54    Fifth Amendment to Amended and Restated Loan Agreement, dated
             November 8, 1994, between the Registrant, and First Interstate
             Bank of Nevada, N.A., West One Bank, Idaho, Society Generale, The
             Daiwa Bank, Limited, United States National Bank of Oregon, U.S.
             Bank of Nevada and First Security Bank of Idaho, N.A. (4)
   10.55    First Amendment to Construction Loan Agreement, dated November 1,
             1994, between Harveys Wagon Wheel Casino Limited Liability Company and the Registrant (4)
   10.56    Amended and Restated Secured Promissory Note, dated November 1,
             1994, between Harveys Wagon Wheel Casino Limited Liability Company and the Registrant (4)
   10.57    First Amendment to Deed of Trust, Security Agreement and Financing
             Statement, dated November 1, 1994, between Harveys Wagon Wheel
             Casino Limited Liability Company and the Registrant (4)
   10.58    First Amendment to Security Agreement, dated November 1, 1994, between Harveys Wagon Wheel Casino Limited Liability Company and
             the Registrant (4)
   10.59    First Amendment to Assignment of Rents, Income and Other Contract
             Rights, dated November 1, 1994, between Harveys Wagon Wheel Casino
             Limited Liability Company and the Registrant (4)
   10.60    Amended and Restated Subordination Agreement, dated November 1,
             1994, by and between 150 Rodeo Partners, Inc. and the Registrant and Harveys Wagon Wheel Casino Limited Liability Company (4)
   10.61    First Amendment to Loan Agreement, dated November 8, 1994, by and among First Interstate Bank of Nevada, N.A., Societe Generale, NBD
             Bank, N.A., United States National Bank of Oregon, West One Bank,
             Idaho, First Security Bank of Idaho, N.A., The Daiwa Bank,
             Limited, and U.S. Bank of Nevada and First Interstate of Nevada,
             N.A., Hard Rock Hotel, Inc., and Harveys Wagon Wheel, Inc. (4)
   10.62    First Amendment to Guaranty of Loan, dated November 8, 1994, between the Registrant and First Interstate Bank of Nevada, N.A.,
             Societe Generale, NBD Bank, N.A., United States National Bank of
             Oregon, West One Bank, Idaho, First Security Bank of Idaho, N.A.,
             The Daiwa Bank, Limited, and U.S. Bank of Nevada (4)
   10.63    Employment Agreement dated November 17, 1993, by and between the
             Registrant and Bob Hall (4)
   10.64    Employment Agreement dated January 13, 1994, by and between the
             Registrant and Stephen L. Cavallaro (4)
   10.65    Excursion Boat Sponsorship and Operations Agreement, dated August
             22, 1994, by and between Iowa West Racing Association and Harveys
             Iowa Management Company, Inc. (4)
   10.66    Purchase Agreement, dated September 12, 1994, by and between the
             City of Council Bluffs and Harveys Iowa Management Co. (4)

 EXHIBIT
 NUMBER
- - ---------
   10.67    Commitment Letter, dated January 18, 1995, between the Registrant and First Interstate Bank of Nevada, N.A. (4)
   10.68    Form of Deferred Compensation Agreement and Schedule of 1995
             Participants (5)
   10.69    Long-term Incentive Plan Guidelines (1994-1996 Performance Period)
             (5)
   10.70    Short-term Incentive Plan (5).
   10.71    Employment Agreement dated May 9, 1995, by and between the
             Registrant and Gary Armentrout (6)
   10.72    Loan Purchase Agreement (with Full Recourse to Seller) dated March
             10, 1995 by and between the Registrant ("Seller") and First
             Interstate Bank of Nevada, N.A. ("Buyer") (6)
   10.73    Option Agreement dated March 10, 1995, by and between First
             Interstate Bank of Nevada, N.A. and the Registrant (6)
   10.74    Employment Agreement dated August 5, 1995, by and between the
             Registrant and Gary R. Selesner (7)
   10.75    Employment Agreement dated August 14, 1995, by and between the
             Registrant and John McLaughlin (7)
   10.76    Employment Agreement dated August 14, 1995, by and between the
             Registrant and Kevin Servatius (7)
   10.77    Employment Agreement dated August 24, 1995, by and between the
             Registrant and Edward B. Barraco (7)
   10.78    Employment Agreement dated August 21, 1995, by and between the
             Registrant and David J. Hurst (7)
   10.79    Employment Agreement dated August 21, 1995, by and between the
             Registrant and Lou R. Kelmanson (7)
   10.80    Reducing Revolving Credit Agreement, dated as of August 14, 1995, by and among the Registrant and Harveys C.C. Management Company,
             Inc., Harveys Iowa Management Company, Inc., (the "Borrowers") and
             First Interstate Bank of Nevada, N.A., First Interstate Bank of
             California, Bank of the West, First Security Bank of Idaho, N.A.,
             Imperial Bank, Norwest Bank of Nebraska, N.A., NBD Bank, Societe
             Generale, The Daiwa Bank, Limited, U.S. Bank of Nevada, West One
             Bank, Idaho and Argentbank, (the "Lenders") (7)
   10.84    Employment Agreement, dated October 22, 1995 and effective December
             1, 1995 by and between the Registrant and Thomas M. Yturbide (8)
   10.85    Employment Agreement, dated October 22, 1995 and effective December
             1, 1995 by and between the Registrant and Charles W. Scharer (8)
   10.86    Modification of Employment Agreement, dated November 21, 1995 by and between the Registrant and Richard F. Kudrna, Sr. (8)
   10.87    Management Incentive Plan, approved August 8, 1995 (8)
   10.88    Long-Term Incentive Plan Guidelines (1995-1997 Performance Period)
             (8)
   10.89    1996 Omnibus Incentive Plan (9)
   21.1     List of Subsidiaries of the Registrant (7)
   23.1     Consent of Grant Thornton LLP (9)
   23.2     Consent of Scarpello & Alling, Ltd. (included in Exhibit 5.1)
   23.4     Consent of Milbank, Tweed, Hadley & McCloy (included in Exhibit
             5.2)
   24.1     Power of Attorney (9)

 EXHIBIT
 NUMBER
- - ---------
   25.1     Statement of Eligibility of Trustee (9)

- - ------------------------
(1)  Incorporated herein by reference to Registration Statement No. 33-70670.

(2) Incorporated herein by reference to the Registrant's Quarterly Report on Form 10-Q for the period ended February 28, 1994.

(3) Incorporated herein by reference to the Registrant's Quarterly Report on Form 10-Q for the period ended May 31, 1994.

(4) Incorporated herein by reference to Registrant's Annual Report on Form 10-K for the period ended November 30, 1994.

(5) Incorporated herein by reference to Registrant's Quarterly Report on Form 10-Q for the period ended February 28, 1995.

(6) Incorporated herein by reference to Registrant's Quarterly Report on Form 10-Q for the period ended May 31, 1995.

(7) Incorporated herein by reference to Registrant's Quarterly Report on Form 10-Q for the period ended August 31, 1995.

(8) Incorporated herein by reference to Registrant's Annual Report on Form 10-K for the period ended November 30, 1995.

(9)  Previously filed.

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER                             DESCRIPTION                           PAGE
- - ---------   ------------------------------------------------------------  ----
    1.1     Form of Underwriting Agreement (9)..........................
    3.1     Restated Articles of Incorporation of the Registrant (1)....
    3.2     Bylaws of the Registrant (1)................................
    4.1     Indenture, dated as of               , 1996, between the
             Registrant and IBJ Schroder Bank & Trust Company, as
             trustee (including form of Note) (9).......................
    5.1     Opinion re Legality of Scarpello & Alling, Ltd. (9).........
    5.2     Opinion re Legality of Milbank, Tweed, Hadley & McCloy
             (9)........................................................
   10.1     Amended and Restated Loan Agreement, dated April 20, 1989, between the Registrant and First Interstate Bank of Nevada,
             N.A., First Interstate Bank of California, First Interstate
             Bank of Oregon, N.A., First Interstate Bank of Washington,
             N.A., First Interstate Bank of Denver, N.A., West One Bank,
             Idaho, N.A., National Bank of Detroit and First Interstate
             Bank of Utah, N.A. (1).....................................
   10.2     Amended and Restated Promissory Note, dated April 20, 1989, between the Registrant and First Interstate Bank of Nevada,
             N.A., First Interstate Bank of California, First Interstate
             Bank of Oregon, N.A., First Interstate Bank of Washington,
             N.A., First Interstate Bank of Denver, N.A., West One Bank,
             Idaho, N.A., National Bank of Detroit and First Interstate
             Bank of Utah, N.A. (1).....................................
   10.3     Rate Reduction Agreement, dated February 27, 1990, between
             First Interstate Bank of Nevada, N.A., First Interstate
             Bank of California, First Interstate Bank of Oregon, N.A.,
             First Interstate Bank of Washington, N.A., First Interstate
             Bank of Denver, N.A., West One Bank, Idaho, N.A., National
             Bank of Detroit and First Interstate Bank of Utah, N.A. and
             the Registrant (1).........................................
   10.4     First Amendment to Amended and Restated Loan Agreement,
             dated August 30, 1991, between the Registrant and First
             Interstate Bank of Nevada, N.A., First Interstate Bank of
             California, First Interstate Bank of Denver, N.A., West One
             Bank, Idaho, N.A., National Bank of Detroit and First
             Interstate Bank of Utah, N.A. (1)..........................
   10.5     Second Amended and Restated Promissory Note, dated August
             30, 1991, between the Registrant and First Interstate Bank of Nevada, N.A., First Interstate Bank of California, First
             Interstate Bank of Denver, N.A., West One Bank, Idaho,
             N.A., National Bank of Detroit and First Interstate Bank of
             Utah, N.A. (1).............................................
   10.6     Second Amendment to Amended and Restated Loan Agreement and
             Amendment to A/R Note, dated March 30, 1992, between the
             Registrant and First Interstate Bank of Nevada, N.A., First
             Interstate Bank of California, First Interstate Bank of
             Denver, N.A., West One Bank, Idaho, N.A., National Bank of
             Detroit and First Interstate Bank of Utah, N.A. (1)........
   10.7     Letter Agreement, dated November 25, 1992, between the
             Registrant and First Interstate Bank of Nevada, N.A., First
             Interstate Bank of California, First Interstate Bank of
             Denver, N.A., West One Bank, Idaho, N.A., National Bank of
             Detroit and First Interstate Bank of Utah, N.A. (1)........
   10.8     Third Amendment to Amended and Restated Loan Agreement,
             dated January 8, 1993, between the Registrant and First
             Interstate Bank of Nevada, N.A., First Interstate Bank of
             California, First Interstate Bank of Denver, N.A., West One
             Bank, Idaho, N.A., NBD Bank, N.A., and First Interstate
             Bank of Utah, N.A. (1).....................................
   10.9     Third Amended and Restated Promissory Note, dated January
             15, 1993, between the Registrant and First Interstate Bank of Nevada, N.A., First Interstate Bank of California, First
             Interstate Bank of Denver, N.A., West One Bank, Idaho,
             N.A., NBD Bank, N.A., and First Interstate Bank of Utah,
             N.A. (1)...................................................

 EXHIBIT
 NUMBER                             DESCRIPTION                           PAGE
- - ---------   ------------------------------------------------------------  ----
   10.10    Fourth Amendment to Amended and Restated Loan Agreement
             (1)........................................................
   10.11    Interest Rate Swap Agreement, dated as of August 1, 1989,
             between the Registrant and First Interstate Bank of Nevada,
             N.A. (1)...................................................
   10.12    Net Lease Agreement, dated February 28, 1985, between Park
             Cattle Co. and the Registrant (1)..........................
   10.13    Lease, dated July 9, 1973, between Park Cattle Co. and the
             Registrant (1).............................................
   10.14    Deed of Trust with Assignment of Rents and Security
             Agreement (Nevada Property), dated March 15, 1985, between the Registrant and Lawyers Title of Northern Nevada, as
             Trustee, and First Interstate Bank of Nevada, N.A., First
             Interstate Bank of California, National Bank of Detroit,
             First Interstate Bank of Denver, N.A., First Interstate of
             Washington, N.A., and First Interstate Bank of Utah, N.A.
             (1)........................................................
   10.15    First Amendment to Deed of Trust with Assignment of Rents
             and Security Agreement (Nevada Property), dated April 20,
             1989, between the Registrant and Western Title Company,
             Inc., as Trustee, and First Interstate Bank of Nevada,
             N.A., First Interstate Bank of California, National Bank of
             Detroit, First Interstate Bank of Denver, N.A.,First
             Interstate Bank of Washington, N.A., First Interstate Bank
             of Utah, N.A., First Interstate Bank of Oregon, N.A., and
             West One Bank, Idaho, N.A. (1).............................
   10.16    Deed of Trust and Assignment of Rents (California Property),
             dated March 15, 1985, between the Registrant and Lawyers
             Title Insurance Corporation, as Trustee, and First
             Interstate Bank of Nevada, N.A., First Interstate Bank of
             California, National Bank of Detroit, First Interstate Bank
             of Denver, N.A., First Interstate Bank of Washington, N.A.,
             and First Interstate Bank of Utah, N.A. (1)................
   10.17    First Amendment to Deed of Trust with Assignment of Rents
             and Security Agreement (California Property), dated April
             20, 1989, between the Registrant and Western Title Company,
             Inc., as Trustee, and First Interstate Bank of Nevada,
             N.A., First Interstate Bank of California, National Bank of
             Detroit, First Interstate Bank of Denver, N.A.,First
             Interstate of Washington, N.A., and First Interstate Bank
             of Utah, N.A., First Interstate Bank of Oregon, N.A., and
             West One Bank Idaho, N.A. (1)..............................
   10.18    Second Amendment to Deed of Trust with Assignment of Rents and Security Agreement (Nevada Property), dated January 12,
             1993, between the Registrant and Western Title Company,
             Inc., as Trustee, and First Interstate Bank of Nevada,
             N.A., First Interstate Bank of California, First Interstate
             Bank of Denver, N.A., First Interstate Bank of Utah, N.A.,
             West One Bank, Idaho, and NBD Bank, N.A. (1)...............
   10.19    Second Amendment to Deed of Trust with Assignment of Rents and Security Agreement (California Property), dated January
             12, 1993, between the Registrant and Western Title Company,
             Inc., as Trustee, and First Interstate Bank of Nevada,
             N.A., First Interstate Bank of California, First Interstate
             Bank of Denver, N.A., First Interstate Bank of Utah, N.A.,
             West One Bank, Idaho, and NBD Bank, N.A. (1)...............
   10.20    Employment Agreement between Richard F. Kudrna, Sr. and the
             Registrant (1).............................................
   10.21    Employment Agreement between Thomas M. Yturbide and the
             Registrant (1).............................................
   10.22    Employment Agreement between William B. Ledbetter and the
             Registrant (1).............................................
   10.23    Collective Bargaining Agreements between the Registrant and
             International Alliance of Theatrical Stage Employees and
             Moving Picture Machine Operators (1).......................
   10.24    Outside Directors Retirement Plan, Amended (1)..............
   10.25    Director Emerita Resolution -- Beverlee Ledbetter (1).......
   10.26    Supplemental Executive Retirement Plan (1)..................
   10.27    Senior Supplemental Executive Retirement Plan (1)...........
   10.28    Honorary Director Resolution -- Vera Gross (1)..............

 EXHIBIT
 NUMBER                             DESCRIPTION                           PAGE
- - ---------   ------------------------------------------------------------  ----
   10.29    Form of Indemnification Agreement for Directors and
             Executive Officers (1).....................................
   10.30    Stockholders Agreement among the Registrant, Lily Pond
             Investments, Inc. and Hard Rock Hotel, Inc. (1)............
   10.31    Management Agreement between the Registrant and Hard Rock
             Hotel, Inc. (1)............................................
   10.32    Agreement Relating to Sale and Purchase of Corporate Stock,
             dated as of February 1, 1985 among the Registrant, Beverlee
             Ledbetter, Fenn Barkley, Sr., and First Interstate Bank of
             Nevada, N.A., co-executors of the estate of Harvey A. Gross
             (1)........................................................
   10.33    Amendment to Agreement Relating to Sale and Purchase of
             Corporate Stock, dated as of March 15, 1993 between the
             Registrant, Beverlee Ledbetter, Charles Lindekugel and
             First Interstate Bank of Nevada, N.A., as co-executors of
             the Estate (1).............................................
   10.34    Definitive Agreement between Harveys C.C. Management Company and Mountain City Casino Partners, L.P. (1)................
   10.35    Management Agreement between the Registrant and Harveys
             Wagon Wheel Casino Limited Liability Company (1)...........
   10.36    Form of Assignment and Assumption Agreement between Mountain
             City Casino Partners, L.P. and Harveys Wagon Wheel Casino
             Limited Liability Company (1)..............................
   10.37    Loan Agreement between Harveys Wagon Wheel Casino Limited
             Liability Company and Mountain City Casino Partners, L.P.
             (1)........................................................
   10.38    Employment Agreement between Charles W. Scharer and the
             Registrant (1).............................................
   10.39    Employment Agreement between Verne Welch and the Registrant
             (1)........................................................
   10.40    1993 Omnibus Incentive Plan (2).............................
   10.41    1993 Non-Employee Directors Stock Option Program (2)........
   10.42    Form of Deferred Compensation Agreement and Schedule of 1994
             Participants (2)...........................................
   10.43    Form of Indemnification Agreement for Directors and Officers
             and Schedule of Indemnities (2)............................
   10.44    Loan Agreement among Hard Rock Hotel, Inc., as borrower, the
             Registrant, as guarantor, First Interstate Bank of Nevada,
             N.A., as agent, and the several lenders thereunder (2).....
   10.45    Promissory Note among Hard Rock Hotel, Inc., as borrower,
             the Registrant, as guarantor, First Interstate Bank of
             Nevada, N.A., as agent, and the several lenders thereunder
             (2)........................................................
   10.46    Guaranty of Loan executed by the Registrant (2).............
   10.47    Amendment No. 1 to 1993 Non-Employee Directors Stock Option
             Program (2)................................................
   10.48    $22,200,000 Construction Loan Agreement between Harveys
             Wagon Wheel Casino Limited Liability Company, as borrower, and the Registrant, as lender (3)..........................
   10.49    Secured Promissory Note between Harveys Wagon Wheel Casino
             Limited Liability Company, as maker, and the Registrant, as holder (3).................................................
   10.50    Deed of Trust, Security Agreement and Financing Agreement
             among Harveys Wagon Wheel Casino Limited Liability Company, as grantor, the Public Trustee of the County of Gilpin,
             State of Colorado, as trustee, and the Registrant, as
             beneficiary (3)............................................
   10.51    Security Agreement between Harveys Wagon Wheel Casino
             Limited Liability Company, as obligor, and the Registrant, as lender (3)..............................................
   10.52    Assignment of Rents, Income and Other Contract Rights
             between Harveys Wagon Wheel Casino Limited Liability
             Company, as borrower, and the Registrant, as lender (3)....

 EXHIBIT
 NUMBER                             DESCRIPTION                           PAGE
- - ---------   ------------------------------------------------------------  ----
   10.53    Subordination Agreement among 150 Rodeo Partners, Inc., the
             Registrant, and Harveys Wagon Wheel Casino Limited
             Liability Company (3)......................................
   10.54    Fifth Amendment to Amended and Restated Loan Agreement,
             dated November 8, 1994, between the Registrant, and First
             Interstate Bank of Nevada, N.A., West One Bank, Idaho,
             Society Generale, The Daiwa Bank, Limited, United States
             National Bank of Oregon, U.S. Bank of Nevada and First
             Security Bank of Idaho, N.A. (4)...........................
   10.55    First Amendment to Construction Loan Agreement, dated
             November 1, 1994, between Harveys Wagon Wheel Casino
             Limited Liability Company and the Registrant (4)...........
   10.56    Amended and Restated Secured Promissory Note, dated November
             1, 1994, between Harveys Wagon Wheel Casino Limited
             Liability Company and the Registrant (4)...................
   10.57    First Amendment to Deed of Trust, Security Agreement and
             Financing Statement, dated November 1, 1994, between
             Harveys Wagon Wheel Casino Limited Liability Company and
             the Registrant (4).........................................
   10.58    First Amendment to Security Agreement, dated November 1,
             1994, between Harveys Wagon Wheel Casino Limited Liability
             Company and the Registrant (4).............................
   10.59    First Amendment to Assignment of Rents, Income and Other
             Contract Rights, dated November 1, 1994, between Harveys
             Wagon Wheel Casino Limited Liability Company and the
             Registrant (4).............................................
   10.60    Amended and Restated Subordination Agreement, dated November
             1, 1994, by and between 150 Rodeo Partners, Inc. and the
             Registrant and Harveys Wagon Wheel Casino Limited Liability
             Company (4)................................................
   10.61    First Amendment to Loan Agreement, dated November 8, 1994, by and among First Interstate Bank of Nevada, N.A., Societe
             Generale, NBD Bank, N.A., United States National Bank of
             Oregon, West One Bank, Idaho, First Security Bank of Idaho,
             N.A., The Daiwa Bank, Limited, and U.S. Bank of Nevada and
             First Interstate of Nevada, N.A., Hard Rock Hotel, Inc.,
             and Harveys Wagon Wheel, Inc. (4)..........................
   10.62    First Amendment to Guaranty of Loan, dated November 8, 1994, between the Registrant and First Interstate Bank of Nevada,
             N.A., Societe Generale, NBD Bank, N.A., United States
             National Bank of Oregon, West One Bank, Idaho, First
             Security Bank of Idaho, N.A., The Daiwa Bank, Limited, and
             U.S. Bank of Nevada (4)....................................
   10.63    Employment Agreement dated November 17, 1993, by and between the Registrant and Bob Hall (4)............................
   10.64    Employment Agreement dated January 13, 1994, by and between the Registrant and Stephen L. Cavallaro (4)................
   10.65    Excursion Boat Sponsorship and Operations Agreement, dated
             August 22, 1994, by and between Iowa West Racing
             Association and Harveys Iowa Management Company, Inc.
             (4)........................................................
   10.66    Purchase Agreement, dated September 12, 1994, by and between the City of Council Bluffs and Harveys Iowa Management Co.
             (4)........................................................
   10.67    Commitment Letter, dated January 18, 1995, between the
             Registrant and First Interstate Bank of Nevada, N.A. (4)...
   10.68    Form of Deferred Compensation Agreement and Schedule of 1995
             Participants (5)...........................................
   10.69    Long-term Incentive Plan Guidelines (1994-1996 Performance
             Period) (5)................................................
   10.70    Short-term Incentive Plan (5)...............................
   10.71    Employment Agreement dated May 9, 1995, by and between the
             Registrant and Gary Armentrout (6).........................

 EXHIBIT
 NUMBER                             DESCRIPTION                           PAGE
- - ---------   ------------------------------------------------------------  ----
   10.72    Loan Purchase Agreement (with Full Recourse to Seller) dated
             March 10, 1995 by and between the Registrant ("Seller") and
             First Interstate Bank of Nevada, N.A. ("Buyer") (6)........
   10.73    Option Agreement dated March 10, 1995, by and between First
             Interstate Bank of Nevada, N.A. and the Registrant (6).....
   10.74    Employment Agreement dated August 5, 1995, by and between
             the Registrant and Gary R. Selesner (7)....................
   10.75    Employment Agreement dated August 14, 1995, by and between the Registrant and John McLaughlin (7).....................
   10.76    Employment Agreement dated August 14, 1995, by and between the Registrant and Kevin Servatius (7).....................
   10.77    Employment Agreement dated August 24, 1995, by and between the Registrant and Edward B. Barraco (7)...................
   10.78    Employment Agreement dated August 21, 1995, by and between the Registrant and David J. Hurst (7)......................
   10.79    Employment Agreement dated August 21, 1995, by and between the Registrant and Lou R. Kelmanson (7)....................
   10.80    Reducing Revolving Credit Agreement, dated as of August 14,
             1995, by and among the Registrant and Harveys C.C.
             Management Company, Inc., Harveys Iowa Management Company,
             Inc., (the "Borrowers") and First Interstate Bank of
             Nevada, N.A., First Interstate Bank of California, Bank of
             the West, First Security Bank of Idaho, N.A., Imperial
             Bank, Norwest Bank of Nebraska, N.A., NBD Bank, Societe
             Generale, The Daiwa Bank, Limited, U.S. Bank of Nevada,
             West One Bank, Idaho and Argentbank, (the "Lenders") (7)...
   10.84    Employment Agreement, dated October 22, 1995 and effective
             December 1, 1995 by and between the Registrant and Thomas
             M. Yturbide (8)............................................
   10.85    Employment Agreement, dated October 22, 1995 and effective
             December 1, 1995 by and between the Registrant and Charles
             W. Scharer (8).............................................
   10.86    Modification of Employment Agreement, dated November 21,
             1995 by and between the Registrant and Richard F. Kudrna,
             Sr. (8)....................................................
   10.87    Management Incentive Plan, approved August 8, 1995 (8)......
   10.88    Long-Term Incentive Plan Guidelines (1995-1997 Performance
             Period) (8)................................................
   10.89    1996 Omnibus Incentive Plan (9).............................
   21.1     List of Subsidiaries of the Registrant (7)..................
   23.1     Consent of Grant Thornton LLP (9)...........................
   23.2     Consent of Scarpello & Alling, Ltd. (included in Exhibit
             5.1).......................................................
   23.4     Consent of Milbank, Tweed, Hadley & McCloy (included in
             Exhibit 5.2)...............................................
   24.1     Power of Attorney (9).......................................
   25.1     Statement of Eligibility of Trustee (9).....................

- - ------------------------
(1)  Incorporated herein by reference to Registration Statement No. 33-70670.

(2) Incorporated herein by reference to the Registrant's Quarterly Report on Form 10-Q for the period ended February 28, 1994.

(3) Incorporated herein by reference to the Registrant's Quarterly Report on Form 10-Q for the period ended May 31, 1994.

(4) Incorporated herein by reference to Registrant's Annual Report on Form 10-K for the period ended November 30, 1994.

(5) Incorporated herein by reference to Registrant's Quarterly Report on Form 10-Q for the period ended February 28, 1995.

(6) Incorporated herein by reference to Registrant's Quarterly Report on Form 10-Q for the period ended May 31, 1995.

(7) Incorporated herein by reference to Registrant's Quarterly Report on Form 10-Q for the period ended August 31, 1995.

(8) Incorporated herein by reference to Registrant's Annual Report on Form 10-K for the period ended November 30, 1995.

(9)  Previously filed.